                                                                 RULE 424(b)(3)
                                                      SEC FILE NUMBER 333-38225


                         REPUBLIC NATIONAL BANCORP, INC.
                            2020 North Central Avenue
                             Phoenix, Arizona 85004
                                 (602) 258-5555

                                                       October 24, 1997

Dear Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders of Republic National Bancorp, Inc. ("Republic") to be held on Monday, November 24, 1997, at 9:00 a.m., local time, at 2020 North Central Avenue, Phoenix, Arizona.

    The purpose of the meeting is to seek your approval of the Restated Agreement and Plan of Merger between Community First Bankshares, Inc. ("CFB") and Republic National Bancorp, Inc. ("Republic"), dated as of August 28, 1997 (the "Merger Agreement") and the merger of Republic with and into CFB contemplated thereby (the "Merger"). If the Merger is consummated, all outstanding shares of common stock, no par value, of Republic ("Republic Common Stock") (other than shares held by dissenting shareholders) will be converted into 368,500 shares of common stock, par value $.01 per share, of CFB ("CFB Common Stock"), as more fully described in the accompanying Proxy Statement-Prospectus. Based on the number of shares of Republic Common Stock outstanding as of October 21, 1997 and assuming the exercise prior to the Closing Date of all outstanding options to purchase Republic Common Stock, the Exchange Rate is expected to be 0.1043 shares of CFB Common Stock for each outstanding share of Republic Common Stock. Fractional shares will not be issued. Cash will be paid in lieu of fractional shares.

    The accompanying Proxy Statement-Prospectus is a proxy statement for the Special Meeting and a prospectus describing the shares of CFB Common Stock to be issued in the Merger. The Proxy Statement-Prospectus and the copy of the Merger Agreement attached as Appendix A describe the proposed Merger more fully and include detailed information about Republic and CFB. Please read this information carefully before voting on the proposed Merger.

    AFTER CAREFUL CONSIDERATION OF THE TERMS OF THE PROPOSED MERGER, YOUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE ACQUISITION OF REPUBLIC BY CFB IS IN THE BEST INTERESTS OF REPUBLIC AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

    Your Board believes that the Merger will, among other things, give Republic shareholders a fair price for their Republic Common Stock and the opportunity to convert their shares of Republic Common Stock on a tax-free basis to shares in a larger, more diversified enterprise engaged in the banking business in many areas, including our region. CFB Common Stock is traded in the over-the-counter market on the Nasdaq National Market System. Provided you are not an executive officer, director or significant shareholder of Republic, your shares of CFB Common Stock will be freely tradable upon the consummation of the Merger.

    You should consult your own tax advisor concerning the federal income tax consequences, and any applicable foreign, state, local or other tax consequences, of the Merger.


    We hope that you will be able to attend the Special Meeting. The Merger Agreement must be approved by the holders of two-thirds of the outstanding shares of Republic Common Stock. Whether or not you plan to attend, we urge you to COMPLETE, SIGN, DATE AND RETURN the accompanying proxy card to make certain that your shares will be represented at the Special Meeting. If you decide to attend the Special Meeting and wish to vote your shares personally, you may revoke your proxy at any time.

                                       Sincerely,


                                       /s/ John T. Katsenes

                                       John T. Katsenes
                                       CHAIRMAN

                         REPUBLIC NATIONAL BANCORP, INC.
                            2020 North Central Avenue
                             Phoenix, Arizona 85004
                                 (602) 258-5555

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD NOVEMBER 24, 1997


    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Republic National Bancorp, Inc. ("Republic") will be held on Monday, November 24, 1997, at 9:00 a.m., local time, at 2020 North Central Avenue, Phoenix, Arizona, for the following purposes:

    1. To consider and vote upon a proposal to approve the Restated Agreement and Plan of Merger dated as of August 28, 1997 (the "Merger Agreement") between Community First Bankshares, Inc. ("CFB") and Republic, a copy of which is attached to the accompanying Proxy Statement-Prospectus as Appendix A, pursuant to which Republic will be merged with and into CFB (the "Merger"). Upon consummation of the Merger, all outstanding shares of common stock, no par value, of Republic ("Republic Common Stock") (other than shares held by dissenting shareholders) will be converted into 368,500 shares of CFB common stock, as more fully described in the accompanying Proxy Statement-Prospectus; and

    2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

    If the Merger is consummated, the shareholders of Republic who dissent from the proposed Merger and comply with the requirements of Section 10-1302 of the Arizona Business Corporation Act (the "AZBCA") have the right to seek appraisal for their shares. See "The Merger - Dissenters' Rights" in the accompanying Proxy Statement-Prospectus for a statement of the rights of dissenting shareholders and a description of the procedures required to be followed by them to perfect their dissenters' rights. A copy of Section 10-1302 of the AZBCA is attached as Appendix B to the accompanying Proxy Statement-Prospectus.

    The affirmative vote of two-thirds of the outstanding shares of Republic Common Stock is required to approve the Merger Agreement.

    Only holders of record of outstanding shares of Republic Common Stock at the close of business on October 21, 1997 will be entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. Shareholders will be able to revoke their proxies by submitting a substitute proxy bearing a later date or by attending the meeting, revoking their proxy and voting in person.

                             By Order of the Board of Directors


                             /s/ John T. Katsenes

                             John T. Katsenes
                             CHAIRMAN
Phoenix, Arizona
October 24, 1997

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD.

                           PROXY STATEMENT-PROSPECTUS


                              --------------------

                       PROXY STATEMENT FOR SPECIAL MEETING
                                       OF
                 SHAREHOLDERS OF REPUBLIC NATIONAL BANCORP, INC.
                        TO BE HELD NOVEMBER 24, 1997

                            -----------------------

                 PROSPECTUS OF COMMUNITY FIRST BANKSHARES, INC.

                            -----------------------

    This Proxy Statement-Prospectus constitutes the Proxy Statement of Republic National Bancorp, Inc. ("Republic") to be used in soliciting proxies of Republic shareholders in connection with the Special Meeting of Shareholders of Republic to be held on Monday, November 24, 1997. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Restated Agreement and Plan of Merger (the "Merger Agreement") between Community First Bankshares, Inc. ("CFB") and Republic, pursuant to which Republic will be merged with and into CFB (the "Merger").

    This Proxy Statement-Prospectus also constitutes the Prospectus of CFB with respect to a maximum of 368,500 shares of CFB common stock, par value $.01 per share ("CFB Common Stock"), to be issued in connection with the Merger. CFB has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), covering such shares of CFB Common Stock. When the Merger becomes effective, all outstanding shares of Republic common stock, no par value ("Republic Common Stock"), will be converted into 368,500 shares of CFB Common Stock, and cash will be paid in lieu of fractional shares (cumulatively, the "Merger Consideration"). Based on the number of shares of Republic Common Stock outstanding as of October 15, 1997 and assuming the exercise prior to the Closing Date of all outstanding options to purchase Republic Common Stock, the Exchange Rate is expected to be 0.1043 shares of CFB Common Stock for each outstanding share of Republic Common Stock. BECAUSE THE NUMBER OF SHARES OF CFB COMMON STOCK TO BE ISSUED IN THE MERGER IS FIXED, A CHANGE IN THE MARKET PRICE OF CFB COMMON STOCK BEFORE THE MERGER WILL AFFECT THE VALUE OF THE CFB COMMON STOCK TO BE RECEIVED BY REPUBLIC SHAREHOLDERS IN THE MERGER. See "The Merger -Conversion of Republic Common Stock".

    The outstanding shares of CFB Common Stock are, and the shares of CFB Common Stock offered hereby will be, traded on the Nasdaq National Market System. The last reported sale price of CFB Common Stock on the Nasdaq National Market System on October 22, 1997 was $47.25 per share.

    This Proxy Statement-Prospectus and form of proxy are first being mailed to shareholders of Republic on or about October 24, 1997.

    THE CFB COMMON STOCK TO BE ISSUED PURSUANT TO THE MERGER AND RECEIVED BY REPUBLIC SHAREHOLDERS INVOLVES CERTAIN RISKS. SEE "SPECIAL
CONSIDERATIONS REGARDING CFB."

    THE SECURITIES TO BE ISSUED PURSUANT TO THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------------

      The date of this Proxy Statement-Prospectus is October 24, 1997.

                              AVAILABLE INFORMATION

    CFB has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering of CFB Common Stock to be issued in connection with the Merger, and this Proxy Statement-Prospectus constitutes a prospectus of CFB filed as part of the Registration Statement. This Proxy Statement-Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

    CFB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by CFB can be inspected and copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. CFB's Common Stock is quoted on the Nasdaq National Market System, and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains an internet web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

    No person is authorized to give any information or make any representation not contained in this Proxy Statement-Prospectus and if given or made, such information or representation should not be relied
upon.   This Proxy Statement-Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which it would be unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement-Prospectus at any time, nor any offer or solicitation made hereunder, shall under any circumstances imply that the information set forth herein is correct as of any time subsequent to its date.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by CFB with the Commission are incorporated by reference in this Proxy Statement-Prospectus:

     (i) CFB's Annual Report on Form 10-K for the year ended December 31, 1996, as amended on Form 10-K/A filed May 8, 1997;
     (ii) CFB's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997;
     (iii)     CFB's Form 8-K report filed on July 29, 1997, as amended on
Form 8-K/A filed September 22, 1997;
     (iv) CFB's Proxy Statement for the Annual Meeting of Shareholders held on May 6, 1997 (except to the extent portions of such document are not deemed incorporated by reference into any filing under the Securities Act or the Exchange Act); and
     (v)       The description of CFB's securities set forth in CFB's Form
8-A Registration Statement filed with the Commission on April 7, 1994 and amended on September 19, 1994 and in CFB's Form 8-A Registration Statement filed with the Commission on January 9, 1995.

     All documents filed by CFB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Proxy Statement-Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Proxy Statement-Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement-Prospectus, except as so modified or superseded.

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MARK A. ANDERSON, SECRETARY, COMMUNITY FIRST BANKSHARES, INC., 520 MAIN AVENUE, FARGO, NORTH DAKOTA 58124-0001; TELEPHONE (701) 298-5600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 14, 1997.

                               TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Incorporation of Certain Information by Reference. . . . . . . . . . . . . . . . . . . . . . .     2
Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
Special Considerations Regarding CFB . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
     Risks Involved in Acquisition Strategy. . . . . . . . . . . . . . . . . . . . . . . . . .    17
     Need for Additional Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     Regulation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
     Key Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
     Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
     Status of CFB Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
Recent Developments Regarding CFB
     Pending Acquisitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
     Significant Acquisitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
General Information
     Purpose of the Special Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     Vote Required; Shares Entitled to Vote. . . . . . . . . . . . . . . . . . . . . . . . . .    21
     Voting and Revocation of the Proxies. . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
Market Prices and Dividend Policy
     Market For CFB Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
     Market for Republic Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
     Shareholder Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
     CFB Common Stock Dividend Payment History and Restrictions. . . . . . . . . . . . . . . .    23
     Republic Dividend Policy and Payment History. . . . . . . . . . . . . . . . . . . . . . .    23
The Merger
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
     Background of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
     Reasons for the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
     Opinion of Republic's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . .    26
     Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     Consequences of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     Conversion of Republic Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     Indemnity and Escrow. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
     Delivery of CFB Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
     Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . .    31
     Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
     Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
     Covenants; Conduct of Republic's Business
       Pending the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
     Regulatory Approvals; Conditions to the Merger. . . . . . . . . . . . . . . . . . . . . .    36
     Amendment; Waiver; Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
     Effect on Republic Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . .    38
     Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
     Interests of Certain Persons; Certain Transactions. . . . . . . . . . . . . . . . . . . .    39
     Resale of CFB Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39
Business of Republic
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
     Republic National Bank. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41
     Market Price of and Dividends on Republic Common Stock. . . . . . . . . . . . . . . . . .    42
     Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
     Directors and Executive Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
     Transactions with Officers, Directors and Other Affiliates. . . . . . . . . . . . . . . .    45
     Supervision and Regulation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    45


                                       3

Management's Discussion and Analysis of Republic Operations
     Basis of Presentation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
     Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    48
     Republic Condition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
Republic's Principal Shareholders and Security Ownership
  of Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    64
Material Differences in Rights of Republic Shareholders. . . . . . . . . . . . . . . . . . . .    66
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    71
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    71
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-1
Appendices:
  Appendix A:  Restated Agreement and Plan of Merger dated as of August 28, 1997 between
               Republic and CFB. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1
  Appendix B:  Statutory Rights of Dissenting Shareholders (Section 10-1302 of the
               Arizona Business Corporation Act) . . . . . . . . . . . . . . . . . . . . . . .   B-1
  Appendix C:  Opinion of Hovde Financial, Inc. . . . . . . . . . . . . . . . . . . . . . . ..   C-1


                                     SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS, THE APPENDICES HERETO AND DOCUMENTS INCORPORATED BY REFERENCE HEREIN.


General. . . . . . . . . . . .  CFB and Republic have entered into the
                                Merger Agreement which provides that
                                Republic will be merged with and into CFB, and all outstanding shares of Republic Common Stock, other than shares held by shareholders who perfect statutory dissenters' rights, will be converted at the time the Merger becomes effective into 368,500 shares of CFB Common Stock, as more fully described below. See "The Merger - Conversion of Republic Common Stock." Subject to the terms and conditions of the Merger Agreement, the Merger will become effective on the date a plan of merger and articles of merger are filed with the Arizona Corporation Commission and a certificate of merger is filed with the Delaware Secretary of State. It is presently contemplated that the Merger will become effective as soon as practicable after shareholder approval of the Merger. See "The Merger".


PARTIES TO THE MERGER:

Community First
Bankshares, Inc. . . . . . . .  Community First Bankshares, Inc., a
                                Delaware corporation ("CFB"), is a
                                multi-bank holding company that as of
                                August 31, 1997 operated banks and bank
                                branches (the "CFB Banks") in 103
                                communities in Colorado, Iowa, Minnesota,
                                Nebraska, North Dakota, South Dakota,
                                Wisconsin and Wyoming and which had total assets as of August 31, 1997 of $4.2 billion. In addition to the proposed Merger, CFB has two other pending acquisitions. See "Recent Developments Regarding CFB -- Pending Acquisitions." CFB operates community banks that provide a full range of commercial and consumer banking services primarily to individuals and businesses in small and medium-sized communities and the surrounding market areas. CFB's strategy is to operate and continue to acquire banks with approximately $20 million to $150 million in assets primarily in selected communities with populations between 3,000 and 50,000 in its existing markets of Colorado, Iowa, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin and
                                Wyoming, and in the additional states of Arizona, Kansas, Montana, Wyoming and Utah. These communities are believed to provide
                                CFB with a stable, relatively low-cost
                                deposit base.

                                CFB provides the CFB Banks with the
                                advantages of affiliation with a multi-bank holding company, such as data processing services, credit policy formulation and review, investment management and specialized staff support, while granting substantial autonomy to managers of the CFB Banks with respect to day-to-day operations, customer service decisions and marketing. The CFB Banks are encouraged to participate in community activities, support local charities and community development, and otherwise serve their communities.

                                CFB's principal executive offices are
                                located at 520 Main Avenue, Fargo, North
                                Dakota 58124-0001 and its telephone number is (701) 298-5600.

Republic National
Bancorp, Inc.. . . . . . . . .  Republic National Bancorp, Inc.
                                ("Republic") was organized as a Arizona
                                corporation in 1983. It is registered as a bank holding company under the Bank Holding Company Act of 1956 (the "BHCA"). Republic operates within the state of Arizona and owns all of the outstanding capital stock of Republic National Bank, Phoenix, Arizona (the "Bank"). As of June 30, 1997, Republic had consolidated total assets of $52.95 million and total stockholders' equity of $4.81 million. Following the Merger, Republic will represent 1.65% of the assets, 1.81% of the equity, 2.45% of the revenues, 3.07% of the net income and 1.94% of the voting power of CFB, using data as of June 30, 1997 and based upon the assumptions set forth in "Summary - Actual and Pro Forma Per Share Data."

                                The Bank, located in the central business district of Phoenix, engages in the commercial banking business serving the metropolitan Phoenix area. The Bank's primary focus is to engage in commercial banking, serving small to middle size businesses, professionals, the title and escrow industry, business entrepreneurs and individuals. Rather than concentrate on any specific industry, the Bank has solicited and attracted customers from a wide variety of manufacturing, wholesaling and service businesses, as well as professionals of every type, including attorneys, accountants, physicians and dentists. The Bank extends various types of loans, including short- and long-term commercial real estate mortgage loans; secured and unsecured commercial loans;
                                and indirect installment loans. For a
                                substantial portion of these loans, the
                                Bank participates in the Small Business
                                Administration loan programs and other
                                similar governmental guaranteed loan
                                programs.  A substantial portion of the
                                Bank's earnings are derived from the sale of the governmental guaranteed portions of these loans on the secondary market. See "Business of Republic."

                                Republic's main office is located at 2020
                                North Central Avenue, Phoenix, Arizona
                                85004, and its telephone number is (602)
                                258-5555.

SPECIAL MEETING OF REPUBLIC SHAREHOLDERS:

Time and Date. . . . . . . . .  9:00 a.m., local time, on Monday, November 24,
                                1997.

Place. . . . . . . . . . . . .  2020 North Central Avenue, Phoenix,
                                Arizona.

Purpose of Special Meeting. .   To consider and vote upon a proposal to
                                approve the Merger Agreement attached
                                hereto as Appendix A, which provides for the Merger of Republic with and into CFB.
                                Other terms and provisions related to the Merger are set forth in the Merger
                                Agreement and are summarized in this Proxy
                                Statement-Prospectus.  See "The Merger."

Required Vote For the
Proposals; Record Date . . . .  Only holders of record of shares of
                                Republic Common Stock outstanding as of the close of business on October 21, 1997
                                (the "Record Date") are entitled to notice of and to vote at the Republic Special Meeting. Approval of the proposal will require the affirmative vote of two-thirds of the shares of Republic Common Stock outstanding as of the close of business on the Record Date. See "General Information -Vote Required; Shares Entitled to Vote."

Interests of
Certain Persons;
Certain Transactions . . . . .  As of the Record Date, the officers and directors of Republic and their affiliates beneficially owned 2,337,719 shares (or approximately 63.88%) of the outstanding Republic Common Stock. Pursuant to the
                                Merger Agreement, the Board of Directors of
                                Republic has agreed to use its best efforts to obtain the requisite shareholder approval of the Merger. Certain members of Republic management have entered into employment and other agreements with CFB or Republice contingent upon the consummation of the Merger. See "The Merger - Interests of Certain Persons; Certain Transactions" and "Republic's Principal Shareholders and Security Ownership of Management."

Dissenters' Rights . . . . . .  Each shareholder of Republic has the right to dissent from the Merger and obtain
                                payment of the fair value of such
                                shareholder's Republic Common Stock in cash pursuant to Section 10-1302 of the Arizona Business Corporation Act (the "AZBCA") in lieu of receiving the Merger Consideration in the Merger. Any Republic shareholder contemplating exercising the right to demand such payment should carefully review
                                Section 10-1302 of the AZBCA, a copy of
                                which is attached hereto as Appendix B, and in particular the required procedural steps for perfection of such rights. A shareholder who fails to comply with these procedural requirements will lose the right to dissent and to obtain payment of the fair value of such shareholder's Republic Common Stock. See "The Merger - Dissenters' Rights."

Special Considerations
Regarding CFB. . . . . . . . .  For information regarding various risks and other considerations associated with CFB
                                Common Stock, see "Special Considerations
                                Regarding CFB."

Opinion of Republic's
Financial Advisor Regarding
the Merger . . . . . . . . . .  Republic's financial advisor, Hovde
                                Financial, Inc., has rendered an opinion to the Republic Board of Directors that, as of the date of its opinion, the Merger Consideration to be received by the shareholders of Republic is fair from a financial point of view. See "The Merger - Opinion of Republic's Financial Advisor" and the opinion of Hovde Financial, Inc. attached hereto as Appendix C.

Board Recommendation . . . . .  THE BOARD OF DIRECTORS OF REPUBLIC
                                UNANIMOUSLY RECOMMENDS APPROVAL OF THE
                                MERGER.

TERMS OF THE MERGER:

Conversion of Republic
Shares . . . . . . . . . . . .  Provided certain conditions are met, upon consummation of the Merger, each outstanding share of Republic Common Stock (other than shares subject to dissenters' rights) will be converted into shares of CFB Common Stock, the number of which (the "Exchange Rate") will be determined by dividing 368,500 by the number of outstanding shares of Republic Common Stock as of the closing date. Based on the number of shares of Republic Common Stock outstanding as of October 21, 1997 and assuming the exercise prior to the Closing Date of all outstanding options to purchase Republic Common Stock, the Exchange Rate is expected to be 0.1043 shares of CFB Common Stock for each outstanding share of Republic Common Stock. No fractional shares will be issued in the Merger. Cash will be paid in lieu of issuance of fractional shares in an amount equal to such fraction multiplied by the average per share closing price for the CFB Common Stock as reported by the Nasdaq National Market for the 20 trading days ending at the end of the fourth trading day immediately preceding the Closing Date (as defined below under "- Effective Time of the Merger") (the "Trading Value of CFB Common Stock"). Under the terms of the Merger Agreement, prior to the Closing Date, Republic will either redeem all outstanding shares of Republic Preferred Stock in cancellation thereof, or exchange all outstanding shares of Republic Preferred
                                Stock for Republic Common Stock.


Background of Merger . . . . .  The terms of the Merger were negotiated at arm's length by the management personnel and Boards of Directors of CFB and Republic during the period from April 1997 through August 1997. The Board of Directors of Republic believes that the Merger is in the best interests of its shareholders. In reaching that conclusion, the Board considered, among other things, the greater size and geographic diversity of CFB, CFB's access to capital and opportunities for continued growth in its larger market area, the economies to be achieved by integrating the operations of the Bank with the CFB Banks, the likelihood of increased competition as the result of the rapidly changing environment in the banking industry with regard to branch banking, the present market price being paid for bank stocks as a whole and the liquidity of the CFB Common Stock which is publicly traded in the national over-the-counter market. See "The Merger - Background of the Merger" and "- Reasons for the Merger."

Conditions to the Merger;
Termination. . . . . . . . . .  Consummation of the Merger is conditioned upon the fulfillment of certain conditions set forth in the Merger Agreement, including the requirement that Republic's net worth may not be less than $4,253,000. In addition to the requirement of regulatory approval, Republic shareholder approval and certain other conditions, the completion of the Merger is subject to the continuing accuracy of the representations of the parties made in the Merger Agreement, the performance of the obligations of each party under the Merger Agreement and the absence of threatened or pending litigation challenging the Merger. In addition, the Merger Agreement may be terminated by the mutual consent of the Boards of Directors of CFB and Republic; by Republic or CFB if any requisite regulatory approval is denied or if any governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the Merger; by either Republic or CFB if the Merger is not effective by January 30, 1998; and by Republic or CFB if the other party materially breaches any of the covenants and agreements contained in the Merger Agreement and such party does not cure such breach within 20 business days after receipt of proper notice of such breach. Subject to certain limitations, CFB may also terminate the Merger Agreement if CFB objects to any exceptions in the title insurance commitments for all real property owned by Republic and such exceptions are not eliminated by Republic, or if CFB does not approve the Phase I Hazardous Waste Assessment of all real properties owned by Republic and Republic does not correct or satisfy CFB's objections to such Assessment. See "The Merger - Regulatory Approvals; Conditions to the Merger" and "- Amendment; Waiver; Termination."

Regulatory Approvals . . . . .  The Merger is subject to prior approval by the Federal Reserve Board and the
                                Department of Banking of the State of
                                Arizona.  CFB filed the required
                                application with the Federal Reserve Board on September 12, 1997 and received approval on October 16, 1997. CFB filed the required application with the Department of Banking on September 22, 1997 and received approval on October 2, 1997. See "The Merger - Regulatory Approvals; Conditions to the Merger."

Effective Time of the
Merger . . . . . . . . . . . .  Subject to the terms and conditions of the
                                Merger Agreement, the Merger will be
                                effective upon the filing of a plan of
                                merger and articles of merger with the

                                Arizona Corporation Commission and a
                                certificate of merger with the Delaware
                                Secretary of State (the "Effective Time
                                of the Merger").  Such filings shall be
                                made following the satisfaction or waiver of the conditions set forth in the Merger Agreement or on such other date upon which the parties may agree (the "Closing Date"). The parties have agreed to use their best efforts to cause the Merger to be completed within thirty business days after the satisfaction or waiver of the conditions set forth in the Merger Agreement. The parties expect the Merger to become effective as soon as practicable following shareholder approval of the Merger. See "The Merger - Effective Time of the Merger."

Certain Federal Income
Tax Consequences . . . . . . .  The Merger is intended to qualify as a reorganization within the meaning of
                                Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). If the Merger so qualifies, (i) no gain or loss will be recognized by the holders of Republic Common Stock upon their receipt of CFB Common Stock in exchange for their shares of Republic Common Stock, except with respect to cash received in lieu of fractional shares which will result in a taxable gain or loss, (ii) the aggregate income tax basis of the CFB Common Stock received generally will be equal to the aggregate income tax basis of the Republic Common Stock surrendered, and (iii) the holding period of the CFB Common Stock received generally will include the holding period of the Republic Common Stock surrendered. Republic's obligation to consummate the Merger is conditioned upon its receipt of an opinion to the effect that the Merger will qualify as a reorganization within the meaning of
                                Section 368(a) of the Code.  EACH HOLDER OF
                                REPUBLIC COMMON STOCK IS URGED TO CONSULT
                                SUCH HOLDER'S OWN TAX AND FINANCIAL
                                ADVISORS CONCERNING THE FEDERAL INCOME TAX
                                CONSEQUENCES OF THE MERGER, AS WELL AS ANY
                                APPLICABLE STATE, LOCAL, FOREIGN OR OTHER
                                TAX CONSEQUENCES, BASED UPON SUCH HOLDER'S
                                OWN PARTICULAR FACTS AND CIRCUMSTANCES.
                                See "The Merger - Certain Federal Income
                                Tax Consequences" and "- Regulatory
                                Approvals; Conditions to the Merger."

Accounting Treatment . . . . .  The Merger will be accounted for as a pooling of interests for financial
                                reporting purposes.  CFB shall have
                                received a letter, prior to consummation, from CFB's independent auditors regarding such firm's concurrence with CFB management's and Republic management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the Merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Merger Agreement. Among other considerations, such letters will be subject to the condition that less than 10% of the Merger Consideration will consist of cash, including (i) cash paid to holders of outstanding shares of Republic Common Stock who dissent from the proposed Merger and receive cash for their shares of Common Stock, and (ii) cash paid in the Merger in lieu of fractional shares of Republic Common Stock. See "The Merger - Accounting Treatment."

Surrender of
Certificates . . . . . . . . .  As soon as practicable after the Effective
                                Time of the Merger, a letter of transmittal with instructions for submission of stock certificates will be mailed to all Republic shareholders of record as of the Closing Date (other than Republic shareholders who have exercised and not subsequently withdrawn or lost statutory dissenters' rights). SHAREHOLDERS SHOULD NOT SUBMIT THEIR REPUBLIC STOCK CERTIFICATES UNTIL SUCH TRANSMITTAL LETTER AND INSTRUCTIONS ARE RECEIVED. See "The Merger - Delivery of CFB Common Stock."

Resale of CFB

Common Stock . . . . . . . . .  The shares of CFB Common Stock issuable to shareholders of Republic upon consummation of the Merger will be registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of CFB or Republic as that term is defined in the rules under the Securities Act. CFB Common Stock received by those shareholders of Republic who are deemed to be "affiliates" of Republic may be resold without registration only as provided for by Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act, following the public release by CFB of its financial results for a period that includes thirty days of combined operations following the Merger. See "The Merger - Resale of CFB Common Stock."

Certain Differences in
Rights of Shareholders . . . .  Upon consummation of the Merger, the
                                Republic shareholders will become CFB
                                stockholders. As a result, their rights as shareholders, which are now governed by Arizona state law and by the Articles of Incorporation and the Bylaws of Republic, will be governed by Delaware state law and the Certificate of Incorporation and the Bylaws of CFB. See "Material Differences in Rights of Republic Shareholders" for a summary of certain material differences between the rights of holders of Republic Common Stock and the rights of holders of CFB Common Stock.

                                In addition, Delaware law substantially
                                restricts the ability of major stockholders to effect business combinations with CFB in the absence of prior approval by the Board of Directors. Although this legislation should not interfere with any merger or other business combination approved by CFB's Board of Directors, certain stockholders may consider such legislation to have disadvantageous effects. Such provisions may deter the accumulation of sizable equity interests in CFB and may deprive stockholders of the benefits of stock price increases typically associated with hostile tender offers and other contests for control. CFB also has adopted a stockholder rights plan which could in certain circumstances serve as a deterrent against a change of control not approved by CFB's Board of Directors. The existence of such provisions and plan may, in turn, depress the market price of CFB Common Stock. See "Material Differences in Rights of Republic Shareholders."

Market Prices. . . . . . . . .  The CFB Common Stock is traded on the
                                Nasdaq National Market under the symbol
                                "CFBX", while the Republic Common Stock is traded sporadically with no established trading market. The first public announcement of the proposed Merger was made during the trading day on August 28, 1997. On that date and on October 22, 1997, the closing sales price of the CFB Common Stock was $40.00 and $47.25, respectively. For further market data, see "Market Prices and Dividend Policy."

                                Republic shareholders are advised to obtain current market quotations for CFB Common Stock. The market price for CFB Common Stock could fluctuate between the date of this Proxy Statement-Prospectus and the Effective Time of the Merger, which may be a period of several weeks or months. As a result, the market value of the CFB Common Stock that Republic shareholders ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus or the date of the Republic Special Meeting. No assurance can be given concerning the market price of CFB Common Stock before or after the Effective Time of the Merger.

          HISTORICAL AND PRO FORMA COMPARATIVE UNAUDITED PER SHARE DATA

     The following tables present selected comparative unaudited per share data for CFB on a pro forma combined basis, and for Republic on a historical and pro forma equivalent basis, giving effect to the Merger using the pooling of interests method of accounting. See "The Merger - Accounting Treatment." The pro forma combined per share data is based on an assumed Exchange Rate of
0.1043 and an assumed Closing Date of  June 30, 1997.

     The per share data should be read in conjunction with the historical and consolidated financial statements and unaudited pro forma condensed combined financial information (including the related notes thereto) and the selected financial data regarding CFB and Republic presented elsewhere herein or incorporated by reference herein. The per share data is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated prior to the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.


BOOK VALUE PER SHARE:


                                               June 30, 1997  December 31,1996
                                              --------------  -----------------
CFB - Historical (A)                             $   14.00         $12.92
Republic - Historical (B)                             1.44           1.28
CFB and Republic pro forma (C)                       13.98          12.89
Republic pro forma equivalent (D)                     1.46           1.34


PRIMARY EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE BEFORE EXTRAORDINARY ITEM
  AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE:


                                  Six Months Ended June 30,          Year Ended December 31,
                                            1997                1996           1995           1994
                                         ---------          ----------------------------------------
CFB - Historical (E)                    $   1.20            $   1.85       $   1.82       $   1.48
Republic - Historical (F)                   0.20                0.29           0.17           0.27
CFB and Republic pro forma (G)              1.21                1.87           1.82           1.51
Republic pro forma equivalent (H)           0.13                0.20           0.19           0.16


FULLY DILUTED EARNINGS PER COMMON AND COMMON
EQUIVILANT SHARE BEFORE EXTRAORDINARY
     ITEM AND CUMULATIVE EFFECT OF CHANGES IN
     ACCOUNTING CHANGE:


                                   Six Months Ended June 30,         Year Ended December 31,
                                            1997                1996           1995           1994
                                     ----------------       ------------------------------------------
CFB - Historical (I)                    $   1.17            $   1.79       $   1.74       $   1.42
Republic - Historical (J)                   0.19                0.28           0.17           0.27
CFB and Republic pro forma (K)              1.18                1.81           1.74           1.45
Republic pro forma equivalent (L)           0.12                0.19           0.18           0.15



DIVIDENDS DECLARED PER  SHARE:



                                  Six Months Ended June 30,          Year Ended December 31,
                                            1997                1996           1995           1994
                                       -------------        --------------------------------------
CFB - historical                       $   0.32             $   0.58         $   0.48     $   0.44
Republic - historical                      0.05                 0.10             0.10         0.05
CFB and Republic pro forma (M)             0.32                 0.58             0.48         0.44
Republic pro forma equivalent (N)          0.03                 0.06             0.05         0.05



(A) Based on 18,672,914 and 17,151,874 shares of CFB Common Stock outstanding as of June 30, 1997 and December 31, 1996, respectively .
(B) Based on 3,347,492 and 3,298,992 shares of Republic Common Stock outstanding as of June 30, 1997 and December 31, 1996, respectively.
(C) Represents the pro forma combined net book value of CFB and Republic, divided by the sum of (i) the number of shares of CFB Common Stock outstanding as of June 30, 1997 or December 31, 1996, plus (ii) the number of shares of CFB Common Stock issuable to the Merger at the assumed Exchange Rate of 0.1043:1.
(D) Represents the amount computed pursuant to Note "C" above, multiplied by the assumed Exchange Rate of 0.1043:1.
(E) Based on average shares of CFB Common Stock and Common Stock equivalents outstanding of 18,343,078 for the six months ended June
    30, 1997 and for the years ended December 31, 1996, 1995, and 1994 of 16,699,021, 15,543,129 and 14,580,309, respectively.
(F) Based on average shares of Republic Common Stock and Common Stock equivalents outstanding of 3,495,559 for the six months ended June 30, 1997 and for the years ended December 31, 1996, 1995 and 1994 of 3,337,734, 3,191,776 and 2,855,604, respectively.
(G) Amount reflects net income per common share and common share equivalents on a pro forma combined basis. Such amount is determined by dividing pro forma combined net income by the weighted average number of shares of CFB Common Stock and Common Stock equivalents outstanding during the applicable period and the shares of CFB Common Stock assumed to be issued pursuant to the Merger.
(H) Represents the amount computed pursuant to Note "G" above multiplied by the assumed Exchange Rate of 0.1043:1.
(I) Based on average shares of CFB Common Stock and Common Stock equivalents outstanding on a fully diluted basis of 18,773,723 for the six months ended June 30, 1997 and for the years ended December 31, 1996, 1995 and 1994 of 18,154,966, 17,276,050 and 16,136,433,
    respectively.
(J) Based on the average shares of Republic Common Stock and Common Stock equivalents outstanding on a fully diluted basis of 3,531,694 for the six months ended June 30, 1997 and for the years ended December 31, 1996, 1995 and 1994 of 3,372,935, 3,209,868 and 2,855,604,
    respectively.
(K) Footnote "G" on a fully-diluted basis.
(L) Represents the amount computed pursuant to Note "K" above, multiplied by the assumed Exchange Rate of 0.1043:1.
(M) The pro forma combined dividends declared assume no changes in the historical dividends declared per share of CFB Common Stock.
(N) Represents the amount computed pursuant to Note "M" above multiplied by the assumed Exchange Rate of 0.1043:1.

                          CFB SELECTED FINANCIAL DATA

    The following table sets forth certain consolidated financial data concerning CFB. The selected financial data for each of the five years ended December 31, 1996 is derived from the audited consolidated financial statements of CFB, and related notes thereto, incorporated herein by reference. The selected financial data as of and for the six months ended June 30, 1997 and 1996 have been derived from CFB's unaudited consolidated financial statements. The unaudited consolidated financial statements reflect, in the opinion of management, all adjustments of a normal recurring nature necessary for a fair presentation of financial condition and results of operations. The results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year. The summary financial data should be read in conjunction with the consolidated financial statements of CFB, and the related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in CFB's Annual Report on Form 10-K for the year ended December 31, 1996, which report is incorporated herein by reference.



                                                Six Months
                                               Ended June 30,                            Year Ended December 31,
                                         -----------------------     -----------------------------------------------------------
                                            1997          1996         1996         1995         1994       1993          1992
                                         ----------    ---------    ----------   ---------    ----------  ---------    ---------
                                                             (Dollars in thousands, except per share data)
HISTORICAL OPERATING DATA:
Interest income. . . . . . . . . . . . .  $126,903     $109,201     $229,426     $192,868     $143,237    $121,146     $115,309
Interest expense . . . . . . . . . . . .    51,089       45,522       95,234       82,891       53,468      47,271       50,870
                                                                   ---------    ---------    ---------    --------    ---------
Net interest income. . . . . . . . . . .    75,814       63,679      134,192      109,977       89,769      73,875       64,439
Provision for loan losses. . . . . . . .     5,032        2,331        6,757        2,711        1,839       2,149        2,433
                                        ----------    ---------    ---------    ---------    ---------    --------    ---------
Net interest income after
   provision for loan losses . . . . . .    70,782       61,348      127,435      107,266       87,930      71,726       62,006
Noninterest income . . . . . . . . . . .    19,968       12,617       27,370       22,488       18,992      18,158       14,640
Noninterest expense. . . . . . . . . . .    57,716       46,657      104,288       82,593       70,241      60,854       52,992
                                        ----------    ---------    ---------    ---------    ---------    --------    ---------
Income before income taxes,
   extraordinary item and
   cumulative   effect of
   accounting change . . . . . . . . . .    33,034       27,308       50,517       47,161       36,681      29,030       23,654
Provision for income taxes . . . . . . .    11,102        9,439       18,007       17,208       13,952      10,775        8,546
                                        ----------    ---------    ---------    ---------    ---------    --------    ---------
Income before extraordinary
   item and cumulative effect
   of accounting change. . . . . . . . .    21,932       17,869       32,510       29,953       22,729      18,255       15,108
Extraordinary item, net of tax (1) . . .      (265)          --           --           --           --          --           --
Cumulative effect of accounting
   change. . . . . . . . . . . . . . . .        --           --           --           --           --         359           --
                                        ----------    ---------    ---------    ---------    ---------    --------    ---------
Net income . . . . . . . . . . . . . . .    21,667       17,869       32,510       29,953       22,729      18,614       15,108
Dividends on preferred stock (2) . . . .        --          805        1,610        1,610        1,091          --           --
                                        ----------    ---------    ---------    ---------    ---------    --------    ---------
Net income applicable to common
   equity. . . . . . . . . . . . . . . .   $21,667      $17,064      $30,900      $28,343      $21,638     $18,614      $15,108
                                        ----------    ---------    ---------    ---------    ---------    --------    ---------
                                        ----------    ---------    ---------    ---------    ---------    --------    ---------
Earnings per common and common
   equivalent share:
   Primary earnings per share before
      extraordinary item and cumulative
      effect of accounting change. . . .    $1.20        $1.04        $1.85        $1.82        $1.48       $1.29        $1.07
   Extraordinary item, net of tax (1). .    (0.02)          --           --           --           --          --           --
   Cumulative effect of accounting
      change . . . . . . . . . . . . . .       --           --           --           --           --        0.03           --
   Primary earnings per share. . . . . .    $1.18        $1.04        $1.85        $1.82        $1.48       $1.32        $1.07
   Fully diluted earnings per share
      before extraordinary item and
      cumulative effect of accounting
      change . . . . . . . . . . . . . .    $1.17        $1.00        $1.79        $1.74        $1.42       $1.27        $1.07
   Extraordinary item, net of tax (1). .    (0.02)          --           --           --           --          --           --
   Cumulative effect of accounting
      change . . . . . . . . . . . . . .       --           --           --           --           --        0.03
   Fully diluted earnings per share. . .    $1.15        $1.00        $1.79        $1.74        $1.42       $1.30        $1.07
Average common and common equivalent
   shares outstanding:
   Primary . . . . . . . . . . . . . . 18,343,078   16,451,408   16,699,021   15,543,129   14,580,309  14,098,585   14,080,526
   Fully diluted . . . . . . . . . . . 18,773,723   17,923,147   18,154,966   17,276,050   16,136,433  14,396,532   14,087,606

                                                  Six Months
                                                 Ended June 30,                       Year Ended December 31,
                                              --------------------     -----------------------------------------------------
                                                1997        1996        1996        1995        1994       1993       1992
                                              ---------    -------     ------     --------    --------   --------   --------
                                                              (Dollars in thousands, except per share data)
HISTORICAL OPERATING RATIOS AND OTHER
   DATA:
Return on average assets (3) . . . . . . . .      1.41%       1.30%       1.13%       1.24%       1.13%      1.10%      1.04%
Return on average common
  shareholders' equity (3) . . . . . . . . .     18.22%      18.27%      15.69%      18.19%      16.77%     16.64%     15.10%
Net interest margin (3). . . . . . . . . . .      5.53%       5.24%       5.32%       5.06%       4.95%      4.74%      4.85%
Net charge-offs to average loans (3) . . . .      0.21%       0.12%       0.22%       0.17%       0.00%      0.08%      0.33%

HISTORICAL FINANCIAL CONDITION DATA
   (END OF PERIOD):
Assets . . . . . . . . . . . . . . . . . . . $3,164,899  $2,818,818  $3,116,398  $2,769,976  $2,130,619 $1,883,794 $1,576,275
Loans. . . . . . . . . . . . . . . . . . . .  2,175,593   1,851,429   2,064,108   1,767,193   1,330,146  1,037,666    813,550
Investment securities (4). . . . . . . . . .    711,357     723,213     729,236     717,342     613,239    653,722    579,078
Deposits . . . . . . . . . . . . . . . . . .  2,470,691   2,322,394   2,537,440   2,359,716   1,794,565  1,627,989  1,374,859
Long-term debt . . . . . . . . . . . . . . .     78,566      39,086      46,750      81,288      38,092     48,354     18,015
Preferred shareholders' equity (2) . . . . .         --      23,000      22,988      23,000      23,000         --         --
Common shareholders' equity. . . . . . . . .    261,385     190,999     221,583     181,004     134,701    125,071    103,911
Book value per common share. . . . . . . . .      14.00       11.80       12.92       11.25        9.23       8.78       7.64
Tangible book value per
  common share . . . . . . . . . . . . . . .      11.88        9.64       10.63        9.08        8.09       7.93       7.01

HISTORICAL FINANCIAL CONDITION RATIOS
   (END OF PERIOD):
Nonperforming assets to total loans
  and OREO . . . . . . . . . . . . . . . . .      0.77%       0.38%       0.70%       0.31%       0.34%      0.62%      1.13%
Allowance for loan losses to
  total loans. . . . . . . . . . . . . . . .      1.39%       1.30%       1.27%       1.29%       1.30%      1.38%      1.38%
Allowance for loan losses to
  nonperforming loans. . . . . . . . . . . .       203%        479%        201%        608%        537%       296%       224%

REGULATORY CAPITAL RATIOS
   (END OF PERIOD):
Tier 1 capital . . . . . . . . . . . . . . .     11.26%       8.82%       8.88%       8.51%      10.64%     10.16%     10.97%
Total capital. . . . . . . . . . . . . . . .     15.34%      11.19%      11.10%      11.18%      13.46%     13.44%     12.47%
Leverage ratio . . . . . . . . . . . . . . .      8.89%       6.53%       6.62%       6.10%       7.12%      6.12%      6.40%

NET INCOME AND RATIOS EXCLUDING
   GOODWILL AND OTHER INTANGIBLE ASSETS
   AMORTIZATION AND BALANCES  ("CASH"):
Net income applicable to common
  equity . . . . . . . . . . . . . . . . . .    $23,336     $18,365     $33,714     $30,522     $23,194    $19,948    $15,896
Fully diluted earnings per share . . . . . .      $1.24       $1.07       $1.95       $1.86       $1.50      $1.39      $1.13
Return on average assets (3) . . . . . . . .      1.53%       1.41%       1.25%       1.34%       1.22%      1.18%      1.10%
Return on average common
  shareholders' equity (3) . . . . . . . . .     19.62%      19.67%      17.12%      19.58%      17.98%     17.83%     15.89%

------------------------------------

(1) Represents the loss from early extinguishment of debt, less applicable income taxes of $159,000.
(2) CFB redeemed its 7% Cumulative Convertible Preferred Stock in March 1997. See "Recent Developments regarding CFB -- Other
     Recent Developments."
(3) Annualized based on results for the six months ended June 30, 1997 and 1996.
(4)  Includes available-for-sale securities and held-to-maturity securities.

                           REPUBLIC SELECTED FINANCIAL DATA

     The following table sets forth certain financial data concerning Republic. The historical selected financial data for the three years ended December 31, 1996 is derived from the audited consolidated financial statements of Republic, including notes thereto. The financial data as of and for the six months ended June 30, 1997 and 1996 are derived from the unaudited consolidated financial statements of Republic. The unaudited consolidated financial statements reflect, in the opinion of management, all adjustments of a normal recurring nature necessary for a fair presentation of financial condition and results of operations. The results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the entire year. This information should be read in conjunction with the consolidated financial statements of Republic, and the related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, appearing elsewhere in this Proxy Statement-Prospectus.


                                                        Six Months
                                                       Ended June 30,                  Year Ended December 31,
                                                     ------------------       --------------------------------------
                                                      1997       1996           1996           1995           1994
                                                     --------   -------       ----------    ----------      ---------
                                                             (Dollars in thousands, except per share data)
HISTORICAL OPERATING DATA:
Interest income. . . . . . . . . . . . .              $2,799    $2,150         $4,623         $3,579         $2,502
Interest expense . . . . . . . . . . . .               1,014       839          1,806          1,487          1,019
                                                      -------   -------        --------       ------         ------
Net interest income. . . . . . . . . . .               1,785     1,311          2,817          2,092          1,483
Provision for loan losses. . . . . . . .                 136        51            182             71              0
                                                      -------   -------        --------       ------         ------
Net interest income after provision for loan losses    1,649     1,260          2,635          2,021          1,483
Noninterest income . . . . . . . . . . .                 895       423          1,322            964            576
Noninterest expense. . . . . . . . . . .               1,365     1,051          2,334          2,081          1,467
                                                      -------   -------        --------       ------         ------
Income before income taxes . . . . . . .               1,179       632          1,623            904            592
Provision for income taxes . . . . . . .                 492       259            663            369           (185)
                                                      -------   -------        --------       ------         ------
Net income . . . . . . . . . . . . . . .                $687      $373           $960           $535           $777
                                                      -------   -------        --------       ------         ------
                                                      -------   -------        --------       ------         ------
Earnings per common and common
equivalent share:
  Primary. . . . . . . . . . . . . . . .                $.20      $.11           $.29           $.17           $.27
  Fully diluted. . . . . . . . . . . . .                 .19       .11            .28            .17            .27
Average common shares outstanding:
  Primary. . . . . . . . . . . . . . . .           3,495,559 3,287,259      3,337,734      3,191,776      2,855,604
  Fully diluted. . . . . . . . . . . . .           3,531,694 3,305,351      3,372,935      3,209,868      2,855,604

HISTORICAL OPERATING RATIOS AND OTHER DATA:
Return on average assets . . . . . . . .                2.56      2.54           2.07           1.40           2.36
Return on average common shareholders' equity          32.55     31.70          29.40          17.84          31.73
Net interest margin. . . . . . . . . . .                5.59      6.24           6.55           6.01           5.07
Net charge-offs to average loans . . . .                 .11       .03            .08            .17            .07

HISTORICAL FINANCIAL CONDITION DATA:
Assets . . . . . . . . . . . . . . . . .             $52,954   $48,787        $52,964        $42,620        $35,168
Loans. . . . . . . . . . . . . . . . . .              41,699    41,309         41,268         34,868         25,540
Investment securities(2) . . . . . . . .               1,801     1,970          1,941          2,025          2,191
Deposits . . . . . . . . . . . . . . . .              47,496    44,315         47,954         38,727         31,857
Long-term debt . . . . . . . . . . . . .                 -         -              -              -              193
Preferred shareholders' equity . . . . .                 -         -              -              -               19
Common shareholders' equity. . . . . . .               4,807     3,750          4,219          3,462          3,015
Book value per common share. . . . . . .                1.44      1.15           1.28           1.09           1.06
Tangible book value per common share . .                1.44      1.15           1.28           1.09           1.06
Cash Dividends per share . . . . . . . .                 .05       .05            .10            .10            .05

HISTORICAL FINANCIAL CONDITION RATIOS (END OF PERIOD):
Nonperforming assets to total loans and OREO           3.18%      .25%           .06%           .07%           .07%
Allowance for loan losses to total loans               1.23%      .76%          1.03%           .78%           .99%
Allowance for loan losses to nonperforming loans      38.82%   305.88%      1,626.92%      1,178.26%      1,581.25%

REGULATORY CAPITAL RATIOS:
  Tier 1 capital . . . . . . . . . . . .              11.40%     9.90%         10.68%         10.80%         12.07%
  Total capital. . . . . . . . . . . . .              12.65%    10.74%         11.77%         11.60%         13.05%
  Leverage ratio . . . . . . . . . . . .               9.47%     7.55%          7.69%          7.90%          8.88%

                     SPECIAL CONSIDERATIONS REGARDING CFB

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS, REPUBLIC'S SHAREHOLDERS SHOULD CONSIDER THE FOLLOWING
FACTORS REGARDING CFB. THIS PROXY STATEMENT-PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF
1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT, IN PART, OF THE RISK FACTORS SET FORTH BELOW. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS WHICH APPEAR
IN THESE DISCLOSURES, SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH BELOW.


RISKS INVOLVED IN ACQUISITION STRATEGY

    CFB has grown and intends to continue to grow primarily through acquisitions of banks and other financial institutions. Such acquisitions involve risks of adversely changing results of operations, unforeseen liabilities or asset quality problems of the acquired entity and other conditions beyond the control of CFB, such as adverse personnel relations, loss of customers because of change of identity and deterioration in local economic conditions. In connection with the acquisition of financial institutions, the Company may from time to time acquire new businesses that are different from its core business and which present operating and strategic risks different from those confronted in its core business. These various acquisition risks can be heightened by the fact that KeyBank Wyoming and Mountain Parks Financial Corp. are the largest institutions acquired to date by CFB. The proposed acquisition of certain branches of banks currently owned by Banc One Corporation (the "Bank One Branches") also represents a large acquisition for CFB, and is expected to be consummated at about the same time as CFB's acquisitions of Republic and First National Summit
Bankshares, Inc.   These proposed acquisitions are subject to various
conditions, and there can be no assurance that they will be consummated. See "Recent Developments --Pending Acquisitions."

    Managing growth through acquisitions, including absorption and training of personnel, combination of office and operations procedures
and related matters, is a difficult process.   In connection with its
recent significant acquisitions, CFB has experienced challenges with data and item processing conversion, management training, staffing and other operational integration areas. These issues have resulted in the need for management and support personnel to allocate increased time to the integration process, in some cases slowing the acquired institutions' marketing and business development efforts. Although CFB has taken steps to address the issues resulting from recent acquisitions, CFB may experience such issues in connection with future acquisitions, and there can be no assurance that these problems will not result in disruption or expense.

    CFB's management believes future growth in the assets and earnings of CFB will depend in significant part on consummation of further acquisitions. The ability of CFB to pursue this strategy depends in part on its capital position and, in the case of cash acquisitions, on its cash assets or ability to acquire cash. Further, acquisition candidates may not be available in the future on terms favorable to CFB. CFB must compete with a variety of individuals and institutions, including major regional bank holding companies, for suitable acquisition candidates. Although CFB has focused its attention on smaller markets, in which CFB believed there was less competition from the money center banks and major regional bank holding companies, CFB recently acquired operations in metropolitan areas. CFB may make further acquisitions of companies with operations in metropolitan areas, in which case it will face more competition for such acquisitions from larger institutions. Further, certain regional holding companies have focused on the smaller markets traditionally targeted by CFB, and there can be no assurance that the acquisition activities of competitors in these markets will not increase. Such competition is likely to affect CFB's ability to make acquisitions, increase the price that CFB pays for certain acquisitions and increase CFB's costs in analyzing possible acquisitions.

NEED FOR ADDITIONAL FINANCING

    CFB's ability to execute its business strategy depends to a significant degree on its ability to obtain additional indebtedness and equity capital. CFB is conducting an offering of $40 million of capital securities of a business trust subsidiary and intends to offer $50 million of CFB Common Stock, both in conjunction with the acquisition of the Bank One Branches. CFB has no other commitments for additional borrowings or sales of equity capital and there can be no assurance that CFB will be successful in consummating any such future financing transactions on terms satisfactory to CFB, if at all. Factors which could affect CFB's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions and the perception in the capital markets of the CFB's business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial, competitive and other factors beyond CFB's control. In addition, covenants under CFB's current and future debt securities and credit facilities may significantly restrict CFB's ability to incur additional indebtedness.

REGULATION

    As a bank holding company, CFB is subject to extensive regulation by the Federal Reserve Board. This regulation limits the manner in which CFB and the CFB Banks conduct their businesses and obtain financing and is designed primarily to protect depositors and not to benefit holders of securities of financial institutions. In addition, the CFB Banks are subject to extensive regulation by various federal and state regulatory authorities. The banking industry is subject to changing laws and regulations, many of which have expanded the scope of services that may be offered by the banking industry and have allowed additional competition in many geographic regions. In September 1994, the Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA") was enacted. The IBBEA largely eliminated restrictions on interstate banking and since June 1, 1997 has permitted interstate branching, subject to certain options which states may enact by law. Certain aspects of the IBBEA were clarified and amended in 1997, with the passage of the Riegle-Neal Clarification Act. The Economics Growth and Regulatory Paperwork Reduction Act of 1996 ("EGRPRA") streamlined application processes and eased regulations in several areas, facilitating acquisitions and expansion of non-banking activities. The IBBEA and EGRPRA may increase competition by both out-of-state and in-state banking organizations or by other financial institutions. There can be no assurance that implementation of and changes in laws and regulations affecting banking will not adversely affect CFB. See
Item 1 of the CFB's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, under the caption "Supervision and Regulation."

KEY PERSONNEL

    Continued profitability of the CFB Banks and CFB are dependent on a limited number of key persons, including Donald R. Mengedoth, the President and Chief Executive Officer, Mark A. Anderson, the Executive Vice President and Chief Financial Officer, Ronald K. Strand, the Executive Vice President, Banking Group, and David E. Groshong, the Executive Vice President, Financial Services, of CFB. None of these officers has an employment agreement with CFB. There would likely be a difficult transition period in case the services of any of these individuals were lost to CFB because of death or other reasons. There is no assurance that CFB will be able to retain its current key personnel or attract additional qualified key persons as needed. The inability to retain or attract additional qualified key persons as needed could adversely affect management, asset quality and earnings of CFB.

COMPETITION

    Banking is a highly competitive industry. The CFB Banks compete directly with other banks, and lending and financial institutions in their local communities. The CFB Banks also compete indirectly with regional and national financial institutions, especially in larger metropolitan market areas in which CFB has increased its operations as a result of recent acquisitions. Further, changes in government regulation of banking, particularly recent legislation which removes restrictions on interstate banking and permits interstate branching, are likely to increase competition by out-of-state banking organizations or by other financial institutions in CFB's smaller markets as well as its metropolitan market areas.

STATUS OF CFB COMMON STOCK

    CFB's Board of Directors is authorized, without stockholder approval, to issue debt instruments or shares of classes or series of preferred stock with terms and conditions to be determined by the Board of Directors, subject to certain limitations. CFB is party to a shareholders' rights agreement which could in certain circumstances serve as a deterrent against a possible change of control not approved by CFB's Board of Directors. See "Material Differences in Rights of Republic Shareholders -- Anti-Takeover Provisions."

                          RECENT DEVELOPMENTS REGARDING CFB

PENDING ACQUISITIONS

    CFB is in the process of completing the acquisitions described below.

    FIRST NATIONAL SUMMIT BANKSHARES, INC. On August 22, 1997, CFB executed an Agreement and Plan of Merger, including a First Amendment to the Agreement and Plan of Merger (the "Summit Merger Agreement"), with First National Summit Bankshares, Inc., Gunnison, Colorado ("Summit") and Summit Acquisition Corporation. At June 30, 1997, Summit had offices in five locations in Colorado and had total assets of approximately $86 million, total deposits of approximately $77 million and total stockholders' equity of approximately $7 million. Pursuant to the Summit Merger Agreement, holders of Summit common stock will receive shares of CFB Common Stock in exchange for their shares and holders of Summit preferred stock will receive $100 per share surrendered plus accrued but unpaid dividends to the effective time of the merger. On completion of the merger, and subject to adjustments as set forth in the Summit Merger Agreement, CFB expects to issue approximately 380,000 shares of common stock to the former holders of Summit common stock. Consummation of the Summit Merger Agreement is contingent upon regulatory approval, among other things, and is anticipated to occur during the fourth quarter of 1997. The acquisition is expected to be accounted for as a pooling of interests.

    BANK ONE BRANCHES. On September 10, 1997, CFB entered into an Office Purchase and Assumption Agreement (the "Branch Purchase Agreement") with three subsidiary banks of Banc One Corporation. The Branch Purchase Agreement generally provides for the conveyance of 37 branch banks (the "Bank One Branches") located in Arizona (25 locations), Colorado (8 locations) and Utah (4 locations). At June 30, 1997, the Bank One Branches had total deposits of $639 million and loans of $70 million. Under the terms of the Branch Purchase Agreement, CFB will pay a purchase price premium equal to 6% of the deposits of the Bank One Branches at closing. The premium is estimated to be $38.3 million, based upon deposit levels at June 30, 1997. Consummation of the Branch Purchase Agreement is contingent upon regulatory approval, among other things, and is anticipated to occur during the fourth quarter of 1997. CFB intends to purchase the Arizona and Utah branches through the Bank, and intends to purchase the Colorado branches through CFB's Colorado subsidiary bank. The transaction will be accounted for as an acquisition of assets and assumption of liabilities and will result in the recognition by CFB of approximately $38.3 million in deposit based intangibles.

    CFB intends to capitalize the subsidiary banks that are acquiring the Bank One Branches through two anticipated public offerings. First, CFB intends to complete a public offering of CFB Common Stock with an aggregate offering price of $50 million pursuant to a shelf registration statement filed on October 9, 1997 covering up to $150 million in undesignated debt and equity securities of CFB. Second, on October 9, 1997, CFB filed a registration statement for a public offering of $40 million in stated value of capital securities of a business trust subsidiary of CFB. The principal purpose of these two offerings is to provide additional Tier 1 capital to CFB to satisfy regulatory capital requirements in connection with the proposed acquisition of the Bank One Branches.

SIGNIFICANT ACQUISITIONS

    In 1997 and 1996, the Company completed the acquisitions described below.

    KEYBANK WYOMING.    On July 14, 1997, CFB purchased KeyBank National
Association, Cheyenne, Wyoming ("KeyBank Wyoming"), from KeyCorp, its parent corporation, for a purchase price of $135 million. KeyBank Wyoming has been renamed "Community First National Bank." As of June 30, 1997, KeyBank Wyoming had total assets of approximately $1.1 billion and 28 banking offices located in 24 communities in Wyoming, including Cheyenne, Laramie, Casper, Sheridan and Jackson, providing a full range of commercial and consumer
banking services throughout the state.   The transaction was accounted for as
a business combination using the purchase method of accounting and resulted in the recognition of goodwill by CFB of approximately $60 million. CFB believes its Wyoming banking network is the largest in Wyoming.

    MOUNTAIN PARKS FINANCIAL CORP. On December 18, 1996, CFB acquired Mountain Parks Financial Corp. ("Mountain Parks"), a bank holding company that operated a state chartered bank with full service commercial banking facilities in 17 Colorado communities. At September 30, 1996, Mountain Parks had total assets of approximately $581.8 million and total stockholders' equity of approximately $57.1 million. Upon completion of the merger, CFB issued approximately 5.2 million shares of common stock to the former holders of Mountain Parks common stock. The market value of the CFB's Common Stock issued in the merger was approximately $142.2 million, based on the closing price of CFB's Common Stock on the Nasdaq National Market on

December 18, 1996. The transaction was accounted for as a pooling of interests. The Mountain Parks banks are located in winter ski and summer recreational areas in the Colorado mountains and in the greater Denver/Boulder metropolitan area. Pursuant to commitments made with the Federal Reserve to address resulting concentrations in certain Colorado banking markets, CFB sold Mountain Parks banking offices in two Colorado communities. Mountain Parks primary lending focus is on commercial loans, real estate mortgage loans, residential real estate construction loans and, to a lesser extent, consumer loans.

                                 GENERAL INFORMATION

    This Proxy Statement-Prospectus is being furnished to the shareholders of Republic in connection with the solicitation by the Board of Directors of Republic of proxies to be voted at the Republic Special Meeting of Shareholders to be held on Monday, November 24, 1997 at 9:00 a.m., local time, and at any and all adjournments thereof. This Proxy Statement-Prospectus and the enclosed form of proxy are first being sent to shareholders of Republic on or about
October       , 1997.

PURPOSE OF THE SPECIAL MEETING

    At the Special Meeting, shareholders of Republic will be asked to consider and vote upon the Merger Agreement providing for the Merger. A copy of the Merger Agreement is attached hereto as Appendix A. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

    Pursuant to the Merger Agreement, each shareholder of Republic will be entitled to receive, for each share of Republic Common Stock held at the Effective Time of the Merger (other than shares held by dissenting shareholders), a certain number of shares of CFB Common Stock, the number of such shares to be determined pursuant to a formula described more fully below. Cash will be paid in lieu of fractional shares. See "The Merger - Conversion of Republic Common Stock," "- Dissenters' Rights" and Section 10-1302 of the AZBCA attached hereto as Appendix B.

VOTE REQUIRED; SHARES ENTITLED TO VOTE

    The presence in person or by proxy of the holders of a majority of the outstanding shares of Republic Common Stock will constitute a quorum for the transaction of business at the Republic Special Meeting. APPROVAL OF THE MERGER WILL REQUIRE THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING SHARES OF REPUBLIC COMMON STOCK. Holders of record of Republic Common Stock at the close of business on October 21, 1997 are entitled to receive notice of, and to vote at, the Republic Special Meeting. At the close of business on October 21, 1997, there were 75 shares of Republic Common Stock outstanding. Each share of Republic Common Stock will be entitled to one vote.

    As of the Record Date, directors and officers of Republic and their affiliates owned beneficially an aggregate of 2,337,719 shares (or approximately 63.88%) of the outstanding Republic Common Stock.

VOTING AND REVOCATION OF THE PROXIES

    The Board of Directors of Republic has unanimously approved the Merger and the Republic shareholders are solicited on behalf of the Board of Directors of Republic to SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. Shares represented by proxies properly signed, dated and returned will be voted at the applicable Special Meeting in accordance with the instructions set forth therein. If a proxy is properly signed but contains no such instructions, the shares represented thereby will be voted FOR the Merger and at the discretion of the proxyholders as to any other matters which may properly come before the Special Meeting. If an executed proxy card is returned by a broker holding shares of Republic Common Stock in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on any matter, or if a Republic shareholder abstains from voting on any proposal, the shares represented by such proxy will be considered present at the Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be voted with respect to such matter. Because the Merger requires the affirmative vote of two-thirds of the total number of outstanding shares of Republic

Common Stock entitled to vote at the Special Meeting, abstentions and "broker non-votes" will have the same effect as votes against the proposal.

    Each proxy may be revoked at any time before it is voted by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Special Meeting or by attending the Special Meeting and voting in person.

    REPUBLIC SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "The Merger - Delivery of CFB Common Stock."

SOLICITATION OF PROXIES

    Following the mailing of proxy soliciting materials, directors, officers and employees of Republic (who will not be specifically compensated for such services) may solicit proxies by mail, telephone, telegraph and personal interviews. Republic will bear the expenses of proxy solicitation, including reimbursement of reasonable out-of-pocket expenses incurred by brokerage houses and other custodians, nominees and fiduciaries in forwarding proxy soliciting material to the beneficial owners of stock held of record by such persons.

                          MARKET PRICES AND DIVIDEND POLICY

MARKET FOR CFB COMMON STOCK

    CFB Common Stock has been traded in the Nasdaq National Market System under the symbol CFBX since its initial public offering on August 13, 1991. The first public announcement of the proposed Merger was made during the trading day on August 28, 1997. On that date and on October 22, 1997, the closing sales price per share of CFB Common Stock as quoted on the Nasdaq National Market System was $40.00 and $47.25, respectively.

MARKET FOR REPUBLIC COMMON STOCK

    Republic Common Stock is not traded on any established public trading market or in the over-the-counter market. Republic is aware of only limited transactions involving the sale of Republic Common Stock. The prices for Republic Common Stock in such transactions are not considered indicative of prices that could be obtained in an active market involving a substantial number of shares.

SHAREHOLDER DATA

    As of September 30, 1997, there were approximately 1,200 owners of record of CFB Common Stock and an estimated 5,900 additional beneficial shareholders whose stock was held in street name by brokerage houses.

    At October 21, 1997, there were 75 owners of record of Republic Common Stock. See "Republic's Principal Shareholders and Security Ownership of Management."

CFB COMMON STOCK DIVIDEND PAYMENT HISTORY AND RESTRICTIONS

    Since its initial public offering in August 1991, CFB has paid quarterly cash dividends on the CFB Common Stock. The final determination of the timing, amount and payment of dividends on the CFB Common Stock is at the discretion of the CFB Board of Directors and will depend on conditions then existing, including CFB's profitability, financial condition, capital requirements and other relevant factors, including the restrictions described below. The principal source of CFB's income (including the funds needed to pay dividends on the CFB Common Stock) is dividends from the CFB Banks. The payment of dividends by the CFB Banks is subject to certain restrictions imposed by federal and state banking laws and regulations.

    CFB's ability to pay cash dividends on the CFB Common Stock is also subject to statutory restrictions and restrictions arising under the terms of its outstanding securities. Under applicable law, cash dividends may be paid only from surplus, or, if there is no surplus, from net profits earned in the current and/or preceding fiscal year. Applicable federal regulation of bank holding companies may also impose restrictions on the ability of a bank holding company to pay dividends. CFB does not believe that Delaware corporate law, applicable banking law, or the terms of its securities will materially inhibit its plans to pay cash dividends on the CFB Common Stock for the foreseeable future.

REPUBLIC DIVIDEND POLICY AND PAYMENT HISTORY

    Republic has paid semiannual dividends on its Common Stock since 1994. The final determination of the timing, amount and payment of dividends on Republic Common Stock has been at the discretion of the Republic Board of Directors. The Merger Agreement prohibits Republic from declaring and paying dividends (i) in excess of $400,000 in the aggregate or (ii) after the Determination Date (as defined below under "The Merger - Conversion of Republic Common Stock"). Republic declared a $.05 per share dividend in February 1997.

                                      THE MERGER

    THE FOLLOWING DESCRIPTION CONTAINS, AMONG OTHER INFORMATION, SUMMARIES OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT THEREOF, A COPY OF WHICH IS REPRODUCED AS APPENDIX A TO THIS PROXY STATEMENT-PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

GENERAL

    CFB and Republic have entered into the Merger Agreement, which provides that Republic will be merged with and into CFB, and each outstanding share of Republic Common Stock, other than shares held by shareholders who perfect statutory dissenters' rights, will be converted at the Effective Time of the Merger into shares of CFB Common Stock, the number of which will be determined by a formula set forth in the Merger Agreement and more fully described below. See "The Merger - Conversion of Republic Common Stock." Subject to the terms and conditions of the Merger Agreement, the Effective Time of the Merger will be on the date a plan of merger and articles of merger are filed with the Arizona Corporation Commission and a certificate of merger is filed with the Delaware Secretary of State. It is presently contemplated that the Effective Time of the Merger will be as soon as practicable after shareholder approval of the Merger.

BACKGROUND OF THE MERGER

    The terms and conditions of the Merger Agreement were determined through arms-length negotiations between the managements and respective boards of directors of CFB and Republic. The following is a brief summary of those negotiations.

    In the first week of January 1997, Republic issued a request for proposal to three banking consultants/financial advisors (the "RFP"). The RFP requested that each consultant meet with a committee of the board of directors of Republic (the "Committee") to assess the opportunities available for the sale of Republic. Each consultant was also asked to provide the Committee with an estimate of the value of Republic and the Bank, and manners and methods for marketing Republic and the Bank to potential acquirors. The Committee selected Hovde Financial, Inc. ("Hovde") based on its recent involvements with bank acquisitions and mergers, the extent and depth of its analyses and market research on the potential value of Republic and the Bank and its research on various mergers or acquisitions involving holding companies similar in size to Republic.

    Republic entered into a Consulting Agreement with Hovde dated February 7, 1997 (the "Consulting Agreement"). The Consulting Agreement contained a specific timetable for actions, including a comprehensive due diligence review of Republic and the Bank, preparation of materials to be provided to prospective acquirors, selection of prospective acquirors, preparation of confidentiality agreements and the obligation of Hovde to contact a number of financial institutions with respect to the possible acquisition of or merger with Republic and/or the Bank. The Consulting Agreement required Hovde to render a fairness opinion upon the execution of any definitive acquisition agreement.

    In the mid-spring and early summer of 1997, Hovde contacted approximately twenty-eight financial institutions. As a result of such contacts, substantive discussions took place with two companies regarding an acquisition of Republic, one of which was CFB. During these discussions, it was determined that there was a potential to reach agreement on a transaction price acceptable to Republic and discussions were pursued with both CFB and the other party regarding an acquisition of Republic.

    Following these discussions, CFB executed the confidentiality agreement and sent a letter of interest dated April 9, 1997. In furtherance of CFB's letter of interest, CFB requested the opportunity to conduct extensive pre-agreement due-diligence of Republic and the Bank. Republic granted CFB's request and CFB from May 12, 1997 through May 16, 1997 conducted on-site due diligence and document review of Republic and the Bank. After review of this due diligence information by, and substantive discussions with, CFB, CFB was identified as the most viable prospect. Based upon these discussions, CFB sent a modified letter of interest dated June 3, 1997. In that letter, CFB set forth a specific number of terms including loan loss reserve requirements of the Bank, the amount of the minimum Republic value, a cap and collar on the transfer price to be given for Republic Common Stock in exchange for CFB Common Stock and an assumption of change of control agreements for certain officers and employees of the Bank by CFB. A proposed form of Agreement and Plan of Merger was sent for discussion purposes by Hovde to CFB and CFB's counsel on or about May 30, 1997. Based on that proposed form, CFB prepared and presented to Republic and Republic's counsel a proposed form of Agreement and Plan of Merger on June 20, 1997. Negotiations took place over the following weeks among Hovde, Republic, Republic's counsel, CFB and CFB's counsel resulting in a form of Merger Agreement which was approved by the Board of Directors of Republic on August 14, 1997 and executed and announced on August 28, 1997.
The Merger Agreement was subsequently amended and restated effective as of August 28, 1997.

REASONS FOR THE MERGER

    The Republic Board of Directors believes the Merger with CFB is in the best interests of the Republic shareholders. After careful consideration and review, the Republic Board reached its decision based on an analysis of the following critical factors. The Republic Board did not determine the relative weight of these factors in concluding to recommend the approval of the Merger.

     - A substantial percentage of the Republic shareholders desired liquidity of their investment in Republic.

     - Republic has concluded that additional capital was needed in order for the Bank to grow in the Arizona market but access to additional capital was hampered by the lack of liquidity and other avenues for capital were found less attractive to Republic and its shareholders.

     - With the rapidly changing environment in the banking industry, Republic would benefit from an association with a larger banking organization and its resources.

     - A business combination with a larger bank holding company would likely be the most advantageous method for maximizing shareholder value.

     - CFB's offer provides greater economic value to Republic shareholders than Republic would likely be able to generate in the foreseeable future by remaining independent, which value the Republic Board deemed greater than the other offers received by Republic.

     - The Republic Board received the opinion of its financial advisor, Hovde Financial, Inc., that the Merger Consideration to be received by the shareholders of Republic is fair from a financial point of view.

     - The Republic Board analyzed the possible impact of the pending changes in the Arizona branch banking operation laws and the likelihood of an impact of increased competition from lower cost, non-capitalized branches operating in the markets of the Bank.

     - The Republic Board analyzed the present market and price being paid for bank stocks as a whole.

     - The Republic Board analyzed the business, financial condition, results of operations and prospects of Republic on a stand-alone basis and a pro-forma basis, assuming a combination of Republic with CFB. The combined basis appeared to the Republic Board to be favorable to the Republic shareholders.

     - CFB's offer involved a merger on a tax-free basis, giving Republic shareholders the option of either continuing to participate as a shareholder in a larger, more geographically diverse regional banking organization or liquidating their investment by selling their shares of CFB Common Stock, which is publicly traded in the national over-the-counter market, unlike Republic Common Stock, for which there is no trading market.

     - The Republic Board analyzed the combined strengths of Republic and CFB in servicing the needs of the communities in Republic's markets, CFB's management ability, and the compatibility of Republic's and CFB's operating philosophies.

     - Republic's Board also considered the current market price of CFB Common Stock, CFB's dividend payment history, book value and recent earnings, the terms of the Merger Agreement and other factors.

    THE REPUBLIC BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF REPUBLIC VOTE FOR APPROVAL OF THE MERGER.

OPINION OF REPUBLIC'S FINANCIAL ADVISOR

    As described above under "The Merger - Background of the Merger," Republic entered into the Consulting Agreement with Hovde, which contemplated the issuance by Hovde of a fairness opinion. During the course of discussions by the Republic Board regarding a potential transaction with CFB, Hovde was requested to render its opinion to the Republic Board regarding the fairness, from a financial point of view, to Republic shareholders of the Merger Consideration, as such term is referred to in the Hovde fairness opinion. Based upon and subject to the various considerations set forth in its written opinion dated August 28, 1997, Republic delivered to the Republic Board its opinion that the Merger Consideration is fair from a financial point of view to the shareholders of Republic as of the date of its opinion. In requesting Hovde's advice and opinion, no limitations were imposed by Republic upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion.

    Hovde is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Hovde was selected to assist Republic in the sale of its business and to prepare a fairness opinion based on its experience and expertise in transactions similar to the Merger and its reputation in the financial services sector. Except as set forth above and in "The Merger - Background of the Merger," Hovde has not otherwise acted as financial advisor to Republic or the Republic Board in connection with the Merger.

    The full text of the opinion of Hovde, dated August 28, 1997, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix C. Shareholders of Republic should read this opinion in its entirety.

    HOVDE'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF REPUBLIC AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE REPUBLIC SHAREHOLDER MEETING. THE SUMMARY OF THE OPINION OF HOVDE SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    The following is a brief summary of the analyses performed by Hovde in connection with its fairness opinion:

    During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating condition of CFB and Republic and material prepared in connection with the Merger, including, among other things, the following: (i) the Merger Agreement; (ii) certain publicly available information concerning Republic and CFB, including the consolidated financial statements of Republic and CFB for each of the three years ended December 31, 1994, 1995 and 1996, as well as subsequent quarterly statements for the periods ended March 31, 1997 and June 30, 1997; (iii) the nature and terms of recent acquisition and merger transactions involving banks and bank holding companies that Hovde considered reasonably similar to Republic in size, financial character, operating character, historical performance and geographic market; and (iv) financial and other information provided to Hovde by the management of CFB and Republic.
Hovde also took into account its experience in other transactions as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

    In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and has relied upon the accuracy of the representations of the parties contained in the Merger Agreement. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of Republic or CFB. Hovde assumed and relied upon the accuracy and completeness of the publicly available and other financial information provided to it, relied upon the representations and warranties of CFB and Republic made pursuant to the Merger Agreement, and did not independently attempt to verify any of such information.

    In connection with its opinion, Hovde performed various analyses with respect to Republic. The following is a brief summary of such analyses, certain of which were presented to Republic's Board of Directors by Hovde on or before the announcement date of August 28, 1997.

    ANALYSIS OF THE MERGER CONSIDERATION. Hovde reviewed the value of the Merger Consideration to be received by each Republic shareholder. Hovde calculated that the Merger Consideration equated to approximately 278.4% of Republic's fully diluted tangible book value at June 30, 1997, a multiple of approximately 13.6 times Republic's earnings for the 12 months ended June 30, 1997, and a premium to core deposits of approximately 21.2%.

    SUMMARY OF PROPOSALS. Hovde summarized the sales process, the parties contacted, and the level of interest expressed by each party, including the value of the aggregate consideration offered to the shareholders of Republic.

    Hovde also compared the significant terms of the CFB proposal to that of the other bidders submitting proposals, including the value of the consideration offered. This analysis showed, among other things, that the value of the CFB proposal at announcement of $14.5 million or $3.94 per fully diluted share for all shares outstanding of Republic Common Stock was considered higher than the value per share offered by the other bidders. Hovde examined the trading price and volume for CFB Common Stock and the relationship between the trading characteristics of the common stocks of the other companies, as well as to a peer group of comparable companies.

    ANALYSIS OF SELECTED MERGERS. As part of its analysis, Hovde reviewed a comparable group of 29 bank acquisitions, which included all mergers involving banks headquartered in the Southwest (e.g. Arizona, Colorado, Nevada, New Mexico and Texas) announced after August 1, 1996 in which the total assets of the seller were less than $100 million (the "Southwest Mergers"). For each transaction, Hovde calculated the multiple of the offer value to the acquired companies; (i) earnings per share ("EPS") for the 12 months preceding ("LTM") the announcement date of the transaction; (ii) book value per share; (iii) tangible book value per share; and (iv) the tangible book premium to core deposits.

    The calculations of the Southwest Mergers yielded a range of multiples of offer value to LTM EPS of 5.60 times to 36.00 times, with an average of 15.08 times and a median of 13.10 times; a range of multiples of offer value to book value of 1.09 times to 2.84 times, with an average of 1.80 times and a median of 1.69 times; a range of multiples of offer value to tangible book value of
1.09 times to 2.84 times, with an average of 1.81 times and a median of 1.70 times; and a range of tangible book premium to core deposits of 1.42% to 26.98%, with an average of 9.36% and a median of 8.77%.

    Hovde compared these multiples with the corresponding multiples for the Merger, valuing the shares of CFB Common Stock that would be received pursuant to the Merger Agreement at $14.5 million or $3.94 per fully diluted share of all shares outstanding of Republic Common Stock. In calculating the multiples for the Merger, Hovde used Republic's EPS for the 12 months ended June 30, 1997, book value per share and tangible book value per share as of June 30, 1997, and Hovde calculated that Republic's LTM EPS, book value per share, tangible book value per share and tangible book premium to core deposits were 13.64 times,
2.78 times, 2.78 times, and 21.15%, respectively.

    No company or transaction used in the above analysis as a comparison is identical to Republic, CFB or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

    Although the summary set forth above does not purport to be a complete description of the analysis performed by Hovde, the material analysis performed by Hovde in rendering its opinion has been summarized above. However, the preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Hovde believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analysis, without considering all factors and analysis, would create an incomplete view of the process underlying the analysis by which Hovde reached its opinion. In addition, Hovde may have given various analyses more or less weight than other analyses, but no analysis was given materially more weight than any other analysis. Also, Hovde may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Hovde's view of the actual value of Republic or the combined company.

    In performing its analysis, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Republic and CFB. The analysis performed by Hovde is not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by each analysis. Such analysis was prepared solely as part of the Hovde's analysis of the fairness of the Merger Consideration from a financial point of view to the holders of Republic Common Stock. The analysis does not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde used in its analysis various projections of future performance prepared by the management of Republic. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analysis. Hovde's opinion does not address the relative merits of the Merger as compared to any other business combination in which Republic might engage. In addition, as described above, Hovde's opinion to the Republic Board of Directors was one of many factors taken into consideration by the Republic Board of Directors in making its determination to approve the Merger Agreement.

    Based upon the foregoing analyses and other investigations and assumptions set forth in its opinions, without giving specific weightings to any one factor or comparison, Hovde determined that the Merger Consideration was fair from a financial point of view to the shareholders of Republic. Hovde's fairness opinion does not take into account any adjustment to the Merger Consideration that may be provided for in the Merger Agreement.

    THE SUMMARY OF THE PRESENTATION BY HOVDE TO THE REPUBLIC BOARD OF DIRECTORS AS SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF SUCH PRESENTATION. THE PREPARATION OF A FAIRNESS OPINION INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSES AND THE APPLICATION OF THOSE METHODS TO THE PARTICULAR CIRCUMSTANCES, AND, THEREFORE, SUCH AN OPINION IS NOT READILY SUSCEPTIBLE TO SUMMARY DESCRIPTION.

FURTHERMORE, IN ARRIVING AT ITS OPINION, HOVDE DID NOT ATTRIBUTE ANY PARTICULAR WEIGHT TO ANY ANALYSIS OR FACTOR CONSIDERED BY IT, BUT RATHER MADE QUALITATIVE JUDGMENTS AS TO THE SIGNIFICANCE AND RELEVANCE OF EACH ANALYSIS AND FACTOR. ACCORDINGLY, HOVDE BELIEVES THAT ITS ANALYSES AND THE SUMMARY SET FORTH ABOVE MUST BE CONSIDERED AS A WHOLE AND THAT SELECTING PORTIONS OF ITS ANALYSES, WITHOUT CONSIDERING ALL FACTORS AND ANALYSES, COULD CREATE AN INCOMPLETE VIEW OF THE PROCESS UNDERLYING THE ANALYSES SET FORTH IN ITS REPORT TO THE REPUBLIC BOARD AND ITS FAIRNESS OPINION. IN PERFORMING ITS ANALYSES, HOVDE MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE BEYOND THE CONTROL OF CFB AND REPUBLIC. THE ANALYSES PERFORMED BY HOVDE ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR ACTUAL FUTURE PERFORMANCE.

    Pursuant to the Consulting Agreement between Hovde and Republic, Hovde will receive a fee of approximately $433,909 based upon the announced value of the Merger, for services rendered in connection with advising Republic regarding the Merger Agreement, including the fairness opinion, plus reimbursement of out-of-pocket expenses. The fee to be paid to Hovde will vary according to the value of the CFB Common Stock to be issued in the Merger. As of the date of this Proxy Statement-Prospectus, Hovde has received $113,823 of such fee.

EFFECTIVE TIME OF THE MERGER

    Subject to the terms and conditions of the Merger Agreement, the Effective Time of the Merger will be on the date a plan of merger and articles of merger are filed with the Arizona Corporation Commission and a certificate of merger is filed with the Delaware Secretary of State. Such filing shall be made following the satisfaction or waiver of certain conditions set forth in the Merger Agreement or on such other date upon which the parties may agree. The parties expect the Merger to become effective as soon as practicable following approval of the Merger by the shareholders of Republic.

CONSEQUENCES OF THE MERGER

    At the Effective Time of the Merger, Republic will merge with and into CFB. The surviving corporation will be CFB and the separate existence of Republic shall cease. The Certificate of Incorporation and Bylaws of CFB as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of CFB until each may be amended in accordance with applicable law. CFB, as the holder of all the outstanding common stock of CFB, shall continue as the sole shareholder of CFB, and CFB will elect directors and officers of CFB following the Merger. At the Effective Time of the Merger, the holders of certificates representing shares of Republic Common Stock will cease to have any rights as shareholders of Republic except such rights, if any, as they may have as a dissenter from the Merger and their sole rights shall be their right to receive (i) the number of whole shares of CFB Common Stock into which their shares of Republic Common Stock have been converted in the Merger (as discussed below), and (ii) the cash value of any fraction of a share of CFB Common Stock into which their shares of Republic Common Stock have been converted. At or prior to the Effective Time of the Merger, the holders of certificates representing shares of Republic Preferred Stock will have either redeemed their certificates or converted their shares into shares of Republic Common Stock to be exchanged in the Merger.

CONVERSION OF REPUBLIC COMMON STOCK

    At the Effective Time of the Merger, each share of Republic Common Stock which is not owned by a shareholder exercising dissenter's rights will be converted at the Exchange Rate into a certain number of shares of CFB Common Stock, determined as described in this section.

    Under the terms of the Merger Agreement, all of the issued and outstanding shares of Republic Common Stock and any outstanding options, warrants or other rights to Republic Common Stock shall be exchanged for 368,500 shares of CFB Common Stock. On or before the Effective Time, all stock options and other rights with respect to Republic Common Stock shall be (i) accelerated and exercised by the holder thereof in accordance with the terms of the applicable stock option plan or Agreement or (ii) released and terminated by written acknowledgment and agreement by the holder thereof, obtained by Republic not less than 10 business days prior to the Closing
Date. Based on the number of shares of Republic Common Stock outstanding as of October 15, 1997 and assuming the exercise prior to the Closing Date of all outstanding options to purchase Republic Common Stock, the Exchange Rate is expected to be 0.1043 shares of CFB Common Stock for each outstanding share of Republic Common Stock.

    The Merger Agreement provides that if, between the date of the Merger Agreement and the Effective Time of the Merger, CFB shall declare a stock dividend or distribution upon or subdivide, split, reclassify or combine its shares of CFB Common Stock or declare a dividend or make a distribution on the CFB Common Stock or any security convertible into CFB Common Stock or exercisable to purchase CFB Common Stock (including, without limitation, distribution of any rights under CFB's Shareholder Rights Plan after a Distribution Date, as defined in such Plan), appropriate adjustments will be made in the Exchange Rate.

    No fractional shares of CFB Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of shares of Republic Common Stock otherwise entitled to a fraction of a share of CFB Common Stock will be paid in cash. The amount paid for a fractional share shall be an amount equal to such fraction multiplied by the Trading Value of the CFB Common Stock. The "Trading Value of the CFB Common Stock" shall be the average of the per share closing price for the CFB Common Stock as reported by the Nasdaq National Market for the 20 trading days ending at the end of the fourth trading day immediately preceding the Closing Date. No shareholder will be entitled to voting or other rights in respect of any fractional share.

INDEMNITY AND ESCROW

    The Merger Agreement provides for certain limited indemnification by CFB, from and after the Effective Time of the Merger and for a period of six years after the Effective Time, of each present and former director, officer and employee of Republic and the Bank and each officer or employee of Republic and the Bank that is serving or has served as a director or trustee of another entity expressly at Republic's or the Bank's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether or not the Indemnified Party is a party thereto, arising out of matters existing or occurring at or prior to the Effective Time (including transactions contemplated by the Merger Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent then permitted under Arizona law and regulation. CFB has further agreed, subject to any prohibition or restriction under Arizona law or regulation, to advance any such costs to each Indemnified Party as they are from time to time incurred.

DELIVERY OF CFB COMMON STOCK

    Within five business days after the Closing Date, letters of transmittal will be mailed to each holder of Republic Common Stock. Each such holder will be requested to complete the letter of transmittal and return such letter, together with the stock certificates representing all of the shares of Republic Common Stock previously owned by such holder, to the exchange agent designated in the letter of transmittal (the "Exchange Agent"). The letter of transmittal will specify that delivery shall be effective and risk of loss and title to Republic Common Stock certificates shall pass only upon delivery of the certificates to the Exchange Agent and shall include instructions for effecting the surrender of the Republic Common Stock certificates in exchange for a certificate representing shares of CFB Common Stock and the cash to be paid in lieu of any fractional share. Certificates for CFB Common Stock will be delivered to or for the account of a holder of Republic Common Stock only after the Merger is consummated and the holder has surrendered to the Exchange Agent the old certificates for such holder's Republic Common Stock, accompanied by a duly executed letter of transmittal in proper form.

    At the Closing, CFB shall deposit with the Exchange Agent, for the benefit of the holders of shares of Republic Common Stock, certificates dated the Closing Date representing the shares of CFB Common Stock and the cash to be paid in lieu of fractional shares to be issued and paid in exchange for the outstanding shares of Republic Common Stock.

    If CFB declares a dividend or makes any other distribution declared or made with respect to shares of CFB Common Stock to be issued or transferred to holders of Republic Common Stock, no such dividend or distribution will be paid or made to persons otherwise entitled to receive them until the certificates for their Republic Common

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

Stock have been surrendered following the Closing Date. The Exchange Agent shall receive and hold such distributions in its name as agent. No interest will be paid on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to Republic shareholders. Holders of unsurrendered Republic Common Stock certificates shall not be entitled to vote after the Closing Date at any meeting of CFB shareholders until they have exchanged their Republic Common Stock certificates.

    No transfer taxes will be payable by Republic's shareholders in connection with the exchange of old certificates representing Republic Common Stock for new certificates representing CFB Common Stock except that if any new certificate is to be issued in a name other than that in which the Republic certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required in connection therewith or satisfy the Exchange Agent that such tax has been paid or is not applicable. At the Effective Time of the Merger, the stock transfer books of Republic will be closed and no transfer of Republic Common Stock will thereafter be made on such books.

    REPUBLIC SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    CFB and Republic expect that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code and that for federal income tax purposes, no gain or loss will be recognized by any shareholder of Republic upon receipt of CFB Common Stock pursuant to the Merger, except upon receipt of cash in lieu of any fractional share interests of CFB Common Stock or the exercise of dissenters' rights. The Internal Revenue Service (the "Service") has not been and will not be asked to rule upon the tax consequences of the Merger. However, it is a condition to the consummation of the Merger that Republic receive the opinion of tax counsel that the Merger will qualify as a tax-free reorganization. The opinion is being supplied by Streich Lang P.A., counsel to Republic, and will be addressed to Republic and CFB. The following summary of the material United States federal income tax consequences of the Merger is set forth in reliance upon that opinion. The conclusions discussed herein are based, in part, upon certain representations made by Republic and CFB. These conclusions also are based upon the Code, regulations now in effect thereunder, current administrative rulings practiced, and judicial authority, all of which are subject to change. An opinion of counsel is not binding upon the Service, and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more of the positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service. EACH HOLDER OF REPUBLIC COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS OR CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER FEDERAL TAX CONSEQUENCES ARISING OUT OF THE MERGER.

    Based upon the facts and representations provided to it, and subject to various assumptions and qualifications, Streich Lang P.A. will opine substantially to the effect that, with regard to the shareholders of Republic, the following federal income tax consequences will result from the Merger:

    (a)  The Merger will qualify as a reorganization within the meaning of
    Section 368(a)(1)(A) of the Code;

    (b) No gain or loss will be recognized by shareholders of Republic upon the exchange of their Republic Common Stock solely for CFB Common Stock (but see clause (e) below for the tax consequences of payments in lieu of fractional share interests);

    (c) The aggregate income tax basis of CFB Common Stock received by each shareholder of Republic will be equal to the aggregate income tax basis of the Republic Common Stock surrendered by such shareholder in exchange therefor, less any amount of the basis allocable to any fractional share interest for which cash is received, as described in (e), below;

    (d) The holding period of CFB Common Stock received by each shareholder of Republic (including any fractional share interest) will include the period during which the Republic Common Stock surrendered therefor was held, provided that such Republic Common Stock was held as a capital asset at the Effective Time of the Merger; and

    (e) Each shareholder of Republic receiving cash in lieu of any fractional share interest of CFB Common Stock will be treated as having received the fractional share interest in the Merger and then having received the cash payment as a distribution in full payment in exchange for the fractional share interest as provided in Section 302(a) of the Code, resulting in a taxable gain or loss equal to the amount of the cash received less the tax basis allocated to the fractional share interest.

    No opinion will be given regarding the income tax consequences of the redemption or exchange of any outstanding shares of preferred stock of Republic.

    The foregoing is only a general description of certain federal income tax consequences of the Merger and does not discuss all the tax considerations that may be relevant to particular Republic shareholders in light of their personal investment circumstances, or to certain types of shareholders that may be entitled to special treatment under the Code (such as insurance companies, dealers in securities, exempt organizations or foreign holders) or to shareholders of Republic who acquired their Republic Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary set forth above does not purport to be a complete analysis of all potential tax facts of the transactions contemplated by the Merger Agreement or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger under state, local, foreign or other tax laws.

DISSENTERS' RIGHTS

    Any holder of Republic Common Stock may, as an alternative to receiving the consideration specified in the Merger Agreement, dissent from the Merger and obtain the fair value of such shareholder's Republic Common Stock pursuant to
Section 10-1302 of the AZBCA. "Fair Value" with respect to a dissenter's shares means the value of the shares immediately before the Effective Time of the Merger, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. Any Republic shareholder contemplating exercising the right to demand such payment should carefully review Section 10-1302 of the AZBCA, a copy of which is included as Appendix B to this Proxy Statement-Prospectus, and in particular the required procedural steps. A SHAREHOLDER WHO FAILS TO COMPLY WITH THESE PROCEDURAL REQUIREMENTS MAY LOSE THE RIGHT TO DISSENT.

    Set forth below, to be read in conjunction with the full text of Section 10-1302 of the AZBCA, is a summary of the procedures relating to the exercise of dissenter's rights. The following summary does not purport to be complete and is qualified in its entirety by reference to Appendix B. As used in the following discussion, "Republic" means Republic before the Effective Time of the Merger and "CFB" as Republic's successor after the Effective Time of the Merger.

    Section 10-1303 of the AZBCA provides that a record shareholder may assert dissenter's rights as to fewer than all of the shares registered in his name only if such shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf such shareholder asserts dissenter's rights. In that event, such shareholder's rights shall be determined as if the shares as to which such shareholder dissents and such shareholder's other shares were registered in the name of different shareholders. A beneficial shareholder may assert dissenter's rights as to shares held on such shareholder's behalf only if such shareholder submits to the corporation a written consent by the record holder to the dissent not later than the time the beneficial shareholder asserts dissenter's rights and such shareholder does so with respect to all shares of which the shareholder is the beneficial owner or over which such shareholder has power to direct the vote.

    Any Republic shareholder who wishes to dissent must deliver to Republic, prior to the vote on the Merger Agreement, a written notice of intent to demand payment for such shareholder's shares if the Merger is effected. In addition, the shareholder must refrain from voting in favor of the Merger Agreement. A shareholder who fails to deliver the notice on time or who votes in favor of the Merger Agreement will not have any dissenter's rights. If a shareholder returns a signed proxy but does not specify a vote against approval of the Merger Agreement or a direction to abstain, the proxy will be voted for approval of the Merger Agreement, which will have the effect of waiving that shareholder's dissenter's rights. If the Merger Agreement is approved by the required vote, Republic is required to deliver written dissenter's notice to all shareholders who timely gave notice of intent to demand payment and who did not vote in favor of the Merger Agreement. The notice must be sent no later than ten (10) days after the Merger Agreement is approved and must (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited, (ii) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after payment is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenter's rights to certify whether or not such shareholder acquired beneficial ownership of the shares before that date, (iv) set a date by which Republic must receive the payment demand and certificates for certificated shares, which date shall not be less than 30 days after the date the required dissenter's notice is given, (v) may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholder, each such beneficial shareholder must certify to Republic that the beneficial shareholder and the record shareholder or record shareholders of all of the shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenter's rights as to all such shares as to which there is no limitation on the ability to exercise dissenter's rights, and (vi) be accompanied by a copy of
Section 10-1302 of the AZBCA.

    A shareholder who is sent the dissenter's notice described above must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice, and deposit such shareholder certificates in accordance with the terms of the notice. A shareholder who does not demand payment or deposit certificates where and when required is not entitled to payment for such shareholder's shares. A shareholder who demands payment and deposits his certificates as requested by the dissenter's notice retains all rights of a shareholder until such shares are canceled or modified by the consummation of the Merger. Republic may restrict the transfer of uncertificated shares from the date of demand for payment until the Merger is consummated; however, the holder of uncertificated shares retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the Merger. Except as provided in the following paragraph, as soon as the Merger is effected or upon receipt of the payment demand, Republic must pay each shareholder who has complied with the foregoing requirements the amount Republic estimates to be the Fair Value of the dissenter's shares, plus accrued interest. The payment must be accompanied by certain financial information concerning Republic, a statement of Republic's estimate of the Fair Value of the shares, an explanation of how the interest was calculated, a statement of the dissenter's rights to demand payment if the dissenter is dissatisfied with the payment or offer (as further described in the next paragraph), and a copy of Section 10-1302 of the AZBCA. If the Merger does not occur within 60 days after the date set in the dissenter's notice for demanding payment and depositing certificates, Republic must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Notwithstanding the foregoing, Republic may elect to withhold payment from any dissenter with respect to shares which the dissenter or the person on whose behalf the dissenter acts was not the beneficial owner before August 28, 1997 the date of the first announcement to news media of the terms of the Merger. If Republic elects to withhold such payments, after the consummation of the Merger, Republic must estimate the Fair Value of the shares, plus accrued interest, and pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. Republic must send with its offer a statement of its estimate of Fair Value of the shares, an explanation of how the interest was calculated, a statement of the dissenter's right to demand payment if the dissenter is dissatisfied with the offer.

    A dissenter may notify Republic in writing of the dissenter's own estimate of the Fair Value of the dissenter's shares and the amount of interest with respect thereto and may demand payment of the dissenter's estimate, less any previous payments or reject Republic's offer and demand payment of the Fair Value of the dissenter's shares and the interest due if (i) the dissenter believes the amount paid or offered is less than the Fair Value of the dissenter's shares or that the interest due is incorrectly calculated, (ii) Republic fails to make payment within 60 days after the date set for demanding payment, or (iii) Republic, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions on uncertificated shares within 60 days after the date set for demanding payment. A dissenter waives the right to demand payment unless the dissenter notifies the corporation of his demand in writing within 30 days after Republic made or offered payment for the dissenter's shares.

    Within 60 days after such subsequent demand is submitted by a shareholder, if such demand remains unsettled, Republic is required to file in an appropriate court in Arizona a petition to determine the Fair Value of the shares and accrued interest. If Republic does not commence the proceeding within the 60-day period, it is to pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the Fair Value of the dissenter's shares, plus interest, exceeds the amount paid by Republic or for the Fair Value, plus accrued interest, of the dissenter's after-acquired shares for which Republic elected to withhold payment. The costs and expenses of any such court proceedings will be assessed against Republic, except that the court may access any part of those costs as an expense against all or some of the dissenters who are party to the proceeding and whose action in demanding payment in addition to that offered by Republic, the court finds to be arbitrary vexatious or not in good faith. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against Republic and in favor of any or all of the dissenters if the court finds that Republic failed to comply substantially with the statutory requirements or against either Republic or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against Republic, it may award to the counsel reasonable fees to be paid out of the amount awarded to the dissenters who are benefitted.

    Republic shareholders considering exercising dissenter's rights should bear in mind that the Fair Value of their Republic Common Stock determined under
Section 10-1302 of the AZBCA could be more than, the same as, or less than the value of consideration they will receive pursuant to the Merger Agreement if they do not exercise their dissenter's rights.

REPRESENTATIONS AND WARRANTIES

    Republic and CFB have made customary warranties and representations to each other regarding, among other things, their businesses, assets, liabilities, financial condition and results of operations. Generally, warranties, representations and covenants will have no continuing legal effect after the Merger is consummated.

COVENANTS; CONDUCT OF REPUBLIC'S BUSINESS PENDING THE MERGER

    Republic has agreed, among other things, that prior to the Effective Time of the Merger, Republic and the Bank will carry on their respective businesses in the usual and ordinary course. Republic has further agreed that neither it nor any of the Bank will, among other things, (i) enter into any new material line of business, (ii) increase or decrease the current number of the directors of Republic and the Bank, (iii) change its or the Bank' lending, investment, liability management or other material banking policies in any respect that is material to such party; or (iv) incur or commit to any capital expenditures (or any obligations of liabilities in connection therewith) other than certain budgeted capital expenditures (and obligations or liabilities in connection therewith). Republic has also agreed that, on or before the Effective Time, it shall (i) redeem all outstanding shares of its preferred stock in cancellation thereof or (ii) exchange all outstanding shares of such preferred stock for Republic Common Stock.

    In addition, Republic has also agreed to refrain from taking certain actions, except with the prior written consent of CFB, including the following: (i) selling any shares of its capital stock; (ii) redeeming any shares of its capital stock; (iii) certain reclassifications of its capital stock; (iv) borrowing or guaranteeing a material amount; (v) discharging any lien or encumbrance on any properties of Republic or the Bank other than in the ordinary course of business; (vi) amending its or the Bank's articles of association or bylaws; (vii) declaring or paying any dividends (a) in excess of $400,000 in the aggregate or (b) after the Determination Date; (viii) mortgaging, pledging or subjecting to any lien or other encumbrance any of its assets except (a) in the ordinary course of business, (b) liens and encumbrances for current property taxes not yet due and payable and (c) liens and encumbrances which do not materially affect or interfere with the current use or ability to convey the property subject thereto or effected thereby;
(ix) selling, assigning or transferring any tangible or intangible assets with a book value greater than $10,000 except in the ordinary course of business; (x) entering into any individual employment, agency or other contract or arrangement for the performance of personal services for an amount in excess of $10,000, except for service agreements in the ordinary course of business; (xi) canceling any material debt or claim or waiving any right of material value except in the ordinary course of business; (xii) repurchasing or entering into any agreement to repurchase all or any portion of any loan previously participated in any other financial institution other than loans repurchased in compliance with applicable laws and regulations;
(xiii) originating any loan which is thereafter participated to another financial institution providing for payment upon default on any basis other than pro rata; (xiv) making or committing to make any further advances on any loan which is either in default or classified, whether such classification is a result of a federal or state bank regulatory examination or internal classification of substandard or lower by the Bank's officers or directors, unless the Bank is under a legal obligation to do so; (xv) (a) making or agreeing to make, any fully secured loan or increasing any existing fully secured loan for an amount in excess of $250,000 to any one borrower, unless such loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of the Merger Agreement; (b) making, or agreeing to make, any unsecured loan or increasing any unsecured loan by $50,000 or more, unless such loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of the Merger Agreement; (c) making, or agreeing to make, any new loan or advance on any existing loan except in conformity with the Bank's current loan policies; or (d) making any change with respect to the terms of any existing loan, except in the ordinary course of business; with certain additional provisions applicable to CFB's approval or disapproval of any such loans; (xvi) making or agreeing to make any loan to any director or executive officer of Republic or the Bank, any holder of 10% or more of the capital stock of Republic or any person in violation of any state or federal law or regulation; (xvii) incurring any obligation or liability with respect to capital expenditures which exceed $10,000 for any single matter or $50,000 in the aggregate except for certain budgeted capital expenditures; (xviii) failing to timely pay and discharge all federal and state taxes and other accounts payable for which it is liable; (xix) paying or committing to pay any additional salary or other compensation to any of the banks, officers, directors or employees except as provided in certain employee plans; (xx) entering into, adopting, amending, terminating, making or granting any increase above current funding levels in any of Republic's or the Bank's plans, except as otherwise required under the Merger Agreement; (xxi) purchasing or selling any bonds or other investment securities without written consent of CFB or make or agreeing to make any investment in violation of any federal law or regulation, except that the Bank may purchase U.S. Treasury or agency securities with maturity dates of 24 months or less; (xxii) failing to charge and pay interest rates on loans and deposits, respectively, not materially inconsistent with practices in the Bank's marketplace; (xxiii) failing to use its reasonable efforts to comply with any law, rule, regulation or order applicable to the Bank and/or Republic if such failure would have a material adverse effect upon Republic;
(xxiv) failing to make all appropriate and required transfers of the Bank's loan loss reserves based upon existing policies of the Bank or at the request of any regulatory agency; (xxv) changing any accounting methods, practices or procedures with respect to the accumulation and presentation of financial information, except as directed by applicable law or regulation or to confirm with accounting standards; or (xxvi) failing to use reasonable efforts to obtain the consent or approvals required in order to permit a succession by Republic following the Merger to any obligation, right or interest of Republic or the Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

    Republic has also agreed with CFB that it will: (i) hold a special shareholder meeting to approve the Merger Agreement not later than forty-five
(45) days following the effective date of the Registration Statement; (ii) recommend by the affirmative vote of a majority of the Republic Board a vote in favor of approval of the Merger Agreement and use its best efforts to solicit proxies from its shareholders in favor of the Merger Agreement; (iii) provide relevant information for, and cooperate in the preparation of, the Registration Statement; (iv) hold in confidence all information concerning CFB furnished to Republic; (v) take certain actions with respect to its employee benefit plans and employee compensation; (vi) with certain exceptions, not acquire a substantial equity interest or a substantial portion of the assets of another entity; (vii) maintain its current insurance coverage through the Effective Date; (viii) not take any action which would disqualify the Merger as a pooling of interests for accounting purposes; (ix) prepare and submit certain financial statements to CFB; and (x) not solicit any inquiries or proposals from any person or entity for the merger, consolidation or acquisition of all or substantially all the assets of, or a substantial equity interest in, Republic, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Republic is required to notify CFB promptly upon receiving any such oral or written offer, giving all relevant details of such offer. Republic has received no such oral or written offer as of the date hereof.

    Republic and CFB have also agreed that between the date of the Merger Agreement and the Effective Time of the Merger, with certain exceptions, (i) neither party will amend its Certificate or Articles of Incorporation or Bylaws;
(ii) neither party shall take any action that is intended to result in any of the representations or warranties in the Merger Agreement being untrue or that would adversely affect the ability of the parties to obtain the requisite regulatory approvals; (iii) Republic will have delivered to CFB within 90 days of the Merger Agreement, title insurance commitments for all Republic property located in the State of Arizona and (iv) Republic will have engaged at its expense an independent, qualified environmental engineering firm acceptable to CFB for the purpose of conducting Phase I Hazardous Waste Assessments of all real properties owned or controlled by the Bank, with such assessments to be completed within 30 days after the date of the Merger Agreement. CFB and Republic have agreed to cooperate with each other in obtaining the requisite regulatory approvals and generally to afford to each other access to their books and records during each party's normal business hours. In addition, Republic and CFB must use their reasonable best efforts to cause each director, executive officer or other person who may be deemed an "affiliate" (for purposes of Rule 145 under the Securities Act) of Republic or CFB to deliver to the other party at least 32 days prior to the Closing Date, a written agreement providing that the affiliate will not engage in certain transactions with respect to Republic Common Stock or CFB Common Stock held by the affiliate.

REGULATORY APPROVALS; CONDITIONS TO THE MERGER

    The Merger must be approved by applicable federal and state banking regulators and by the affirmative vote of two-thirds of the outstanding shares of Republic Common Stock. Pursuant to the requirements of Section 3 of the Bank Holding Company Act of 1956, as amended, CFB submitted its application for approval of the Merger to the Federal Reserve Board on September 12, 1997 and received approval on October 16, 1997. Pursuant to the requirements of the Arizona Interstate Banking Act, CFB filed its application with the Division of Banking of the State of Arizona on September 22, 1997, and received approval on October 2, 1997. The approvals of these agencies reflect only the regulators' view that the transaction does not contravene the competitive standards of the law and is consistent with regulatory concerns relating to bank management and to the safety and soundness of the subject banking organizations and banks.
Such approvals are not to be interpreted as an opinion by such regulators that the Merger is favorable to the shareholders of CFB or Republic from a financial point of view or that the regulators have considered the adequacy of the Exchange Rate. Such regulatory approvals in no way constitute an endorsement or recommendation of the Merger by such regulators.

    CFB and Republic's obligations to consummate the Merger are further subject to various other conditions set forth in the Merger Agreement, including, but not limited to: (i) the shares of CFB Common Stock issuable to the Republic shareholders pursuant to the Merger shall have been approved for listing on the Nasdaq National Market; (ii) all consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (collectively, the "Consents") which are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated pursuant to the Merger Agreement (other than immaterial Consents) shall have been filed, occurred or been obtained; (iii) the Registration Statement of which this Proxy Statement-Prospectus is a part shall have become effective under the Securities Act, and no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission; (iv) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the transactions contemplated pursuant to the Merger Agreement shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger; (v) there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any of the transactions contemplated pursuant to the Merger Agreement, by any federal or state governmental entity which, in connection with the grant of a permit, consent or authorization by a governmental entity necessary to consummate the Merger (a "Requisite Regulatory Approval"), imposes any condition or restriction upon CFB, Republic, or any of their subsidiaries which would so materially adversely impact the economic or business benefits of the transaction contemplated by the Merger Agreement as to render inadvisable, in the reasonable business judgment of the Board of Directors of either CFB or Republic, the consummation of the Merger.

    The obligation of CFB to consummate the Merger is also subject to certain additional conditions set forth in the Merger Agreement, including but not limited to: (i) the continued accuracy of the representations and warranties of Republic set forth in the Merger Agreement; (ii) the performance by Republic in all material respects of its obligations required to be performed under the Merger Agreement; (iii) the net worth of Republic as of the Determination Date shall not be less than $4,253,000; (iv) CFB shall have received a letter from Ernst & Young LLP expressing an opinion that the Merger shall qualify as a "pooling of interests" in accordance with generally accepted accounting principles (see "Accounting Treatment" below); (v) CFB shall have received the opinion of Streich Lang, P.A. to the effect that the Merger will qualify as a tax-free reorganization; (vi) CFB and each of (a) Thomas Euen, (b) Peter Homenick, (c) Patrick Havey, (d) Donna Rau, (e) Mike Wanegar, (f) Vanessa Buonagurio, (g) Beverly Rankin and (h) Gene Chandler (collectively, the "Republic Employees") shall have executed and delivered employment agreements in certain prescribed forms; and (vi) the Republic Employees shall have canceled and terminated their respective change of control agreements as of the Effective Time. See "The Merger - Interests of Certain Persons; Certain Transactions."

    The obligation of Republic to consummate the Merger is also subject to certain additional conditions set forth in the Merger Agreement, including but not limited to: (i) the continued accuracy of the representations and warranties of CFB set forth in the Merger Agreement; (ii) the performance by CFB in all material respects of its obligations to be performed pursuant to the Merger Agreement; (iii) CFB shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated thereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which CFB or any of its subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Republic, individually or in the aggregate, have a material adverse effect on CFB or upon the consummation of the transactions contemplated pursuant to the Merger Agreement; (iv) Republic shall have received the opinion of tax counsel to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that CFB and Republic will each be a party to that reorganization within the meaning of Section 368(b) of the Code and that shareholders of Republic who exchange their shares of the Republic Common Stock for shares of CFB Common Stock will not recognize a gain or loss, for purposes of federal income tax, except to the extent of the cash received in lieu of fractional shares, and that Republic will not recognize gain or loss, for purposes of federal income tax, as a result of consummation of the Merger; and
(v) Republic shall have received an opinion of CFB's legal counsel, Lindquist & Vennum P.L.L.P., confirming the due incorporation and good standing of CFB and authority to consummate the transaction and that, when issued, the shares will be legally issued, fully paid and non-assessable.

AMENDMENT; WAIVER; TERMINATION

    The Merger Agreement may be amended by written instrument in such manner as may be agreed upon by the parties, whether before or after approval of the Merger by the shareholders of Republic, and any provision of the Merger Agreement may be waived by the party entitled to the benefit thereof; provided, however, that after the Special Meeting, no amendment may be made which by law requires further approval of Republic or CFB's shareholders. Notice of any material amendment or modification will be sent to Republic and CFB's shareholders.

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger, notwithstanding approval of Republic's shareholders, only in the following circumstances: (i) the mutual consent of the Board of Directors of CFB and Republic; (ii) by either party if
(a) any Requisite Regulatory Approval shall have been denied or (b) any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger; (iii) by either party if the Effective Time of the Merger has not occurred by January 30, 1998, unless such failure of consummation is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Merger Agreement;
(iv) by either party if the other party shall have materially breached any of the covenants and agreements contained in the Merger Agreement and such party does not cure such breach before the earliest of the Closing Date or within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party; or (v) by CFB in the event (a) CFB objects to certain exceptions in the attorney's title opinion or title insurance commitments delivered to CFB by Republic for all real property owned by Republic or the Bank and such objected to exceptions are not eliminated or satisfied to the reasonable satisfaction of CFB or (b) CFB does not approve the Phase I Hazardous Waste Assessment of all real property owned by Republic or the Bank and Republic does not correct or satisfy CFB's objections to the Assessment. Upon termination, the Merger Agreement shall become null and void and, with certain exceptions, shall have no effect, provided that no party will be relieved from liabilities arising out of a willful breach of the Merger Agreement.

EFFECT ON REPUBLIC EMPLOYEE BENEFIT PLANS

    Each person who is an employee of the Bank as of the Effective
Time of the Merger ("Bank Employees") shall be participants in the employee welfare plans, and shall be eligible for participation in the pension plans of CFB, as in effect from time to time, subject to any eligibility requirements (with full credit for years of past service to any of the Bank, or to any predecessor-in-interest of any of the Bank to the extent such service is presently given credit under the current benefit plans of the Bank, for the purpose of satisfying any eligibility and vesting periods) applicable to such plans (but not subject to any pre-existing condition exclusions) and shall enter each welfare plan immediately after the Effective Time of the Merger and shall enter each pension plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Time. For the purpose of determining each Bank Employee's benefit for the year in which the Merger occurs under the CFB vacation program, vacation taken by a Bank Employee in the year in which the Merger occurs will be deducted from the total CFB benefit. Each Bank Employee shall be eligible for participation, as a new employee, in the CFB Pension Plan under the terms thereof.

EXPENSES

    CFB and Republic will pay their own expenses in connection with the Merger and the transactions contemplated thereby, including professional fees.

ACCOUNTING TREATMENT

    It is intended that the Merger will be accounted for using the pooling of interests method of accounting. CFB shall have received a letter, prior to consummation, from Ernst & Young LLP regarding such firm's concurrence with CFB management's and Republic management's conclusions, respectively, as to the appropriateness of pooling of interests accounting for the merger under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with the Merger Agreement. Among other considerations, such letter will be subject to receipt by Ernst & Young LLP and CFB of a letter from McGladrey & Pullen, LLP, Republic's accountants, in form and substance erasonably satisfactory to Ernst & Young, related to the eligibility of Republic to qualify for pooling treatment, and to the condition that less than 10% of the Merger Consideration will consist of cash, including (i) cash paid to holders of outstanding shares of Republic Common Stock who dissent from the proposed Merger and received cash for their shares of Republic Common Stock, and (ii) cash paid in the merger in lieu of fractional shares of Republic Common Stock. In order to satisfy certain conditions precedent for the qualification of the Merger as a pooling of interests for accounting purposes, the affiliates of Republic will enter into agreements with CFB providing that each such person will not sell or otherwise reduce his or her risk relative to any shares of the CFB Common Stock received pursuant to the Merger until financial results covering at least 30 days of post-Merger combined operations are published or until such later time as such person is notified by CFB so as to ensure that the Merger qualifies as a pooling of interests for accounting purposes. Pursuant to the Merger Agreement, Republic has agreed that neither it nor the Bank shall take any action, with certain exceptions, which would disqualify the Merger as a pooling of interests for accounting purposes.

    Under pooling of interests accounting, as of the Effective Time of the Merger, the assets and liabilities of Republic will be added to those of CFB at their recorded book values and the shareholders' equity account of Republic will be included on CFB's consolidated balance sheet. The Merger will have an immaterial impact on the consolidated financial statements of CFB. Accordingly, the consolidated financial statements for preceding periods will not be restated.

INTERESTS OF CERTAIN PERSONS; CERTAIN TRANSACTIONS

    The Board of Directors of Republic is aware of the agreements and interests of certain persons in the Merger described below and considered them, among other matters, in recommending approval of the Merger and the transactions contemplated thereby.

    As of October 21, 1997, the officers and directors of Republic beneficially owned 2,337,719 shares (or approximately 63.88%) of Republic Common Stock. Pursuant to the Merger Agreement, the Board of Directors of Republic has agreed to use its best efforts to obtain the requisite shareholder approval. See "Principal Shareholders and Security Ownership of Management."

    As a condition of CFB's obligation to consummate the Merger, it will have entered into employment agreements (the "Employment Agreements") with eight officers of Republic, including Thomas Euen, Peter Homenick, Patrick Havey and Gene Chandler, who are the executive officers of Republic. These Employment Agreements generally provide for employment at will, with the employees eligible to participate in CFB's employee benefit plans and other programs as they may exist from time-to-time. Mr. Euen's contract also entitles him to a company vehicle in accordance with CFB's vehicle policy and payment of country club dues. All of the agreements other than Mr. Euen's call for a severance payment equal to the lesser of (i) one-eighth of the employee's aggregate compensation from Republic for the fiscal year immediately preceding the date of the Merger multiplied by the number of full years that employee has been employed by the Bank and Republic or (ii) the employee's aggregate compensation from Republic for the fiscal year immediately preceding the date of the Merger if, prior to August 8, 1998, such employee's employment with the bank is terminated in certain circumstances. These circumstances include termination of employment other than for "cause" (as defined) and the resignation by such employee following either a material and significant reduction in such employee's authority, duties and responsibilities or a reduction in such employee's aggregate compensation of more than 40%. Mr. Euen's severance rights under a prior agreement are being separately terminated, contingent upon the Merger, through payment of approximately $275,000 in cash and property to Mr. Euen.

    From and after the Effective Time of the Merger through the sixth anniversary of the Effective Time, CFB has agreed to indemnify the directors, officers and employees of Republic and the Bank (the "Indemnified Parties") against any cost or expense incurred in connection with any claim arising out of matters existing at or occurring prior to the Effective Time, to the fullest extent then permitted under applicable law and regulation.

RESALE OF CFB COMMON STOCK

    The shares of CFB Common Stock issuable to shareholders of Republic upon consummation of the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares may be traded without restriction on transferability by those shareholders not deemed to be "affiliates" of Republic or CFB as that term is defined in the rules under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with Republic or CFB at the time of the determination. Accordingly, "affiliates" generally will include directors and executive officers of Republic. CFB Common Stock received by those shareholders of Republic who are deemed to be "affiliates" of Republic or CFB may be resold without registration as provided for by Rules 144 and 145, or as otherwise permitted under the Securities Act; PROVIDED, that no such resale will be permitted until the public release by CFB of its financial results for a period that includes thirty days of combined operations following the Merger. Assuming CFB continues to be subject to, and complies with, the Exchange Act reporting requirements, Rule 145(d) allows limited resales by such affiliates without registration if the holder: (i) has held the shares of CFB Common Stock for one year and is not an affiliate of CFB at the time of sale; or (ii) has held the shares of CFB Common Stock for two years and has not been an affiliate of CFB for at least three months; or (iii) sells the shares in a Rule 144 brokers' transaction in the manner and subject to the quantity limitations of such rule. This Proxy Statement-Prospectus does not cover any resales of CFB Common Stock received by affiliates of Republic, their family members or related interests. CFB Common Stock is traded in the Nasdaq National Market System under the symbol "CFBX." EACH SHAREHOLDER WHO MAY BE DEEMED TO BE AN AFFILIATE IS URGED TO CONSULT INDEPENDENT COUNSEL CONCERNING APPLICABLE RESTRICTIONS ON RESALE.

                                 BUSINESS OF REPUBLIC

GENERAL

    Republic is a one-bank holding company that owns all of the outstanding capital stock of the Bank. Republic was organized as an Arizona corporation in 1983 and received approval from the Federal Reserve Board in 1985 to become a bank holding company under the provisions of the Bank Holding Company Act of 1956, as amended. At June 30, 1997, Republic had consolidated total assets of approximately $52.95 million and total shareholders' equity of approximately $4.81 million.

    Republic derives substantially all of its revenues from cash dividends paid to it by the Bank. Dividend payments by the Bank are determined on an individual basis considering the Bank's earnings, deposit growth, expenses and capital requirements.

    Republic operates no significant independent business other than its banking business conducted by the Bank.

REPUBLIC NATIONAL BANK

    The Bank, located in the central business district of Phoenix, engages in the commercial banking business serving the metropolitan Phoenix area. The Bank's primary focus is to engage in commercial banking, serving small to middle size businesses, professionals, the title and escrow industry, business entrepreneurs and individuals. Rather than concentrate on any specific industry, the Bank has solicited and attracted customers from a wide variety of manufacturing, wholesaling and service businesses, as well as professionals of every type, including attorneys, accountants, physicians and dentists. For a substantial portion of its loans, the Bank participates in the Small Business Administration ("SBA") loan programs and other similar governmental guaranteed loan programs. A substantial portion of the Bank's earnings are derived from the sale of the governmental guaranteed portions of these loans on the secondary market. The Bank attracts customers and deposits by offering a personalized approach and a high degree of service. The key to the Bank's increase in deposits is personal contacts, services and rate competition. The directors of both the Bank and Republic are Arizona citizens with a diversity of business and management experience. The directors have recruited key members of the Bank's management for their experience in operating independent banks. The strategy of the Bank's management is to continue its growth with its objectives of customer service, asset quality and protection of capital.

    The Bank is a national banking association and a member of the Federal Reserve System. The deposit accounts are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the applicable $100,000 limit. The Bank offers a wide variety of credit and deposit services to its customers. Deposits which the Bank offers include personal and business checking accounts, savings accounts, money market deposit accounts, interest bearing negotiable orders of withdrawal ("NOW") accounts, time certificates of deposit and IRA accounts. The Bank has not requested and does not have regulatory approval to offer trust services. The Bank does not have any present intention to seek such approval.

    Continued development of a diversified commercial oriented deposit base is a priority of the Bank. Time and demand deposits are actively solicited by the directors, officers and employees of the Bank, and the directors and officers of Republic. The executive and senior officers of the Bank are experienced in soliciting bank deposits and in serving the comprehensive banking needs of small and mid-size businesses. The various backgrounds and business relations of the individual directors of the Bank and Republic have benefited the Bank in the solicitation of business.

    COMPETITION. The Bank competes for its deposit and loan business with other financial institutions, such as savings and loan associations, credit unions, investment companies and money market funds, as well as other institutions entering the financial services market. Major banks dominate commercial banking in Arizona generally, as well as the Phoenix metropolitan area. By virtue of their larger capital, such banks have substantially greater lending limits than the Bank and perform certain functions for their customers, including trust services, investment services and international banking, which the Bank does not offer directly.

    EMPLOYEES. The Bank has twenty-seven employees, including nine officers. Most of the employees have been associated with the bank for a minimum of one and one half years, and nine employees have been associated with the bank for five years or longer.

    PROPERTIES. The physical assets of the Bank consist of a banking facility located in leased space at 2020 North Central Avenue, Phoenix, Arizona 85004. This facility consists of 8,500 square feet on the ground floor of a twelve story commercial office building in central Phoenix for which it makes annual rent payments of $178,878.

    INVESTMENT ACTIVITIES. The Bank has minimal investment activity in SBA loan pools, mortgage backed securities and government securities.

MARKET PRICE OF AND DIVIDENDS ON REPUBLIC COMMON STOCK

    There is no established trading market for the Republic Common Stock. Republic is aware of only limited transactions involving the sale of Republic Common Stock. The prices for Republic Common Stock in such transactions are not considered indicative of prices that could be attained on an active market involving a substantial number of shares. There were 75 shareholders of record of Republic Common Stock as of October 21, 1997. Republic declared its most recent cash dividend of $165,000 ($.05 per share) in February 1997.

LEGAL PROCEEDINGS

    Neither Republic nor the Bank are presently involved in any material pending litigation except that the Bank is currently involved in defending a lawsuit wherein a surety for a borrower of the Bank that paid off its loan and subsequently filed for bankruptcy protection under Chapter 11 has alleged that the borrower had no authority or right to pay off the $400,000 loan and has made claim to that payment. Republic and the Bank's ultimate loss exposure

(exclusive of attorneys' fees and court costs) on the amount paid by the Borrower with the disputed check would be limited to the portion of this loan (25%) not guaranteed by the SBA.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors and executive officers of Republic and the Bank:


     Name           Age            Positions With Republic (Tenure)             Position with Bank (Tenure)
---------------   --------         ---------------------------------   ---------------------------------------
Harry T. Goss       68              Vice Chairman of the Board          Chairman of the Board
Thomas J. Euen      57              President/Director                  President/Director
John T. Katsenes    67              Chairman of the Board               Vice Chairman of the Board
Marianne B. Fannin  64              Director                            Director
A. Leroy Ellison    60              Director                            Director
Bonnye McFarland    64              Director                            Director
William P. Gresser  56              Director                            Director
Donald E. Oglesby   66              Director                            Director
John A. Vanderway   64              Director                            Director
Gene W. Chandler    58                                                  Senior Vice President/Cashier
Patrick F. Havey    39                                                  Senior Vice President
Peter D. Homenick   46                                                  Senior Vice President



     JOHN T. KATSENES has been general manager of Katsenes Enterprises, LLC, a real estate development and investment company, since 1982. Since 1987, he has been a director of Capstone Financial Services of Houston, Texas, a money management company. Mr. Katsenes is a former Phoenix City Councilman and former member of the Maricopa County Board of Supervisors. He has been a director of and serves as Chairman of Republic and Vice Chairman of the Bank.
 He is a member of the Phoenix Thunderbirds, a civic organization. Mr. Katsenes has a degree in accounting from Arizona State University.

     MARIANNE B. FANNIN has been a partner of Western Diversified, a real estate investment company, since 1973. She had served as Vice Chairman of Republic from June 1986 until April 1991, and Chairman of the Bank since its organization in 1985 until April 1991. She is Chairman of The Arizona Health Facility Authority, serves on the Arizona State Hospital Advisory Board, is past president of Maricopa Community College Foundation Board and is currently active in fund raising.

     THOMAS J. EUEN has been President of Republic since 1985 and President of the Bank and President and C.E.O. of the Bank since it began operations. He served as an officer of Larkin Bank in Elgin, Illinois from 1969 to 1985, becoming President and Chief Executive Officer of the Larkin Bank in February 1980. He is a graduate of The American Institute of Banking and Illinois Bankers Association Graduate School of Banking at Southern Illinois University. He has been employed in the banking industry since 1958.

     A. LEROY ELLISON was founder and president of Capex Corporation from 1969 to 1982, when Computer Associates International acquired Capex. From 1983 through 1989 he served on the boards of directors of several technology-based companies, and for three of these companies he served as turnaround CEO. During the mid-1980s he also taught entrepreneurship at Arizona State University and served as interim director of the Hahn Institute. In 1990 he became CEO of VIASOFT, retiring from management in 1994. Mr. Ellison earned an A.B. in mathematics from Harvard. He is a board member of Enterprise Network (a non-profit corporation which offers educational programs for entrepreneurs), the Crisis Nursery Foundation (which manages the endowment for a Phoenix shelter for abused children), and the Paradise Valley Municipal Property Corporation (which oversees application of municipal bond proceeds).

     BONNYE MCFARLAND is a land owner and a partner in McFarland Farms, a cotton producing concern which she started in 1975. She is also the principal of Paradise Investments, a sole proprietorship which invests in real estate. She obtained her Bachelor of Science degree in accounting from the University of Arizona. She serves on the Boards of Directors for the Phoenix Baptist Hospital and Medical Center, The Arizona Kidney Foundation, the Maricopa Community College Foundation and the Friends of the Arizona Cancer Center.

     HARRY T. GOSS was a practicing attorney from 1953 until 1969 when he began a career with Combined Communications Corporation, a multi-media advertising company. He was employed by Combined Communications Corporation until 1979 and subsequently with Gannett Co., Inc. after its acquisition of Combined Communications Corporation in 1979. He retired in 1986 as President of Gannett Outdoor Group, a division of Gannett Co., Inc. supervising all United States and Canadian outdoor operations. He has been a director of the Bank and Republic since 1985 and currently serves as Chairman of the Bank and Vice Chairman of Republic. Mr. Goss holds an LLB degree from the University of Arizona.

     WILLIAM P. GRESSER, with his wife Judy, is the co-founder and owner of Papa-San Rice Bowl, Inc. Japanese fast foods restaurants. Papa-San Rice Bowl opened its first location in Yuma, Arizona in 1993 and its second in Flagstaff, Arizona in 1996. Prior to establishing his own company, Mr. Gresser was president of American Greyhound Racing, Inc., a division of The Delaware North Companies, which owns and operates several greyhound race tracks in Arizona. He is a past Chairman of the Valley of the Sun United Way Fund Drive, and was a director of the Arizona Community Foundation, The Phoenix Symphony, The Arizona Museum of Science and Technology, The Yuma County Chamber of Commerce and the Yuma Orchestra Association. Mr. Gresser holds a B.A. degree from Niagara University and attended the Program for Management Development at Harvard Graduate School of Business.

     DONALD E. OGLESBY is Chairman and C.E.O. of Four Peaks Performance Center, a corporate training company. He had served as Chairman of the Board of Three Phoenix Company, a corporation which manufactures equipment that certifies computer disks, and as President and Chief Executive Officer of The Phoenix Company from 1973 to 1984. He has been active in various civic and business organizations within the Phoenix area including the Thunderbird Rotary, the Association for Corporate Growth and the Desert Mission, a unit of Lincoln Health Resources. Mr. Oglesby is a graduate of Michigan State University.

     JOHN A. VANDERWAY was born and educated in the Netherlands. His education specialized in accounting, mathematics and physics. He is a citizen of the United States. He has extensive experience in agribusiness in the area of growing crops and dairy farming in the greater Phoenix area.

     RAYMOND A. QUADT s a retired metallurgical engineer with degrees from Rutgers University, Columbia University and Stevens Institute of Technology. He has been director of research, president or chairman of several metals production companies specializing in aluminum, titanium and the reactive metals used in the atomic energy field. Quadt has been biographed in Who's Who in America since 1949 and continued his business activities on several corporate boards including involvement in the funding of two successful commercial banks in Arizona. Community activities included extensive service on the Board of Directors of the Boys and Girls Clubs of Metropolitan Phoenix.

     GENE W. CHANDLER is a Senior Vice President and Cashier of the Bank. He is responsible for operations, administration and accounting and has been with the Bank since January 1996. Mr. Chandler's banking experience consists of 34 years in Indiana and Arizona. He has been in senior management for over 30 years. He is a graduate of the Graduate School of Banking at the University of Wisconsin.

     PATRICK F. HAVEY is a Senior Vice President with the Bank. He is responsible for loan administration and has been with the Bank since 1988. He has also held various lending positions with Chase Bank of Arizona (1988-1993), Tri-City National Bank of Oak Creek (1981-1983) and Bank of American, New York (1980-1981). Mr. Harvey earned a B.S. degree in business administration from Trinity University, San Antonio, Texas. He has been on the board of the Scottsdale YMCA and on the National Alumni Board of Trinity University.

     PETER D. HOMENICK is a Senior Vice President with the Bank. He jointed the Bank in February 1992 and is responsible for business development in the Small Business Lending Department. Mr. Homenick serves as Chairman of the Friendly House Foundation and is a member of the City of Scottsdale Endowment Board and the City of Phoenix Small Business Capital Task Force. He is a graduate of Arizona State University.

TRANSACTIONS WITH OFFICERS, DIRECTORS AND OTHER AFFILIATES

     From time to time the Bank has entered into loan agreements with officers and directors and other affiliated entities. All of such loan transactions have been upon the same terms and conditions, and based upon the same credit-risk analysis required of any of the Bank's customers. At September 30, 1997, there are only 3 loans outstanding to any officers, directors or affiliates, consisting of a secured loan in the principal amount of $12,344.44, a secured loan in the principal amount of $93,000.00 and an unsecured loan in the principal amount of $16,100.

SUPERVISION AND REGULATION

     To the extent the information below consists of summaries of certain statutory provisions, it is qualified in its entirety by reference to the statutory provisions so described.

     HOLDING COMPANY. Republic is subject to provisions of the Bank Holding Company Act of 1956, as amended (the "BHCA"), which requires a bank holding company to register with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and be subject to its supervision. As a bank holding company, Republic's activities are subject to the BHCA and Regulation Y of the Federal Reserve Board. Transactions between Republic and the Bank are subject to certain restrictions under the BHCA, the Federal Reserve Act and certain other banking statutes.

     As a bank holding company, the acquisition of control of Republic by an individual or company is subject to the prior approval of the Federal Reserve Board. The term "company" is broadly defined to include any corporation, partnership, association or trust or similar organization, while the definition of "control" for these purposes may be met by (i) the ownership or control or power to vote 25% or more of the outstanding shares of any class of voting stock of Republic, directly or indirectly, (ii) control over the election of a majority of the directors of Republic, or (iii) the power to exercise directly or indirectly a controlling influence over the management or policies of Republic. In addition, under certain circumstances, the ownership, control or power to vote 10% or more, but less than 25%, of the shares of any class of voting securities of Republic, directly or indirectly, may require prior notice to the Federal Reserve Board under the BHCA and Regulation Y.

     The BHCA requires prior approval by the Federal Reserve Board of the acquisition by a bank holding company of more than 5% of the voting stock or substantially all of the assets of any bank, but does not require prior approval before acquisition of any additional shares in banks, the majority of the shares of which are already controlled by such bank holding company.
A bank holding company is prohibited, with certain limited exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank and from engaging in activities other than those of banking or of managing or controlling banks and other authorized subsidiaries and providing services to its subsidiaries.
 One of the exceptions to this prohibition permits ownership of the shares of a company, the activities of which the Federal Reserve Board determines to be so closely related to the business of banking or of managing or controlling banks as to be a proper incident thereto. Republic does not currently engage in any non-banking activities.

     Republic is required to file periodic reports with the Federal Reserve Board and such other information as may be required to keep the Federal Reserve Board informed regarding Republic's compliance with the provisions of BHCA and the rules, regulations and orders issued thereunder. The reports consist primarily of financial and management information regarding Republic and the Bank. Because the consolidated assets of Republic and the Bank are less than $150 million, Republic is not subject to separate capital requirements in addition to those imposed upon the Bank, discussed below.
The Federal Reserve Board examines Republic periodically.

     BANK. The Bank, as a national bank, is subject to the supervision and regulation of, and is regularly examined by the Comptroller of the Currency (the "Comptroller"). The Bank is also a member of the Federal Reserve. Among the requirements and restrictions imposed upon national banks are the requirements to maintain reserves against deposits, restrictions of nature and amounts of loans that may be made, restrictions relating to investments, opening of bank offices, and other activities. Federal law limits or prohibits the payment of dividends by national banks if such dividends would impair the bank's capital or the bank's surplus is not equal to its common capital. In addition, prior approval of the Comptroller is required prior to payment of dividends by the bank if the dividends declared in any year exceed the total of net profits for that year combined with retained net profits for the preceding two years, less any required transfers to surplus or to a fund for the retirement of preferred stock.

     The Bank is required to comply with capital adequacy standards. There are two basic measures of capital adequacy: a risk-based measure and a tier-one leverage measure.

     The risk-based capital measure was adopted to assist in the assessment of capital adequacy of financial institutions by (i) making regulatory capital requirements more sensitive to differences in risk portfolios among organizations, (ii) introducing off-balance sheet items into the assessment of capital adequacy, (iii) reducing disincentives to holding liquid, low-risk assets, and (iv) achieving greater consistency in evaluation of capital adequacy of major banking organizations throughout the world. The risk-based measures include both a definition of capital and a framework for calculating risk-weighted assets by assigning assets and off-balance sheet items to broad-risk categories. An institution's risk-based capital ratio is calculated by dividing its qualifying capital by its risk-weighted assets.
The current minimum ratio of qualifying capital to risk-weighted assets is 8%.

     An important component of qualifying capital is the core capital or tier-one capital. Tier-one capital for a national bank generally consists of
(i) common shareholders equity, (ii) non-cumulative perpetual preferred stock and related surplus, and (iii) minority interest in the equity accounts of consolidated subsidiaries, less (iv) good will. The tier-one component of an institution's qualifying capital must represent at least 50% of the qualifying total capital. Supplementary capital (tier-two capital) consists of such additional capital elements as (i) allowance for loan losses (subject to limitations); (ii) cumulative perpetual preferred stock, convertible preferred stock, and (iii) any related surplus (subject to certain conditions); (iv) hybrid capital instruments and mandatory convertible debt securities; and (v) long term subordinated debt and intermediate term preferred stock (subject to limitations). The maximum amount of tier-two capital that may be included in qualifying total capital is limited to 100% of tier-one capital (net of good will).

     The Bank's risk-based capital ratios are reviewed by the Comptroller by analysis of the Bank's quarterly financial reports, review of any applications filed by the Bank and through the examination process. Although the risk-based capital ratio focuses on broad categories of credit risk and, to a lesser extent, interest rate and market risk, the risk-based ratio does not incorporate other factors that can affect an organization's financial condition. These factors include overall interest rate exposure, liquidity, funding, and market risks; the quality and level of earnings; investment or loan portfolio concentration; the quality of loans and investments; the effectiveness of loan and investment policy; and management's ability to monitor and control financial and other operational risks.

     The primary federal regulatory agencies have also adopted a minimum leverage ratio, defined as a ratio of tier-one capital to adjusted total assets, which is intended to be used as a supplement to the risk-based capital measure. An institution must meet both capital adequacy standards to be in compliance. Banking organizations considered to be among the most highly rated, based upon examination results, must maintain a minimum leverage ratio of 3% and a minimum risk-based capital ratio of 8%. Banks that are not the most highly rated are expected to maintain a leverage ratio of at least 100 to 200 basis points above the minimum 3% levels.

     The primary federal regulatory agencies have additional enforcement authority over undercapitalized depository institutions. The Comptroller is generally required to take action to restrict the activities of an "undercapitalized institution," generally defined to be one with less than minimum capital ratios. Any such bank must submit a capital restoration plan (which must include a performance guarantee from any company controlling the bank), and until such plan is approved by the Comptroller, may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions or pay management fees. The Comptroller is authorized to impose the additional restrictions and take additional actions if the bank fails to comply with its capital restoration plan or becomes "significantly undercapitalized" or "critically undercapitalized".

     The Bank is in compliance with all capital standards currently applicable to it.

     The deposits of the Bank are insured under the provisions of the Federal Deposit Insurance Act. The Bank is also subject to the supervision and examination by the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is subject to assessments by the FDIC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF REPUBLIC

BASIS OF PRESENTATION

     The following is Republic's management discussion and analysis of the results of operations and the historical financial condition of Republic and its consolidated subsidiary. This should be read in conjunction with Republic's audited financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

     The financial information discussed below reflects the operation of the Bank along with Republic's operations. Republic began operations in 1985 as the holding company of the Bank.

RESULTS OF OPERATIONS

     EARNINGS PERFORMANCE. Republic earned $960,000 in 1996, $535,000 in 1995, and $777,000 in 1994. The increase in earnings from 1995 to 1996 is primarily attributed to increased loans and fee income derived from sale of SBA loans on the secondary market. Earnings from 1994 to 1995 decreased $242,000. The decrease is primarily attributed to changes in the amount of revenue recognized from the sale of SBA loans for a 90-day period prior to year end. The increase in net interest income during these years reflects the decreasing interest rate environment at that time and an aggressive search for quality loan growth. Net interest income increased 35 % from 1995 to 1996.

     The following is a condensed summary of the consolidated statement of operations (dollars in thousands), along with selected profitability ratios:

                         REPUBLIC NATIONAL BANCORP, INC.
                             ANALYSIS OF NET INCOME


                                                 Six Months
                                                Ended June 30,                 Year Ended December 31,
                                            ---------------------       -------------------------------------
                                             1997           1996          1996           1995            1994
                                            ------         ------       -------         -------         ------
Net interest income. . . . . . . . .        $1,785         $1,311         $2,817         $2,092         $1,483
Provision for loan losses. . . . . .           136             51            182             71            -
Other operating income . . . . . . .            96             65            196            194            404
Net gains on sales
 of SBA loans. . . . . . . . . . . .           799            358          1,126            770            172
Other operating expense. . . . . . .         1,365          1,051          2,334          2,081          1,467
Net income . . . . . . . . . . . . .           687            373            960            535            777


Return on average assets . . . . . .          2.56%          2.54%          2.07%          1.40%          2.36%
Return on average equity . . . . . .         32.55%         31.70%         29.40%         17.84%         31.73%
Dividend payout ratio. . . . . . . .         24.02%         31.56%         33.96%         57.94%         18.40%
Equity to assets . . . . . . . . . .          9.06%          7.67%          7.97%          8.12%          8.62%


     NET INTEREST INCOME. Net interest income is affected by changes in both interest rates and the volume of average earning assets and interest-bearing liabilities. The following table presents Republic's average balance sheets, interest earned or paid, and the related yields and rates on major categories of Republic's earning assets and interest-bearing liabilities for the periods indicated:

                       REPUBLIC NATIONAL BANCORP, INC.
                   ANALYSIS OF AVERAGE RATES AND BALANCES
                          YEARS ENDED DECEMBER 31,


                                                  1996                          1995                             1994
                                     ----------------------------- ------------------------------  -----------------------------
                                              Interest   Interest           Interest     Interest           Interest   Interest
                                     Average   Income/  Yields and Average   Income/   Yields and   Average  Income/  Yields and
                                     Balance   Expense   Rates (1) Balance   Expense    Rates (1)   Balance  Expense   Rates (1)
                                     --------  -------   --------- -------   -------    ---------  --------  -------   ---------
                                                                      (Dollars in thousands)
ASSETS

Loans (1). . . . . . . . . . . . . . $38,661   $4,375     11.32%   $30,549   $3,320      10.87%    $23,970   $2,300      9.60%
Investment securities  . . . . . . .   1,977      126      6.37      2,120      135       6.37       2,081       83      3.99
Other earning assets . . . . . . . .   2,358      122      5.17      2,166      124       5.72       3,216      119      3.70
                                     -------   ------    ------    -------   ------     ------     -------   ------    ------
  Total interest earning assets. . .  42,996    4,623     10.75     34,835    3,579      10.27      29,267    2,502      8.55
  Noninterest earning assets . . . .   3,451                         3,427                           3,613
                                     -------                       -------                         -------
    Total assets . . . . . . . . . . $46,447                       $38,262                         $32,880
                                     -------                       -------                         -------
                                     -------                       -------                         -------
LIABILITIES

Savings/int. bearing checking. . . . $12,087     $396      3.28%   $10,563     $340       3.22%    $11,099     $279      2.50%
Time deposits. . . . . . . . . . . .  23,657    1,408      5.95     18,736    1,146       6.12      14,316      723      5.05
Short-term borrowings. . . . . . . .      36        2      5.56         17        1       5.88         -        -         -
Long-term borrowings . . . . . . . .     -        -         -           97      -          -           215       17      7.91
                                     -------   ------    ------    -------   ------     ------     -------   ------    ------
  Total interest bearing liabilities  35,780    1,806      5.05     29,413    1,487       5.06      25,630    1,019      3.98

Noninterest bearing liabilities. . .   7,402                         5,840                           4,782
Preferred Shareholders' equity . . .     -                              10                              19
Common shareholders' equity. . . . .   3,265                         2,999                           2,449
                                     -------                       -------                         -------
    Total liabilities & equity . . . $46,447                       $38,262                         $32,880
                                     -------                       -------                         -------
                                     -------                       -------                         -------
Net interest income. . . . . . . . .           $2,817                        $2,092                          $1,483
                                              -------                       -------                          ------
                                              -------                       -------                          ------
Net interest spread. . . . . . . . .                       5.70%                          5.21%                          4.57%
                                                         ------                         ------                         ------
                                                         ------                         ------                         ------

Net interest margin(2) . . . . . . .                       6.55%                          6.01%                          5.07%
                                                         ------                         ------                         ------
                                                         ------                         ------                         ------

-----------------------
(1)  Includes nonaccrual loans and loan fees.
(2) Net interest margin is the net yield on interest earning assets computed by dividing net interest income by average interest earning assets.

                     REPUBLIC NATIONAL BANCORP, INC.
                 ANALYSIS OF AVERAGE RATES AND BALANCES
                        SIX MONTHS ENDED JUNE 30,


                                                   1997                         1996
                                     ----------------------------- ------------------------------
                                              Interest   Interest           Interest   Interest
                                     Average   Income/  Yields and Average   Income/  Yields and
                                     Balance   Expense   Rates (1) Balance   Expense   Rates (1)
                                     -------   -------  ---------- -------  --------  -----------
                                                   (Dollars in thousands)
ASSETS

Loans (1). . . . . . . . . . . . . . $42,524   $2,190     10.39%   $36,221   $1,969      10.93%
Investment securities. . . . . . . .   1,923       63      6.61      2,009       63       6.31
Other earning assets . . . . . . . .   5,547      145      5.27      1,320       35       5.33
                                     -------   -------  ---------- -------  -------   --------
  Total interest earning assets. . .  49,994    2,398      9.67     39,550    2,067      10.51
  Noninterest earning assets . . . .   4,175                         3,653
                                     -------                       -------
    Total assets . . . . . . . . . . $54,169                       $43,203
                                     -------                       -------
                                     -------                       -------
LIABILITIES

Savings/int. bearing checking. . . . $15,382   $  263      3.45%   $10,322   $  164       3.18%
Time deposits. . . . . . . . . . . .  25,479      750      5.94     21,776      673       6.18
Short-term borrowings. . . . . . . .      -        -          -         37        2      10.82
Long-term borrowings . . . . . . . .      -        -          -         -        -           -
                                     -------   -------  ---------- -------  -------   --------
  Total interest bearing liabilities  40,861    1,013      5.00     32,135      839       5.25

Noninterest bearing liabilities. . .   9,052                         7,611
Common shareholders' equity. . . . .   4,256                         3,457
                                     -------                       -------
    Total liabilities & equity . . . $54,169                       $43,203
                                     -------                       -------
                                     -------                       -------

Net interest income. . . . . . . . .           $1,385                        $1,228
                                              -------                       -------
                                              -------                       -------
Net interest spread. . . . . . . . .                       4.67%                          5.26%
                                                        -------                        -------
                                                        -------                        -------
Net interest margin. . . . . . . . .                       5.59%                          6.24%
                                                        -------                        -------
                                                        -------                        -------


-------------------
(1)  Includes nonaccrual loans and loan fees.
(2) Net interest margin is the net yield on interest earning assets computed by dividing net interest income by average interest earning assets.

     The following table reflects changes in interest income and expense attributable to changes in volume and interest rates of significant interest-bearing assets and liabilities (in thousands):

                       REPUBLIC NATIONAL BANCORP, INC.
                    ANALYSIS OF VOLUME AND INTEREST RATES
                          YEARS ENDED DECEMBER 31,



                                          Six Months Ended
                                            June 30, 1997
                                       Compared  to 1996 Period      1995 Compared to 1996          1995 Compared to 1994
                                       ------------------------      ---------------------          ---------------------
                                        Attributable to Change       Attributable to change         Attributable to change
                                        ----------------------       ----------------------         ----------------------
                                       Total        in       in     Total        in        in      Total       in         in
                                       Change     Volume    Rate    Change     Volume     Rate     Change    Volume      Rate
                                       ------    -------   -------  -------    -------    -----   --------   -------    ------
Interest Income:
Loans. . . . . . . . . . . . . .         $221      $349     $(128)   $1,055      $883      $172    $1,020      $631      $389
Investment securities. . . . . .           -         (3)        3        (9)       (9)      -          52         2        50
Other interest earning assets. .          110       113        (3)       (2)       11       (13)        5       (39)       44
                                       ------    -------   -------  -------    -------    -----   --------   -------    ------
  Total interest income. . . . .          331       459      (128)    1,044       885       159     1,077       594       483


Interest Expense:

Savings/interest bearing deposits        $ 99      $ 84     $  15    $   56      $ 51      $  5    $   61      $(13)      $74
Time deposits. . . . . . . . . .           77       117       (40)      262       302       (40)      423       224       199
Short term borrowings. . . . . .           (2)       (2)      -           1         1       -           1       -           1
Long term borrowings . . . . . .          -         -         -         -         -         -         (17)       (9)       (8)
                                       ------    -------   -------  -------    -------    -----   --------   -------    ------
  Total interest expense . . . .          174       199       (25)      319       354       (35)      468       202       266

Increase (decrease) in net
  interest income. . . . . . . .         $157      $260     $(103)   $  725      $531      $194    $  609      $392      $217
                                       ------    -------   -------  -------    -------    -----   --------   -------    ------
                                       ------    -------   -------  -------    -------    -----   --------   -------    ------


     The change in interest income/expense attributable to volume reflects the change in volume times the prior year's rate and the change in interest income/expense attributable to rate reflects the change in rates times the current year's volume.

     Net interest income in 1996 increased due to increasing interest rates on the interest earning assets at a rate greater than the increase on the interest bearing liabilities.

     PROVISION FOR LOAN LOSSES. Republic made a provision to its "loan loss reserve" in 1996 and 1995 of $182,000 and $71,000, respectively, and with no provision in 1994. The provisions were determined based on management's assessment of an adequate reserve for possible loan losses.

     Management continually assesses the adequacy of the loan loss reserve by evaluating the collectability of loans. This process includes assigning risk ratings to loans and reserving percentages of these balances according to reserve allocation formulas. This valuation process takes into consideration such factors as changes in the nature and volume of Republic's loan portfolio, prior loan loss experience, overall loan portfolio quality, review of specific problem loans, current and anticipated economic conditions that may affect a borrower's ability to pay and other factors that in management's judgment, deserve recognition. For the year 1996, as with previous years, management utilized this process in evaluating the adequacy of the allowance for loan loss.

     NON-INTEREST INCOME. The following table presents a summary of non-interest income (in thousands):

                         REPUBLIC NATIONAL BANCORP, INC.
                         ANALYSIS OF NON-INTEREST INCOME


                                              Six Months
                                             Ended June 30,                   Year Ended December 31,
                                         -------------------          -------------------------------------
                                          1997          1996          1996            1995           1994
                                         -----          ----          -----          -----           ----
Service charges. . . . . . . . . .       $ 73           $ 53         $  160           $151           $241
Net gains on sales
 of SBA loans. . . . . . . . . . .        799            358          1,126            770            172
Other. . . . . . . . . . . . . . .         23             12             36             43            163
                                         ----           ----          -----          -----           ----
 Total . . . . . . . . . . . . . .       $895           $423         $1,322           $964           $576
                                         ----           ----          -----          -----           ----
                                         ----           ----          -----          -----           ----


     Non-interest income continues to be a significant source of revenues for Republic and increased $358,000 or 37% in 1996 over 1995 and $389,000 or 68% in 1995 over 1994. The increase in 1996 and 1995 is attributed to fluctuations in gain recognized on sale of SBA loans.

     NON-INTEREST EXPENSE. The following table presents a summary of non-interest expense (in thousands):

                         REPUBLIC NATIONAL BANCORP, INC.
                        ANALYSIS OF NON-INTEREST EXPENSE

                                      Six Months
                                     Ended June 30,    Year Ended December 31,
                                   ---------------     -----------------------
                                     1997    1996       1996    1995    1994
                                   ------   ------     ------  ------  ------
Salaries and benefits. . . . . . . $  785   $  566     $1,401  $1,072  $  748
Premises and equipment . . . . . .    154      128        269     249     204
Other expenses . . . . . . . . . .    426      357        664     760     515
                                   ------   ------     ------  ------  ------
 Total . . . . . . . . . . . . . . $1,365   $1,051     $2,334  $2,081  $1,467
                                    -----    -----     ------  ------  ------
                                    -----    -----     ------  ------  ------

     Total non-interest expense increased to $2.3 million in 1996 from $2.1 million in 1995 and $1.5 million in 1994. The increase in 1996 is largely attributable to salaries, wages and profit sharing plan contributions. Increase or other expense during the six months ended June 30, 1997 relates to the expense related to the proposed merger.

     INCOME TAXES. Republic's income tax provision for 1996 was $663,000 compared with $369,000 in 1995, and $185,000 in 1994. The effective tax rates were 40.8% in 1996, 40.8% in 1995, and 31.3% in 1994. The effective tax rate differs from the federal statutory rate primarily as a result of state taxes in 1996 and 1995 and the decline in a valuation allowance on a deferred tax asset in 1994.

REPUBLIC CONDITION

     OVERVIEW. Republic's total consolidated assets were $53 million, $43 million and $35 million for the years ending December 31, 1996, 1995 and 1994, respectively. Republic's assets increased 23% from 1995 to 1996 and increased 23% from 1994 to 1995. The increase in 1996 and 1995 is primarily attributed to an increase in loan volume.

     LOANS. The following table presents the balance of each major category of loans (dollars in thousands) at the dates indicated:

                       REPUBLIC NATIONAL BANCORP, INC.
                              ANALYSIS OF LOANS

                                          June 30,                                           December 31,
                       ------------------------------------------   ------------------------------------------------------------
                               1997                   1996                 1996                 1995                 1994
                       --------------------    ------------------   -------------------  ----------------   --------------------
                                    % of                   % of                 % of              % of                   % of
                        Amount      Loans      Amount      Loans    Amount       Loans    Amount   Loans     Amount       Loans
                       -------     --------    -------   --------   -------     -------  -------  -------   -------      -------
Loan Category:
Commercial . . . . .   $11,270       27.03%    $11,153     27.00%   $12,028      29.15%  $ 9,215   26.43%   $ 2,905       11.37%
Real estate:
  Construction . . .     6,531       15.66%      5,613     13.59%     6,915      16.76%    4,482   12.85%     2,968       11.62%
  Residential. . . .        45         .11%         74       .18%        47        .11%      441    1.26%       372        1.46%
  Other. . . . . . .     2,845        6.82%      1,494      3.62%     1,325       3.21%    1,526    4.38%     1,621        6.35%
Consumer/other . . .    21,008       50.38%     22,975     55.62%    20,953      50.77%   19,204   55.08%    17,674       69.20%
                       -------     --------    -------   --------   -------     -------  -------  -------   -------      -------
  Total Loans. . . .    41,699      100.00%     41,309    100.00%    41,268     100.00%   34,868  100.00%    25,540      100.00%

Less allowance for
   loan losses . . .       514        1.23%        312       .76%       423       1.03%      271     .78%       253         .99%
                       -------     --------    -------   --------   -------     -------  -------  -------   -------      -------
Total net loans. . .   $41,185                 $40,997              $40,845              $34,597            $25,287
                       -------                 --------             -------              -------            -------
                       -------                 --------             -------              -------            -------

     A principal component of Republic's earning assets is its loan portfolio. On December 31, 1996, total loans totaled $42 million. This represented a 17% increase over December 31, 1995 total loans of $35 million. December 31, 1995 total loans increased 35% over December 31, 1994 loans of $26 million. The increase in 1996 is mainly attributable to an increase in SBA loan activity.

     COMMERCIAL LOANS. Loans in this category are principally composed of loans to service, wholesale and manufacturing businesses.

     REAL ESTATE LOANS. The majority of Republic's real estate loan portfolio consists of commercial construction loans partially guaranteed by the SBA. These loans are primarily adjustable rate term mortgages. The practice has been to sell the guaranteed portion of such loans on the secondary market.

     CONSUMER/OTHER LOANS. Loans classified as consumer and other consist primarily of loans secured by automobiles.

     NON-PERFORMING ASSETS. Republic follows regulatory guidelines with respect to placing loans on non-accrual status. When a loan is placed on non-accrual status, all previously accrued and uncollected interest is reversed. Certain non-performing assets of Republic are summarized (in thousands) in the following table:

                          REPUBLIC NATIONAL BANCORP, INC.
                    NONACCRUAL, RESTRUCTURED AND PAST DUE LOANS


                                          June 30,              December 31,
                                     ---------------      ----------------------
                                      1997      1996      1996     1995     1994
                                     ------     ----      ----     ----     ----
Nonaccrual loans . . . . . . . . . . $1,320      $95       $26      $23      $16
Restructured loans . . . . . . . . .     -        -         -        -        -
Loans past due 90 days or more . . .      4        7        -        -        -

Interest which would have been
 earned on nonaccrual loans if
 they were on accrual basis. . . . .     34        7         2        2        1

     ALLOWANCE FOR LOAN LOSSES. Republic's loan loss reserve is available to absorb future loan losses. The current level of the loan loss reserve is a result of management's assessment of the risk within the loan portfolio based on the information revealed in the credit reporting processes. Republic utilizes a risk-rating system on loans and a monthly credit review and reporting process which results in the calculation of the guideline reserves based on the risk within the portfolio. This assessment of risk takes into account the composition of the loan portfolio, review of specific problem loans, previous loan experience, current and anticipated economic conditions and other factors that, in management's judgment, deserve recognition.

     The increase in nonaccrual loans from December 31, 1996 to June 30, 1997 reflects the inclusion of three commercial real estate loan foreclosures which had, as of June 30, 1997, not been converted to OREO assets. The amount reflected as of June 30, 1997 includes the full amount of the real estate loans even though 70% of such amounts are guaranteed by the federal government under the SBA loan program.

     The following table sets forth changes in Republic's loan loss reserve as of the dates indicated (dollars in thousands):

                         REPUBLIC NATIONAL BANCORP, INC.
                      ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                      Six Months
                                    Ended June 30,     Year Ended December 31,
                                    --------------     -----------------------
                                    1997      1996     1996      1995     1994
                                    ----      ----     ----      ----     ----
Balance beginning of period. . .    $423      $271     $271      $253     $269
Provision for loan losses. . . .     136        51      182        71       -
Charge-offs:
  Commercial . . . . . . . . . .       3        11       28        29       15
  Consumer . . . . . . . . . . .      66         2       11        37       12
  Real estate. . . . . . . . . .      -         -        -         -        -
  Other. . . . . . . . . . . . .      11        -        -         -         3
                                    ----      ----     ----      ----     ----
  Total loan losses. . . . . . .      80        13       39        66       30

Recoveries:
  Commercial . . . . . . . . . .      13         1        4         7        5
  Consumer . . . . . . . . . . .      22         2        5         6        9
  Real estate. . . . . . . . . .      -         -        -         -        -
  Other. . . . . . . . . . . . .      -         -        -         -        -
                                    ----      ----     ----      ----     ----
    Total loan recoveries. . . .      35         3        9        13       14
                                    ----      ----     ----      ----     ----
    Net charge-offs. . . . . . .      45        10       30        53       16
Increase in allowance for loan
 losses. . . . . . . . . . . . .      91        41      152        18       16
                                    ----      ----     ----      ----     ----
Balance end of Period. . . . . .    $514      $312     $423      $271     $253
                                    ----      ----     ----      ----     ----
                                    ----      ----     ----      ----     ----
Allowance for loan losses to:
  Total loans at Period. . . . .    1.21%      .76%    1.00%      .76%     .97%

Net charge-offs to
  Average loans. . . . . . . . .     .11%      .03%     .08%      .17%     .07%

     The loan loss reserve at June 30, 1997 was $514,000. Management believes such amount is sufficient to cover any possible losses from nonaccrual loans as well as the remainder of the loan portfolio.

     The following table allocates the loan loss reserve based on management's judgment of potential losses in the respective areas. While management has allocated reserves to various portfolio segments for purposes of this table, the reserve is general in nature and is available for the portfolio in its entirety.

                      REPUBLIC NATIONAL BANCORP, INC.
                  ALLOCATION OF ALLOWANCE OF LOAN LOSSES
                          (Dollars in thousands)


                                                                      Real
                                                   Commercial         Estate       Consumer     Unallocated      Total
                                                   ----------         ------       --------     -----------      -------
SIX MONTHS ENDED JUNE 30,

1997
Allowance for loan losses. . . . . . . . . . .        $  349          $   11          $   73         $  81       $   514
% of loans in each category to total loans . .         27.03%          15.66%          50.38%         6.93%       100.00%

1996
Allowance for loan losses. . . . . . . . . . .        $  184          $   16          $   80         $  32       $   312
% of loans in each category to total loans . .         27.00%          13.59%          55.62%         3.79%       100.00%

DECEMBER 31,

1996
Allowance for loan losses. . . . . . . . . . .        $  246          $   16          $   73         $  88       $   423
% of loans in each category to total loans . .         29.15%          16.76%          50.77%         3.32%       100.00%

1995
Allowance for loan losses. . . . . . . . . . .        $  161          $   24          $   68         $  18        $  271
% of loans in each category to total loans . .         26.43%          12.85%          55.08%         5.64%       100.00%

1994
Allowance for loan losses. . . . . . . . . . .        $   93          $   23          $  100         $  37       $   253
% of loans in each category to total loans . .         11.37%          11.62%          69.20%         7.81%       100.00%

     INVESTMENT PORTFOLIO. The investment activities of Republic are designed to assist in maximizing income consistent with quality and liquidity requirements, supply collateral to secure public funds, provide a means for balancing market and credit risks, and provide consistent income and market value throughout changing economic times.

     Republic's portfolio consists entirely of obligations of U.S. government, mortgage backed loan pools and SBA backed loan pools. Republic's investment portfolio does not contain concentration of investments in any one issuer in excess of 10% of Republic's total investment portfolio. Exempt from this calculation are securities of the U.S. government and U.S. government agencies.

     The following table sets forth the composition of Republic's investment portfolio at the dates indicated:

                     REPUBLIC NATIONAL BANCORP, INC.
                          INVESTMENT PORTFOLIO
                         (Dollars in thousands)


                                        June 30,           December 31,
                                     -------------   -------------------------
                                     1997     1996     1996     1995     1994
                                    ------   ------   ------   ------   ------
U.S. Treasuries. . . . . . . . . .  $1,004   $1,102   $1,103   $1,097   $1,098
SBA pooled securities. . . . . . .     246      256      252      261      289
Mortgage backed securities . . . .     461      524      496      579      716
Other. . . . . . . . . . . . . . .      90       88       90       88       88
                                    ------   ------   ------   ------   ------
  Total investments. . . . . . . .  $1,801   $1,970   $1,941   $2,025   $2,191
                                    ------   ------   ------   ------   ------
                                    ------   ------   ------   ------   ------

     For the investment portfolio as of December 31, 1996, the following table sets forth a summary of yield and maturities:

                       REPUBLIC NATIONAL BANCORP, INC.
                ANALYSIS OF INVESTMENT YIELDS AND MATURITIES
                              DECEMBER 31, 1996
                           (Dollars in thousands)

                       One year or Less  One year through 5  Over 5 years through 10     Over Ten years         Total
                      -----------------  ------------------  -----------------------   ------------------    ----------------
                               Weighted            Weighted                Weighted              Weighted            Weighted
                      Amount    Yield     Amount    Yield       Amount      Yield        Amount    Yield     Amount    Yield
                      ------   --------   ------   --------     ------    --------      -------  --------    ------  --------
U.S. Treasuries. . .   $ 97     5.75%    $1,006     5.72%       $ -              %       $ -         - %     $1,103     5.72%
Other securities . .     -        - %        -        - %         -            - %         90      6.00%         90     6.00%
                       ----     ----     ------     ----        ----         ----        ----       ---      ------     ----
  Total. . . . . . .   $ 97     5.75%    $1,006     5.72%         -            - %       $ 90      6.00%     $1,193     5.74%
                       ----     ----     ------     ----        ----         ----        ----       ---      ------     ----
                       ----     ----     ------     ----        ----         ----        ----       ---      ------     ----

     SBA pooled securities and mortgage backed securities, in the amount of $252 and $496, respectively, are not included in the above maturity categories because the underlying securities may be called or prepaid without any penalties.

     For the investment portfolio as of June 30, 1997, the following table sets forth a summary of yield and maturities:

                       REPUBLIC NATIONAL BANCORP, INC.
                ANALYSIS OF INVESTMENT YIELDS AND MATURITIES
                                JUNE 30, 1997
                           (Dollars in thousands)

                       One year or Less  One year through 5  Over 5 years through 10    Over Ten years          Total
                      -----------------  ------------------  -----------------------   ----------------    ----------------
                               Weighted            Weighted               Weighted             Weighted             Weighted
                       Amount    Yield     Amount    Yield      Amount     Yield       Amount    Yield      Amount    Yield
                       ------  --------   -------  --------     ------    --------     ------  --------    -------  --------
U.S. Treasuries. . . . $1,004     5.72%      $-        -        $-          - %         $-          - %     $1,004    5.72%
Other securities . . .     -        - %       -        - %       -          - %          90       6.00%         90    6.00%
                       ------                ---                ---                     ---                 ------
  Total. . . . . . . . $1,004     5.72%       -        -         -          - %         $90       6.00      $1,094    5.74%
                       ------                ---                ---                     ---                 ------
                       ------                ---                ---                     ---                 ------

     SBA pooled securities and mortgage backed securities, in the amount of $246 and $461, respectively, are not included in the above maturity categories because the underlying securities may be called or prepaid without any penalties.

     In May of 1993, the FASB issued Statement of Financial Accounting Standards No. 115 (SFAS No. 115), ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. This statement addresses the accounting and reporting for investments that have readily determinable fair market values. Those investments are to be classified in three categories and accounted for as follows:

     1. Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

     2. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair market value, with unrealized gains and losses included in earnings.

     3. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair market value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

     The Statement does not apply to unsecuritized loans. However, after mortgage loans are converted to mortgage-backed securities, they are subject to its provisions. The Statement supersedes SFAS No. 12, ACCOUNTING FOR CERTAIN MARKETABLE SECURITIES, and amends SFAS No. 65, ACCOUNTING FOR CERTAIN MORTGAGE BANKING ACTIVITIES, to eliminate mortgage-backed securities from its scope. SFAS No. 115 is effective for fiscal years beginning after December 15, 1993.

     Republic implemented SFAS No. 115 on January 1, 1994 by properly classifying all securities into held-to-maturity investment accounts.

     DEPOSITS. The following table sets forth a summary of Republic's average deposits as of the dates indicated and the maturity of time deposits over $100,000:

                       REPUBLIC NATIONAL BANCORP, INC.
                            ANALYSIS OF DEPOSITS
                           (Dollars in thousands)

                                Six Months
                               Ended June 30,      Years Ended December 31,
                              ----------------   ----------------------------
                               1997      1996      1996       1995      1994
                             -------   -------   -------    -------   -------
Noninterest bearing. . . . . $ 8,022   $ 6,970   $ 6,971    $ 5,583   $ 4,636

Interest bearing:
  Savings and NOW. . . . . .  15,388    10,581    12,087     10,564    11,065
  Time Deposits
     < $100M . . . . . . . .  19,220    17,031    18,939     15,308    11,123
  Time Deposits > $100M. . .   6,328     4,092     4,718      3,429     3,259
                             -------   -------   -------    -------   -------
    Total Deposits . . . . . $49,958   $38,664   $42,535    $34,834   $30,083
                             -------   -------   -------    -------   -------
                             -------   -------   -------    -------   -------

                         REPUBLIC NATIONAL BANCORP, INC.
                  MATURITY OF TIME DEPOSITS OF $100,000 OR MORE
                             (Dollars in thousands)


                     < 3 months  3-6 months  6-12 months  > 12 months   Total
                     ----------  ----------  -----------  -----------  ------
June 30, 1997. . . .  $  910      $  619      $1,833        $2,045     $5,407
December 31, 1996. .  $1,811      $2,244      $  913        $1,530     $6,498

     Year-end deposits for 1996 were $47,954,000 as compared to $38,727,000 for year-end 1995 and $31,857,000 for year-end 1994. At June 30, 1997, total deposits were $47,497,000. The increase in total deposits from 1994 to 1995 was attributable to an increase in noninterest bearing deposits and in time deposits under $100,000. The increase in total deposits from 1995 to 1996 was attributable to increases in savings and NOW deposits and in time deposits under $100,000. The increase in total deposits for the period ended June 30, 1997 was primarily the result of an increase in savings and NOW deposits.

     CAPITAL. Bank regulatory agencies measure capital adequacy through standardized risk-based capital guidelines which compare different levels of capital (as defined by such guidelines) to risk-weighted asset and off-balance sheet obligations. Banks are required to maintain a minimum risk-based capital ratio of 8%. Banking organizations considered to be among the most highly rated, based upon examination results also must maintain a minimum leverage ratio of 3% and a minimum risk-based capital ratio of 8%. Banks that are not the most highly rated are expected to maintain a capital leverage ratio of at least 100 to 200 basis points above the minimum 3%
levels.   See  "Business of Republic--Supervision and Regulation" for a
detailed discussion of these capital requirements.

     The following table presents regulatory capital requirements and risk-based capital levels:

                            REGULATORY CAPITAL REQUIREMENTS:

                                 Tier 1             Total              Leverage
                                 Capital      Risk-Based Capital         Ratio
                                 -------      ------------------       --------
DECEMBER 31, 1996
Adequate . . . . . . . .          4.00%              8.00%              4.00%
Well capitalized . . . .          6.00%             10.00%              5.00%
Actual . . . . . . . . .         10.68%             11.77%              7.69%

JUNE 30, 1997
Adequate . . . . . . . .          4.00%              8.00%              4.00%
Well capitalized . . . .          6.00%             10.00%              5.00%
Actual . . . . . . . . .         11.40%             12.65%              9.47%



                         REPUBLIC NATIONAL BANCORP, INC.
                               RISK BASED CAPITAL
                             (Dollars in thousands)


                                   June 30, 1997        December 31, 1996
                               -------------------    ----------------------
                                Amount       Ratio     Amount          Ratio
                               -------      ------    -------         ------

Capital Category:
  Tier 1 Capital . . . . . .   $ 4,681      11.40%    $ 4,133         10.68%
  Total Capital. . . . . . .     5,194      12.65%      4,555         11.77%

Total risk weight assets . .    41,062                 38,713

Leverage ratio . . . . . . .                 9.47%                    7.69%


     As of June 30, 1997, Republic exceeded each of the capital requirements set forth by federal banking regulatory agencies.

     LIQUIDITY AND FUNDS MANAGEMENT. Liquidity management requires an ability to meet financial commitments when contractually due and to respond to other requirements for funds. The Bank has an Asset/Liability Management Committee (ALCO) responsible for managing balance sheet and off-balance sheet commitments to meet the needs of customers while achieving Republic's financial objectives. The Bank's ALCO meets regularly to review funding capacities, current and forecasted loan demand, and investment opportunities.

     Asset liquidity is provided by regular maturities of loans and by maintaining federal funds.

     INTEREST RATE SENSITIVITY. Significant changes in interest rates affect the composition, yield and cost of balance sheet components. The rate sensitivity of these assets and liabilities is monitored and matched to control the risk associated with movements in rates. The ALCO for the Bank meets monthly to monitor and formulate strategies and policies to provide sufficient levels of net interest income while maintaining acceptable levels of interest rate sensitivity, risk and liquidity. The primary object of rate sensitivity management is to ensure earnings stability by minimizing the sensitivity of net interest income to fluctuations in interest rates. The Bank uses gap and other systems to measure, monitor and adapt to changing interest rate environments.

     The following table sets forth Republic's interest rate sensitivity analysis by contractual repricing or maturity at December 31, 1996:

                         REPUBLIC NATIONAL BANCORP, INC.
                            INTEREST RATE SENSITIVITY
                             AS OF DECEMBER 31, 1996


                                                            Repricing or Maturing in
                                                     -------------------------------------
                                                     1 Year        Over 1 to        Over 5
                                                     or Less        5 Years          Years         Total
                                                     -------        -------         ------        -------
                                                                    (Dollars in thousands)
Rate Sensitive Assets:
  Loans. . . . . . . . . . . . . . . . . . . .       $19,037        $16,530         $5,701        $41,268
  Investment securities. . . . . . . . . . . .           439          1,006            496          1,941
  Other interest-bearing assets. . . . . . . .         4,500            -              -            4,500
                                                     -------        -------         ------        -------
    Total rate sensitive assets. . . . . . . .        23,976         17,536          6,197         47,709

Rate Sensitive Liabilities:
  Savings/interest
    bearing checking . . . . . . . . . . . . .        14,034            -              -           14,034
  Time deposits. . . . . . . . . . . . . . . .        18,196          7,546            -           25,742
    Total rate sensitive liabilities . . . . .        32,230          7,546            -           39,776

Rate sensitive gap . . . . . . . . . . . . . .        (8,254)         9,990          6,197          7,933
Cumulative rate sensitive gap. . . . . . . . .        (8,254)         1,736          7,933          7,933
Rate sensitive gap % . . . . . . . . . . . . .        (34.4)%         56.9%         100.0%          16.6%
Cumulative rate sensitive gap %. . . . . . . .        (34.4)%          4.2%          16.6%          16.6%

     The following table sets forth Republic's interest rate sensitivity analysis by contractual repricing or maturity at June 30, 1997:

                         REPUBLIC NATIONAL BANCORP, INC.
                            INTEREST RATE SENSITIVITY
                               AS OF JUNE 30, 1997


                                                       Repricing or Maturing in
                                                -------------------------------------
                                                1 Year        Over 1 to        Over 5
                                                or Less        5 Years          Years         Total
                                                -------        -------         ------        -------
                                                               (Dollars in thousands)
Rate Sensitive Assets:
  Loans. . . . . . . . . . . . . . . . . . .    $19,237        $17,908         $4,554        $41,699
  Investment securities. . . . . . . . . . .      1,340            -              461          1,801
  Other interest-bearing assets. . . . . . .      5,300            -              -            5,300
                                                -------        -------         ------        -------
    Total rate sensitive assets. . . . . . .     25,877         17,908          5,015         48,800

Rate Sensitive Liabilities:
  Savings/interest
    bearing checking . . . . . . . . . . . .     15,634            -              -           15,634
  Time deposits. . . . . . . . . . . . . . .     13,184          9,900            -           23,084
  Short term borrowings. . . . . . . . . . .        -              -              -              -
  Long term borrowings . . . . . . . . . . .        -              -              -              -
                                                -------        -------         ------        -------
    Total rate sensitive liabilities . . . .     28,818          9,900            -           38,718

Rate sensitive gap . . . . . . . . . . . . .     (2,941)         8,008          5,015         10,082
Cumulative rate sensitive gap. . . . . . . .     (2,941)         5,067         10,082          10,082
Rate sensitive gap % . . . . . . . . . . . .      (11.4)%         44.7%           100%          20.7%
Cumulative rate sensitive gap %. . . . . . .      (11.4)%         11.6%          20.7%          20.7%

     The following tables set forth Republic's interest rate sensitivity analysis at the dates indicated with respect to individual categories of loans and provides separate analyses with respect to fixed interest rate loans and floating interest rate loans (in thousands):

                         REPUBLIC NATIONAL BANCORP, INC.
                           LOAN REPRICING OR MATURING
                             AS OF DECEMBER 31, 1996

                                                       Repricing or Maturing in
                                                -------------------------------------
                                                1 Year        Over 1 to        Over 5
                                                or Less        5 Years          Years        Total
                                                -------        -------         ------        -------
Loan Category
  Commercial . . . . . . . . . . . . . .        $12,246        $ 3,074         $  -          $15,320
  Real Estate. . . . . . . . . . . . . .          6,915            -              -            6,915
  Consumer and Other . . . . . . . . . .            311         14,762          4,980         19,033
                                                -------        -------         ------        -------
    Total Loans. . . . . . . . . . . . .         19,472         17,836          4,980         41,268

Rate Sensitive Loans
  Fixed Interest Rate Loans. . . . . . .          2,394         16,816          4,980         24,190
  Floating Interest Rate Loans . . . . .          2,205          2,734         12,139         17,078
                                                -------        -------         ------        -------
    Total Loans. . . . . . . . . . . . .          4,599         19,550         17,119         41,268

                         REPUBLIC NATIONAL BANCORP, INC.
                           LOAN REPRICING OR MATURING
                               AS OF JUNE 30, 1997

                                                  Repricing or Maturing in
                                           -------------------------------------
                                           1 Year        Over 1 to        Over 5
                                           or Less        5 Years          Years        Total
                                           -------        -------         ------        -------
Loan Category
  Commercial . . . . . . . . . . . .       $13,204        $ 1,819         $   35        $15,058
  Real Estate. . . . . . . . . . . .         6,531            -              -            6,531
  Consumer and Other . . . . . . . .           280         15,311          4,519         20,110
                                           -------        -------         ------        -------
    Total Loans. . . . . . . . . . .        19,400         17,130          4,554         41,699

Rate Sensitive Loans
  Fixed Interest Rate Loans. . . . .         1,450         17,745          4,554         23,749
  Floating Interest Rate Loans . . .         1,692          2,481         13,777         17,950
                                           -------        -------         ------        -------
    Total Loans. . . . . . . . . . .         3,142         20,226         18,331         41,699

     CURRENT ACCOUNTING PRONOUNCEMENTS:

     The Financial Accounting Standards Board ("FASB") has issued Statement No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES (the "Statement"), which became effective for transactions occurring after December 31, 1996. The Statement does not permit earlier or retroactive application. The Statement distinguishes transfers of financial assets that are sales from transfers that are secured borrowings.
A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The Statement also establishes standards on the initial recognition and measurement of servicing assets and other retained interests and servicing liabilities, and their subsequent measurement.

     The Statement requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, the Statement requires that a liability be derecognized only if the debtor is relieved of its obligation through payment to the creditor or by being legally released from being the primary obligor under the liability either judicially or by the creditor.

     In December 1996, the FASB issued Statement No. 127 which amended Statement No. 125 by delaying the effective date of certain portions of the statement for one year.

     Effective for financial statements issued after December 15, 1997, Republic will be required to implement FASB Statement No. 128, EARNINGS PER SHARE. The Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. It represents the presentation of primary EPS with a presentation of basic EPS and also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Republic has not determined what effect the adoption of this Statement will have on its earnings per share calculations.

     The FASB has issued Statement No. 130, REPORTING COMPREHENSIVE INCOME. Statement No. 130 requires that an enterprise (a) classify items of other comprehensive income (as defined in the Statement) by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the statement of financial position. Management does not believe the application of this Statement will materially affect Republic's financial reporting.

     The FASB has also issued Statement NO. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. Statement No. 131 modifies the disclosure requirements for reportable segments and is effective for Republic's year ending December 31, 1998. Republic has not determined the effect of the adoption of this Statement would have on Republic's financial statements.

     Management does not believe the application of the Statement to transactions of the Bank that have been typical in the past will materially affect the Bank's financial position and results of operations.

Year 2000 Compliance Issues:

The Bank is actively analyzing its areas of exposure related to year 2000 compliance issues. Analysis to date has addressed issues related to information processed by the Bank's service center and issues related to the Bank's in-house applications. The Bank is actively participating in and monitoring the progress made in this area by its service center and will continue to prepare its in-house applications to insure year 2000 readiness. The Bank does not believe the cost to become year 2000 compliant will be material.

                        REPUBLIC'S PRINCIPAL SHAREHOLDERS AND
                          SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below are the names and addresses and the number of shares of Republic Common Stock held as of the Record Date by the officers and directors of Republic and each person known to the officers and directors to be the beneficial owners of more than 5% of the outstanding Republic Common
Stock:


     Name and Address                       Position Held          Number of Shares(1)    Percent
------------------------------------    ------------------------   -------------------    --------
Harry T. Goss (2)                       Vice Chairman/Director            527,676          15.55%
7370 E. McLellan Blvd.
Scottsdale, Arizona 85251

A. Leroy Ellison                        Director                          397,189          11.87%
6121 North 5125 Place
Paradise Valley, Arizona 85253

Peter W. Nauert                                                           390,692          11.67%
Howe & Co. and Booth & Co.
T.I.#: 36-6032297
c/o The Northern Trust Company
P.O. Box 92303
Chicago, IL 60675

John T. Katsenes (3)                    Chairman                          298,939           8.90%
824 E. Indian School Road
Phoenix, Arizona 85014

William P. Gresser                      Director                          225,143           6.73%
1315 W. Ridgeview Drive
Yuma Arizona 85264

Thomas J. Euen (4)                      President/Director                213,000           6.04%
1201 E. Drake Drive
Tempe, Arizona 85253

Arizona Lodge #2, F.&A.M.                                                 197,273           5.89%
345 W. Monroe
Phoenix, AZ 85003

John A. Vanderway                       Director                          183,787           5.49%
2241 E. Colter Street
Phoenix, Arizona 85016

Raymond A. Quadt                        Director                          122,223           3.65%
6454 South Willow Drive
Tempe, Arizona 85283

Marianne B. Fannin (5)                  Director                          122,328           3.64%
77 East Missouri, #23
Phoenix, Arizona 85012


                                      62

Bonnye McFarland                        Director                          110,745           3.31%
202 West Kaler
Phoenix, Arizona 85021

Donald E. Oglesby                       Director                           60,689           1.81%
c/o Four Peaks Performance Center
23623 North Scottsdale Road, Suite D-3
Scottsdale, Arizona 85255

Peter D. Homenick (6)                   Senior Vice President              38,500           1.14%
12009 East Ironwood Drive                of the Bank
Scottsdale, Arizona 85259

Patrick F. Havey (7)                    Senior Vice President              37,500           1.11%
6910 East Gelding Drive                  of the Bank
Scottsdale, Arizona 85254

Officers and Directors as a                                             2,337,719          63.88%
  group (12 persons) (8)

-----------------

(1) The number of shares shown in the table includes where applicable, shares owned of record by such person's spouse and by other related individuals and entities over whose shares of Republic Common Stock such person has custody, voting control or power of disposition.

(2) Includes shares held in the Harry and Anne Goss Family Trust (294,686), the Harry T. Goss IRA (104,844), the Harry T. Goss IRRA (41,000), the Goss Family Trust (20,000) and by Harry T. Goss as voting trustee for M. Goss (20,000). Also includes options to purchase 47,000 shares of Republic Common Stock which are currently exercisable.

(3) Includes shares held in the John T. Katsenes IRA (47,735), by Katsenes Enterprises Ltd. (87,002), the Katsenes Family Trust (137,056) and by Karyn
     M. Katsenes (17,000). Also includes options to purchase 10,000 shares of Republic Common Stock which are currently exercisable.

(4) Includes options to purchase 180,000 shares of Republic Common Stock which are currently exercisable.

(5) Includes shares held by the Thomas N. Fannin IRA (22,336). Also includes options to purchase 10,000 shares of Republic Common Stock which are currently exercisable.

(6) Includes shares in the Homenick Family Trust (6,000). Also includes options to purchase 32,500 shares of Republic Common Stock which are currently exercisable.

(7) Includes options to purchase 32,500 shares of Republic Common Stock which are currently exercisable.

(8) Includes options to purchase 312,000 shares of Republic Common Stock which are currently exercisable.

             MATERIAL DIFFERENCES IN RIGHTS OF REPUBLIC SHAREHOLDERS

     The rights of Republic shareholders are governed by the Articles of Incorporation (the "Republic Articles") and Bylaws (the "Republic Bylaws") of Republic and the laws of the State of Arizona. The rights of CFB stockholders are governed by the Certificate of Incorporation (the "CFB Certificate") and Bylaws of CFB (the "CFB Bylaws") and the laws of the State of Delaware. After the Merger becomes effective, the rights of Republic shareholders who become CFB stockholders will be governed by the CFB Certificate, the CFB Bylaws and the laws of the State of Delaware. In certain respects, rights of Republic shareholders and CFB stockholders are similar. While it is not practical to describe all changes in the rights of Republic shareholders that will result from the application of Delaware law in lieu of Arizona law and the differences between the Republic Articles and Bylaws and the CFB Certificate and Bylaws, the following is a summary of certain significant differences. It should be understood that such description of the differences is a summary only and does not purport to be a complete description of the differences between Delaware and Arizona corporation laws.

CAPITAL STOCK

     The Republic Articles authorize the issuance of 5,000,000 shares of preferred stock, $1.00 par value per share, and 5,000,000 shares of common stock, no par value per share. Republic currently has outstanding only 306 shares of preferred stock and one class of common stock. Accordingly, all shareholders of Republic common stock have equal rights and preferences with respect to dividends and distributions upon liquidation.

     The CFB Certificate authorizes the issuance of 30,000,000 shares of common stock, par value $.01 per share ("CFB Common Stock"), and 2,000,000 shares of Preferred Stock, $.01 par value per share ("CFB Preferred Stock"). The Board of Directors of CFB has designated 150,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share (which may only be issued upon a triggering event under the Rights Agreement described under "Recent Developments Regarding CFB - Rights Agreement") and 270,000 shares of 7% Cumulative Convertible Preferred Stock, par value $.01 per share, all of which were redeemed in March 1997. See "Recent Developments Regarding CFB - Other Recent Developments." As of October 13, 1997, 18,676,373 shares of CFB Common Stock were outstanding and at June 30, 1997, $60,000,000 of company obligated mandatorily redeemable preferred securities (the "Capital Securities") of CFB Capital I, a wholly-owned business trust of CFB, were outstanding.

     Holders of CFB Preferred Stock have certain rights and preferences with respect to dividends and upon liquidation that are superior to those of holders of CFB Common Stock. The relative rights and preferences of any CFB preferred stock issued in the future may be established by the CFB Board of Directors without stockholder action, and such shares, when and if issued, could have dividend, liquidation, voting, and other rights superior to those of CFB Common Stock.

SHAREHOLDERS' ACTION WITHOUT A MEETING

     Delaware law provides that, unless otherwise provided in the certificate of incorporation, any action which may be taken at any annual or special meeting of stockholders of a corporation may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     Arizona law also permits written actions by shareholders, but requires that a written consent be signed by all of the shareholders entitled to vote thereon.

ANNUAL MEETING OF SHAREHOLDERS

     If a Delaware corporation fails to hold an annual meeting for a period of thirteen months after its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director. The shares of stock represented at such meeting, either in person or by a proxy, and entitled to vote thereat, shall constitute a quorum for the purpose of such meeting.

     Arizona law provides that if an annual meeting of shareholders has not been held within the earlier of three months after the date specified for the annual meeting in the corporation's bylaws or fifteen months after its last annual meeting, a shareholder may demand an annual meeting of shareholders by written notice of demand to the court in the county where the corporation's known place of business is located.

SPECIAL MEETING OF SHAREHOLDERS

     Delaware law provides that special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. The CFB Bylaws authorize the Chairman of the Board of Directors, the President or by any two or more directors to call a special meeting of shareholders.

     Arizona law provides that special meetings of the shareholders may be called by any of the following: the President; the Secretary; any two directors; a person authorized in the articles of incorporation or bylaws to call special meetings; if, by reason of death or resignation, there are no directors in office, any officer of shareholder; or a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote; or in respect of an action relating to a business combination or change in the composition of the Board of Directors, 25% or more of the voting power of all shares entitled to vote. The Republic Bylaws authorize Republic's President, a shareholder or shareholders having 20% or more of the voting power of all shares entitled to vote, or the Board of Directors to call a special meeting of shareholders.

PROXIES

     Both Delaware and Arizona law permit proxies of indefinite duration. In the event that the proxy is indefinite as to its duration, Arizona law provides that it will be valid for 11 months and Delaware law provides that it will be valid for 3 years.

PREEMPTIVE RIGHTS

     Under Delaware law, no stockholder shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock unless, and to the extent that, such right is expressly granted in the certificate of incorporation. The CFB Certificate does not grant preemptive rights to CFB stockholders.

     Under Arizona law, the shareholders of a corporation have no preemptive right to acquire unissued shares except to the extent such right s are granted in the corporation's articles of incorporation. The Republic Articles do not provide for preemptive rights to acquire unissued shares.

CUMULATIVE VOTING

     Under Delaware law, stockholders do not have cumulative voting rights unless the rights are granted to them in the corporation's certificate of incorporation. If cumulative voting is provided for in the certificate or articles of incorporation, each holder of stock shall be entitled to as many votes as shall equal the number of votes which he or she would be entitled to cast for the election of directors with respect to his or her shares of stock multiplied by the number of directors to be elected by him or her, and that he or she may cast all such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he or she may see fit. The CFB Certificate provides for cumulative voting.

     Under Arizona law, cumulative voting is mandatory for the election of directors unless specifically prohibited in the corporation's articles of incorporation. Republic's Articles do not prohibit cumulative voting.

DISSOLUTION

     A Delaware corporation may be dissolved by the voluntary action of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. Additionally, a Delaware corporation may be dissolved without the action of the directors if all of the stockholders entitled to vote thereon shall consent in writing. An Arizona corporation may be dissolved upon a proposal of the corporation's board of directors and the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Additionally, an Arizona corporation may be dissolved without action of the directors or shareholders on exercise of a dissolution option provided to any investor in the articles of incorporation and effective upon 30 days' written notice of the exercise of such option to all other investors.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     Under Delaware law, the vote of a simple majority of the outstanding shares of CFB Common Stock entitled to vote thereon is required to approve a merger or consolidation, or the sale, lease, or exchange of substantially all of CFB's corporate assets. With respect to a merger, no vote of the stockholders of CFB is required if CFB is the surviving corporation and (i) the related agreement of merger does not amend the CFB Certificate, (ii) each share of stock of CFB outstanding immediately before the merger is an identical outstanding or treasury share of CFB after the merger, and (iii) the number of shares of CFB stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of CFB Common Stock outstanding immediately before the merger.

     The AZBCA generally requires the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote to approve a merger or share exchange. In certain circumstances, the holders of outstanding shares of a class of capital stock of a Arizona corporation are entitled to vote as a separate voting group, regardless of whether the articles of incorporation provide that such shares of capital stock are entitled to vote. However, no vote of shareholders of a Arizona corporation is required to approve a merger if (i) that corporation is the surviving corporation of the merger, (ii) the articles of incorporation of the surviving corporation, with certain exceptions, will not differ from its articles of incorporation before the merger, (iii) each shareholder of the surviving corporation whose shares are outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger, and (iv) the number of voting shares or participatory shares, as defined by statute, of the corporation to be issued in the merger, or to be issuable upon conversion of any convertible instruments to be issued in the merger, does not exceed 20% of the voting stock of that corporation outstanding immediately before the merger.

     In addition to being subject to the laws of Arizona and Delaware, respectively, both Republic and CFB, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions.

DISSENTERS' RIGHTS

     Under Delaware law, a stockholder is generally entitled to receive payment of the appraised value of such stockholder's shares if the stockholder dissents from a merger or consolidation. However, appraisal rights are not available to holders of (i) shares listed on a national securities exchange or held of record by more than 2,000 persons or (ii) shares of the corporation surviving a merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required by the terms of the merger to accept anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation which are also listed on the national securities exchange or held by more than 2,000 holders, or (c) cash in lieu of fractional shares of such stock. Appraisal rights are not available for a sale of assets or an amendment to the CFB Certificate of Incorporation. Because shares of CFB Common Stock are traded in the Nasdaq National Market System, its stockholders are not, subject to the aforementioned exceptions, entitled to any rights of appraisal in connection with mergers or consolidations involving CFB.

     Under the AZBCA, any shareholder of a corporation is entitled to receive payment of the fair value of such shareholder's shares of capital stock if such shareholder properly dissents from (i) any merger, share exchange or consummation of a sale or exchange of all or substantially all of the assets of the corporation not made in the regular course of business for which a vote of such shareholder is required, (ii) any corporate action that results in an amendment of the articles of incorporation, which materially and adversely affects rights with respect to a dissenter's shares because it alters or abolishes a preferential right of the shares, creates, alters or abolishes a right in respect of redemption, alters or abolishes a preemptive right of the holder of the shares, excludes or limits the right of the shares to be voted on any matter or to cumulate votes, or reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash, (iii) any other corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, the bylaws or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares.
See the more detailed discussion of the procedures for asserting dissenters rights under "The Merger - Dissenters' Rights."

CONFLICTS OF INTEREST

     Under Delaware law, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall not be void or voidable solely for that reason, or solely because the director or officer was present at or participated in the meeting of the board or committee thereof which authorized the contract or transaction, or solely because his or her vote was counted for such purpose, provided that the contract or transaction is (i) authorized in good faith by the board of directors, or (ii) ratified by the corporation's stockholders, or (iii) fair to the corporation. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board which authorizes the contract or transaction.

     In general, Arizona's conflicts of interest statute is the same as Delaware's statute, except that Arizona's conflict of interest statute does not cover transactions between the corporation and its officers.

DIVIDENDS AND DISTRIBUTIONS

     A Delaware corporation may make repurchases or redemptions that do not impair capital and may pay dividends out of any surplus account (generally the stockholders' equity of the corporation less the par value of the capital stock outstanding) or, if there exists no surplus, out of net profits of the current and preceding fiscal years (provided that certain provisions must be made for preferences of outstanding stock having a liquidation preference). To determine the surplus, assets and liabilities are valued at their current fair market value. Assuming that such assets have a fair market value greater than their book value and that liabilities have not increased in value to a greater extent, such revaluation will increase the surplus of the corporation and thereby permit the corporation to pay an increased dividend and/or to repurchase a greater number of shares.

     Distributions to shareholders of an Arizona corporation may not be made if any such distribution would render the corporation unable to meet its liabilities in the ordinary course of business or, if as a result of such distribution, the excess of the corporation's assets over its liabilities would be less than the liquidation preference of all shares having a preference on liquidation over the class or series to which the distribution is made.

     Republic and CFB are also subject to the policies of federal regulatory authorities regarding payment of dividends, which generally limit dividends to operating earnings. See "Business of Republic - Supervision and Regulation."

ANTI-TAKEOVER PROVISIONS

     Pursuant to Delaware's Business Combinations Statute, if a person acquires 15% or more of the voting stock of a Delaware corporation, that person is designated an "interested stockholder" and the corporation may not engage in certain business combinations with such person for a period of three years. However, an otherwise prohibited business combination may be permitted if one of these conditions is met: (1) if prior to the date the person became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) the tender offer or other transaction by which the person acquires 15% stock ownership is attractive enough that he is able to acquire ownership in the same transaction of at least 85% of the outstanding voting stock; or (3) the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of two-thirds of the outstanding voting shares held by uninterested stockholders. A business combination is defined to include any of the following: any merger or consolidation with the interested stockholder; any sale, transfer or other disposition of assets to the interested stockholder if the assets have a market value equal to or greater than 10% of the aggregate market value of all of the corporation's assets; any transfer of stock of the corporation to the interested stockholder, except for transfers in a conversion or exchange or a pro rata distribution; and any receipt by the interested stockholder of any loans, advances, guarantees, pledges or other financial benefits, except for a pro rata transfer.

     Under Arizona's Business Combinations Statute, a person who acquires 10% or more of the voting stock of an 'issuing public corporation' is designated an interested shareholder and, with certain exceptions, an 'issuing public corporation' or its authorized subsidiary, may not engage in certain business combinations with such person for three years. An "issuing public corporation" is defined in the Arizona Statutes as a corporation that has a class of equity securities registered pursuant to Section 12 or is subject to Section 15(d) of the Securities Exchange Act of 1934 or has elected to be subject to all or part of the Arizona Business Combination Statute. However, an otherwise prohibited business combination may be permitted if one of these conditions is met: (1) the issuing public corporation, by amendment of its articles of incorporation, has specifically elected not to be subject to the provisions of the Arizona Business Combination Statute, or (2) if prior to the date the person became an interested shareholder, a committee of the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. A business combination is defined to include any of the following: any merger, consolidation or plan of exchange between the issuing public corporation, the interested shareholder, or any corporation or entity that is or after the transaction would be, an affiliate or associate of the interested shareholder; any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the issuing public corporation, or any subsidiary, to the interested shareholder or its affiliate if the assets have a market value equal to or greater than 10% of the aggregate market value of either all of the issuing public corporation's assets or all of its outstanding shares, or the assets represent 10% or more of either the revenues or net income of the issuing public corporation; any transfer of stock of the issuing public corporation to the interested shareholder, except for transfers pursuant to the exercise of warrants or rights to purchase shares offered or a dividend or distribution paid or made pro rata to all shareholders of the issuing public corporation; the adoption of any plan or proposal of liquidation or dissolution of the issuing public corporation, or its reincorporation in another state, proposed by, on behalf of, or pursuant to an agreement with the interested shareholder; any reclassification of securities, recapitalization, merger or consolidation with a subsidiary effected in any manner by the interested shareholder and which results in an increase in the number of shares or rights to acquire shares of the issuing public corporation held by the interested shareholder; and any receipt by the interested shareholder of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the issuing public corporation.

     CFB is party to a stockholders' rights agreement which could in certain circumstances serve as a deterrent against a possible change of control not approved by CFB's Board of Directors. Under the agreement, upon the occurrence of certain events which result in a change of control as defined by the agreement, registered holders of shares of CFB Common Stock are entitled to purchase one-hundredth of a share of junior participating preferred stock of Republic at a stated price, or to purchase shares of common stock in the acquiring entity with a market value equal to two times the exercise price. The rights may be redeemed by CFB in certain circumstances and expire in 2005. Republic does not have a shareholders' rights plan.

CHARTER AMENDMENTS

     Delaware law does not provide for stockholders, independently from the board, to propose amendments to the certificate of incorporation. Delaware law generally requires that, absent a greater requirement in the certificate or articles of incorporation, a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, must vote in favor of the amendment.

     Arizona law does not provide for shareholders, independently from the board, to propose amendments to the certificate of incorporation. Arizona law also generally requires that, absent a greater requirement in the corporation's articles of incorporation, a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote as a class, must vote in favor of the amendment.

AMENDMENT OF BYLAWS

     Delaware law provides that the power to adopt, amend or repeal bylaws shall be in the stockholders entitled to vote; provided, however, any corporation may, in its certificate of incorporation, confer the power to adopt, amend, or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders, nor limit their power to adopt, amend or repeal bylaws.

     Generally, Arizona law provides that the board may amend or repeal the bylaws unless the articles reserve the power exclusively to the shareholders or the bylaw expressly provides that the board shall not amend or repeal that bylaw. A corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by its board of directors.

                                  LEGAL MATTERS

     The validity of the CFB Common Stock to be issued to the shareholders of Republic in connection with the Merger will be passed upon for CFB by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota. Patrick Delaney, a partner of Lindquist & Vennum P.L.L.P., is a director of CFB and an owner of CFB Common Stock and options to purchase CFB Common Stock. Certain federal income tax consequences in connection with this Merger will be passed upon by Streich Lang P.A., Phoenix, Arizona.

                                     EXPERTS

     The consolidated financial statements of CFB at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Proxy Statement-Prospectus which constitutes a proxy statement of Republic and a prospectus and registration statement of CFB have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, which (i) as to the years 1995 and 1994, are based in part on the reports of Arthur Andersen LLP, formerly independent auditors for Mountain Parks Financial Corp., and (ii) as to the year 1994, are based in part on the reports of Hacker, Nelson & Co., P.C. and Fortner, Bayens, Levkulich and Co., P.C., formerly independent auditors for Minowa Bancshares, Inc., and First Community Bankshares, Inc., respectively. As of the date of their reports and during the periods covered by the financial statements on which they reported, each of the foregoing accounting firms were independent certified public accountants with respect to CFB, Mountain Parks Financial Corp., Minowa Bancshares, Inc. and First Community Bankshares, Inc., as the case may be, within the meaning of the Securities Act and the applicable published rules and regulations thereunder. CFB has agreed to indemnify Hacker, Nelson & Co., P.C., its officers, directors and employees from any and all damages, fines, legal costs and expenses that may be incurred by the parties being indemnified in successfully defending their audit to any person, corporation or governmental entity relying upon the audit, provided that such indemnification will not apply to any claim, legal expense, or costs incurred if Hacker, Nelson & Co., P.C. has been found guilty of professional malpractice with respect to such audit. The consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The financial statements of KeyBank Wyoming as of and for the year ended December 31, 1996 appearing in CFB's Current Report on Form 8-K/A filed on September 22, 1997 with the Securities and Exchange Commission have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Republic as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December
31, 1996 included herein have been included herein in reliance upon the report of McGladrey & Pullen, LLP, independent auditors, appearing elsewhere herein, and given upon the authority of such firm as experts in accounting and auditing.

                    INDEX TO REPUBLIC FINANCIAL STATEMENTS

     The following financial statements of Republic are included in this Proxy Statement-Prospectus:

                                                                                                      Page
                                                                                                      ----
SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (UNAUDITED) AND
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994:

Independent Auditors' Report on the Consolidated Financial
Statements for the years ended December 31, 1996, 1995 and 1994. . . . . . . . . . . . . . . .        F-2

Consolidated Balance Sheets as of June 30, 1997
(unaudited) and December 31, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . . . . . . .        F-4

Consolidated Statements of Income for the six months ended June 30, 1997 and
1996 (unaudited) and the years ended December 31, 1996, 1995 and 1994. . . . . . . . . . . . .        F-5

Consolidated Statement of Stockholders' Equity for the six months ended June 30,
1997 (unaudited) and the years ended December 31, 1996, 1995 and 1994. . . . . . . . . . . . .        F-6

Consolidated Statements of Cash Flows for the six months ended June 30, 1997 and
1996 (unaudited) and the years ended December 31, 1996, 1995 and 1994. . . . . . . . . . . . .        F-7

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .        F-9

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Republic National Bancorp, Inc.
Phoenix, Arizona


We have audited the accompanying consolidated balance sheets of Republic National Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic National Bancorp, Inc. and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


MCGLADREY AND PULLEN, LLP


Phoenix, Arizona
January 15, 1997

REPUBLIC NATIONAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
(INFORMATION RELATED TO JUNE 30, 1997 IS UNAUDITED)

                                            June 30              December 31
                                         -----------------------------------------
ASSETS                                         1997          1996         1995
                                          (unaudited)
----------------------------------------------------------------------------------
Cash and due from banks (NOTES 2 AND 9)  $   2,743,527 $   4,031,834 $   3,203,805
Federal funds sold (NOTE 9)                  5,300,000     4,500,000     1,200,000
                                         -----------------------------------------
  Cash and cash equivalents                  8,043,527     8,531,834     4,403,805
Held to maturity securities  (market value
  1997 $1,833,902; 1996 $1,966,178;
   1995 $2,046,867) (NOTE 3)                 1,801,273     1,941,148     2,025,059
Loans, net of allowance for credit losses
 1997  $514,104; 1996 $422,579;
   1995 $271,464 (NOTES 4, 9, AND 10)       41,184,764    40,845,671    34,597,467
Bank premises and equipment, net (NOTE 5)      443,843       159,080       150,492
Accrued interest receivable                    279,028       337,454       237,525
Other assets (NOTE 6)                        1,201,414     1,149,074     1,205,671
                                        ------------------------------------------



                                         $  52,953,849  $ 52,964,261  $ 42,620,019
                                         -----------------------------------------
                                         -----------------------------------------

See Notes to Consolidated Financial Statements.

                                            June 30             December 31
                                         -----------------------------------------
LIABILITIES AND STOCKHOLDERS'              1997          1996         1995
  EQUITY                                 (unaudited)
----------------------------------------------------------------------------------
LIABILITIES
Deposits:
  Noninterest bearing, demand             $  8,778,528  $  8,177,537  $  8,085,443
  Interest bearing:
    NOW accounts                             8,911,013     8,269,352     5,457,321
    Savings and money market                 6,722,801     5,765,011     5,125,485
    Time certificates $100,000 and over
     (NOTE 7)                                5,406,873     6,497,996     3,881,973
    Time certificates under $100,000
     (NOTE 7)                                17,677,497   19,243,633    16,177,204
                                         -----------------------------------------
                                            47,496,712    47,953,529    38,727,426

   Accrued interest payable and
    other liabilities                          650,171       792,140       430,249
                                         -----------------------------------------
       Total liabilities                    48,146,883    48,745,669    39,157,675
                                         -----------------------------------------
COMMITMENTS AND CONTINGENCIES
 (NOTE 9)

STOCKHOLDERS' EQUITY (NOTES 13 AND 14)
  Convertible preferred stock, $1 par value;
     authorized 100,000 shares; none issued
     and outstanding (Note 12)
                                                  -             -             -
  Common stock, no par value; authorized
    500,000 shares; issued and outstanding
    1997, 3,347,492 shares, 1996, 3,298,992
    shares, 1995 3,189,867 shares            3,547,871     3,481,276     3,358,794
  Surplus                                      173,665       173,665       173,665
  Retained earnings (deficit)                1,085,430       563,651       (70,115)
                                         -----------------------------------------
       Total stockholders' equity            4,806,966     4,218,592     3,462,344
                                         -----------------------------------------

                                           $52,953,849   $52,964,261  $ 42,620,019
                                         -----------------------------------------
                                         -----------------------------------------

REPUBLIC NATIONAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(INFORMATION RELATED TO THE PERIODS ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)

                                                           June 30                             December 31
                                                 -----------------------------------------------------------------------
                                                      1997          1996            1996           1995           1994
                                                 (unaudited)  (unaudited)
------------------------------------------------------------------------------------------------------------------------
Interest income:
   Loans                                         $ 2,590,950    $ 2,052,893    $ 4,374,457    $ 3,320,318    $ 2,299,028
   Securities held to maturity                        62,869         62,233        126,090        134,621         83,480
   Federal funds sold                                144,914         34,704        122,276        124,363        119,419
                                                 -----------------------------------------------------------------------
                                                   2,798,733      2,149,830      4,622,823      3,579,302      2,501,927
                                                 -----------------------------------------------------------------------
Interest expense:
   Borrowed funds                                        -              -              -              489         17,050
   Deposits (NOTE 11)                              1,013,801        838,779      1,806,179      1,486,670      1,001,520
                                                 -----------------------------------------------------------------------
                                                   1,013,801        838,779      1,806,179      1,487,159      1,018,570
                                                 -----------------------------------------------------------------------
      Net interest income                          1,784,932      1,311,051      2,816,644      2,092,143      1,483,357
Provision for credit losses (NOTE 4)                 136,000         51,000        182,000         70,500            -
                                                 -----------------------------------------------------------------------
      Net interest income after
       provision for credit losses                 1,648,932      1,260,051      2,634,644      2,021,643      1,483,357
                                                 -----------------------------------------------------------------------
Other income:
   Customer service fees                              73,510         54,066        159,572        150,727        241,199
   Gain on sale of SBA loans                         799,370        358,783      1,126,546        770,059        172,265
   Other income                                       22,029         10,824         35,717         43,309        162,013
                                                 -----------------------------------------------------------------------
                                                     894,909        423,673      1,321,835        964,095        575,477
                                                 -----------------------------------------------------------------------
Other expenses:
   Salaries and wages                                659,063        442,181      1,152,368        864,186        587,883
   Employee benefits                                 126,976        124,023        248,614        208,294        160,047
   Occupancy (NOTE 9)                                154,309        128,093        269,387        248,858        204,239
   Data processing                                    68,259         53,062        111,970        107,111        105,310
   Professional fees                                  38,926         53,496         26,972        141,399         67,203
   Supplies, printing and advertising                 52,478         77,827        223,366        233,681        107,811
   Other                                             265,101        172,602        301,190        277,957        234,729
                                                 -----------------------------------------------------------------------
                                                   1,365,112      1,051,284      2,333,867      2,081,486      1,467,222
                                                 -----------------------------------------------------------------------
       Income before income tax                    1,178,729        632,440      1,622,612        904,252        591,612
Income tax expense (NOTE 8)                          492,000        259,000        663,000        369,262       (185,000)
                                                 -----------------------------------------------------------------------
       Net income                                $   686,729    $   373,440    $   959,612   $    534,990    $   776,612
                                                 -----------------------------------------------------------------------
                                                 -----------------------------------------------------------------------
Earnings per common share:
       Primary                                   $       .20    $       .21    $       .29   $        .17    $       .27
       Fully diluted                             $       .19    $       .11    $       .28   $        .17    $       .27
                                                 -----------------------------------------------------------------------
                                                 -----------------------------------------------------------------------
Weighted average common shares
   outstanding:
       Primary                                   $ 3,495,559    $ 3,287,259    $ 3,337,734   $  3,191,776    $ 2,885,604
       Fully diluted                             $ 3,531,694    $ 3,305,351    $ 3,372,935   $  3,209,868    $ 2,842,183
                                                 -----------------------------------------------------------------------
                                                 -----------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

REPUBLIC NATIONAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(INFORMATION RELATED TO THE PERIOD ENDED JUNE 30, 1997 IS UNAUDITED)

                                Preferred stock     Common stock       Common stock subscribed
                             -------------------------------------------------------------------
                                                                                                             Retained
                              Shares   Amount    Shares       Amount        Shares    Amount       Surplus   Earnings       Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993   19,297  $ 19,297   2,758,475 $  3,509,418        5,870  $    5,870  $ 173,665 $(1,381,717) $2,326,533

  Stock subscribed                -         -           -            -       49,748      49,748          -           -      49,748
  Common stock issued             -         -      83,825       76,582      (52,351)    (52,351)         -           -      24,231
  Net income                      -         -           -            -            -           -          -     776,612     776,612
  Capital dividend paid           -         -           -     (143,074)           -           -          -           -    (143,074)
                             ------------------------------------------------------------------------------------------------------

Balance, December 31, 1994   19,297    19,297   2,842,300    3,442,926        3,267       3,267    173,665    (605,105)  3,034,050

  Stock subscribed                -         -           -            -      186,779     186,779          -           -     186,779
  Common stock issued             -         -     193,191      207,060     (190,046)   (190,046)         -           -      17,014
  Net income                      -         -           -            -            -           -          -     534,990     534,990
  Conversion of preferred
  stock to common stock
  (NOTE 12)                 (19,297)  (19,297)    154,376       19,297            -           -          -           -          -
  Capital dividend paid           -         -           -     (310,489)           -           -          -           -    (310,489)
                             ------------------------------------------------------------------------------------------------------

Balance, December 31, 1995        -         -   3,189,867    3,358,794            -           -    173,665     (70,115)  3,462,344

  Common stock issued             -         -     109,125      122,482            -           -          -           -     122,482
  Net income                      -         -           -            -            -           -          -     959,612     959,612
  Cash dividend paid              -         -           -            -            -           -          -    (325,846)   (325,846)
                             ------------------------------------------------------------------------------------------------------

Balance, December 31, 1996        -         -   3,298,992    3,481,276            -           -    173,665     563,651   4,218,592

  Common stock issued             -         -      48,500       66,595            -           -          -           -      66,595
  Net income                      -         -           -            -            -           -          -     686,729    686,729
  Cash dividend paid              -         -           -            -            -           -          -    (164,950)  (164,950)
                             ------------------------------------------------------------------------------------------------------

Balance, June 30, 1997
  (unaudited)                     -  $      -   3,347,492 $  3,547,871            -  $        -  $  173,665 $1,085,430  $4,806,966
                             ------------------------------------------------------------------------------------------------------
                             ------------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

REPUBLIC NATIONAL BANCORP, INC. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF CASH FLOWS
(INFORMATION RELATED TO THE PERIODS ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)


                                                                      June 30                            December 31
                                                           ------------------------------------------------------------------------
                                                               1997           1996          1996            1995          1994
                                                           (unaudited)    (unaudited)
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                              $   686,729    $   373,440   $    959,612    $   534,990    $   776,612
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Depreciation                                             30,385         25,526         52,971         69,221         56,872
      Provision for loan losses                               136,000         51,000        182,000         70,500              -
      Amortization of premium                                   3,178          2,579          3,010          8,367         48,382
      Deferred income tax expense (benefit)                         -              -         75,000        163,834       (185,000)
      Provision for loss on other real estate owned                 -              -              -         15,000              -
      Loss (gain) on sale of other real estate owned                -              -        (18,091)        16,748        (72,466)
      Origination of loans available for sale              (8,220,090)    (4,016,711)   (11,172,598)    (5,887,500)    (5,507,295)
      Proceeds from sale of loans available for sale        9,019,460      4,375,494     12,417,033      4,891,995      2,484,783
      Changes in assets and liabilities:
         Other assets                                         (52,340)      (268,876)       (89,865)      (352,017)        56,120
         Accrued interest receivable                           58,426        (25,800)       (99,929)       (61,145)       (45,641)
         Accrued interest payables and other liabilities     (141,969)       291,371        361,891        346,290        (31,786)
                                                          -------------------------------------------------------------------------
            Net cash provided by (used in)
             operating activities                           1,519,779        808,023      2,671,034       (183,717)    (2,419,419)
                                                          -------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities of held to maturity                136,697        147,029      1,082,601        252,122              -
   securities
  Purchase of held to maturity securities
                                                                    -        (94,500)    (1,001,700)       (94,722)      (620,094)
  Proceeds from sale of other real estate owned
                                                                    -              -        163,781        129,252        246,442
  Loans made to customers, net
                                                           (1,274,463)    (5,941,897)    (7,748,867)    (8,385,868)      (402,243)
  Purchase of bank premises and equipment
                                                             (315,148)       (35,695)       (98,906)       (35,193)      (118,546)
  Proceeds from sale of bank premises and equipment                 -              -         37,347              -              -
                                                          -------------------------------------------------------------------------
         Net cash (used in) investing activities           (1,452,914)    (5,925,063)    (7,565,744)    (8,134,409)      (894,441)
                                                          -------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits                        (456,817)     5,587,841      9,226,103      6,870,374      2,420,629
  Payments on borrowed funds                                        -              -              -       (193,402)       (43,005)
  Proceeds from issuance of common stock                       66,595         76,530        122,482        203,793         73,979
  Dividends paid                                             (164,950)      (161,993)      (325,846)      (310,489)      (143,074)
                                                          -------------------------------------------------------------------------
         Net cash provided by (used in) financing            (555,172)     5,502,328      9,022,739      6,570,276      2,308,529
                                                          -------------------------------------------------------------------------
         Increase (decrease) in cash and cash
           equivalents                                       (488,307)       385,288      4,128,029     (1,747,850)    (1,005,331)
Cash and cash equivalents:
  Beginning                                                 8,531,834      4,403,805      4,403,805      6,151,655      7,156,986
                                                          -------------------------------------------------------------------------
  Ending                                                  $ 8,043,527    $ 4,789,093   $  8,531,834    $ 4,403,805    $ 6,151,655
                                                          -------------------------------------------------------------------------
                                                          -------------------------------------------------------------------------


REPUBLIC NATIONAL BANCORP, INC. AND SUBSIDIARY

(INFORMATION RELATED TO THE PERIODS ENDED JUNE 30, 1997 AND 1996 IS UNAUDITED)


                                                                      June 30                            December 31
                                                           ----------------------------------------------------------------------
                                                               1997           1996          1996            1995          1994
                                                           (unaudited)    (unaudited)
----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION

    Cash payments for:

          Interest paid to depositors                       $1,032,659       $837,010     $1,786,270     $1,454,478     $1,015,829
                                                            ----------------------------------------------------------------------
                                                            ----------------------------------------------------------------------
          Interest paid on borrowed funds                   $        -       $      -     $        -     $    1,529     $   12,713
                                                            ----------------------------------------------------------------------
                                                            ----------------------------------------------------------------------
          Income taxes                                      $1,007,958       $284,651     $  144,872     $   10,428     $        -
                                                            ----------------------------------------------------------------------
                                                            ----------------------------------------------------------------------
SUPPLEMENTAL SCHEDULE OF NONCASH
  FINANCING ACTIVITIES
     Preferred stock converted to common stock              $        -       $      -     $        -     $   19,297     $        -
                                                            ----------------------------------------------------------------------
                                                            ----------------------------------------------------------------------
     Other real estate acquired in settlement of loan       $        -       $      -     $   74,228     $        -     $        -
                                                            ----------------------------------------------------------------------
                                                            ----------------------------------------------------------------------


See Notes to Consolidated Financial Statements.

REPUBLIC NATIONAL BANCORP, INC. AND SUBSIDIARY


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE I. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BANKING ACTIVITIES:

Republic National Bancorp, Inc. (the Bancorp) is a holding company which owns 100% of the stock of Republic National Bank (the Bank). The Bank provides a full range of banking service to its commercial, SBA, residential and consumer customers from it's facilities located in the Phoenix Metropolitan area.

The Bank grants commercial, residential and consumer loans to customers located primarily in the Phoenix Metropolitan area.


The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrowers. The Bank's policy requires that collateral be obtained on substantially all loans. Such collateral is primarily first trust deeds on property.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent asset and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF CONSOLIDATION:

The consolidated financial statements include all the accounts of the Bancorp and the Bank. All material intercompany accounts and transactions have been eliminated.

UNAUDITED INTERIM FINANCIAL STATEMENTS:

The accompanying unaudited consolidated financial statements have been prepared in accordance with the requirements for presentation of interim financial statements and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all adjustments consisting only of normal recurring adjustments that are necessary for a fair presentation for interim periods presented have been reflected. The results for the six months ended June 30, 1997 are not necessarily indicative of the results which will be reported for the entire year.

NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS:

For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing) and federal funds sold. Cash flows from loans originated by the Bank, deposits, and federal funds purchased are reported net.

The Bancorp and Bank maintains amounts due from banks which, at times, may exceed federally insured limits. No losses have been experienced in such accounts.

HELD TO MATURITY SECURITIES:

Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

The sale of a security within three months of maturity date or after at least 85 percent of the principal outstanding has been collected is considered a maturity for purposes of classification and disclosure.

LOANS:

Loans are stated at the amount of unpaid principal, reduced by deferred loan fees, net of costs and an allowance for credit losses.

The allowance for credit losses is established through a provision for credit losses charged to expense. Loans are charged against the allowance for credit losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Office of the Comptroller of the Currency (OCC), as an integral part of their examination process, periodically reviews the Bank's allowance for credit losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTEREST AND FEES ON LOANS:

Interest on loans is recognized over the terms of the loans and is calculated on principal amounts outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual life.

SALES OF LOANS:

The Bank sells the guaranteed portion of Small Business Administration ("SBA") loans in the secondary market to provide funds for additional lending and to generate servicing income. Under such agreements, the Bank continues to service the loans and the buyer receives the principal collected together with interest. Loans held for sale are valued at the lower of cost or market value.

Gains and losses on sales of loans are calculated on a predetermined formula in compliance with, EMERGING ISSUES TASK FORCE 88-11, based on the difference between the selling price and the book value of the loans sold. Any inherent risk of loss on loans is transferred to the buyer at the date of sale on the portion of the loan sold. However, the Bank maintains the risk on the portion retained.

The Bank has issued various representations and warranties associated with the sale of loans. These representations and warranties may require the Bank to repurchase loans for a period of 90 days after the date of sale as defined in the applicable sales agreement. The Bank experienced no losses regarding these representations and warranties.

OTHER REAL ESTATE OWNED:

Included in other assets is other real estate owned (OREO) consisting of
property which has been acquired through foreclosure.   The property is carried
at the lower of the recorded investment in the property or its fair value. At acquisition, the value of the underlying loan is written down to the fair market value of the real estate, if necessary, by a credit to the allowance for credit losses. Any subsequent write-down is charged against operating expenses of such properties, net of related income. Gain and losses on disposition are included in other expenses.

PREPAID DEALER RESERVE:

Prepaid dealer reserve represents the unearned portion of a percentage of the finance charges, paid to the dealer at the origination of the loan. The prepaid amount is amortized over the life of the loan.

NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BANK PREMISES AND EQUIPMENT:

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives:
                                                                Years
                                                                -----
     Leasehold improvements                                        10
     Automobile, furniture and equipment                       2 - 10

INCOME TAXES:

The Bancorp and the Bank file consolidated federal and state income tax returns.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

EARNINGS PER COMMON SHARE:

Earnings per common share were computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. The number of common shares was increased by the number of shares issuable upon exercise of the stock options described in Note 13 to the financial statements.

OTHER OFF-BALANCE-SHEET INSTRUMENTS:

In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

Fair value of financial instruments:

The carrying value of financial instruments other than investments approximates the fair value of those instruments.

NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CURRENT ACCOUNTING PRONOUNCEMENTS:

The Financial Accounting Standards Board (FASB) has issued Statement No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES, which becomes effective for transactions occurring after December 31, 1996. The Statement does not permit earlier or retroactive application. In December 1996, the FASB issued Statement No. 127 which amended Statement No. 125 by delaying the effective date of certain portions of the statement for one year. The Statement distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The Statement also establishes standards on the initial recognition and measurement of servicing assets and other reined interests and servicing liabilities, and their subsequent measurement.

The Statement requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, the Statement requires that a liability be derecognized only if the debtor is relieved of its obligation through payment to the creditor or by being legally released from being the primary obligor under the liability either judicially or by the creditor.

Management does not believe the application of the Statement to transactions of the Bank that have been typical in the past will materially affect the Bank's financial position and results of operations.

Effective for financial statements issued after December 15, 1997, the Company will be required to implement FASB Statement No. 128, EARNINGS PER SHARE. The Statement establishes standards for computing and presenting earnings per share
(EPS) and applies to entities with publicly held common stock or potential common stock. It represents the presentation of primary EPS with a presentation of basic EPS and also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. The Company has not determined what effect the adoption of this Statement will have on its earnings per share calculations.

The FASB has issued Statement No. 130, REPORTING COMPREHENSIVE INCOME. Statement No. 130 requires that an enterprise (a) classify items of other comprehensive income (as defined in the Statement) by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the statement of financial position. Management does not believe the application of this Statement will materially affect the Company's financial reporting.

The FASB has also issued Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. Statement No. 131 modifies the disclosure requirements for reportable segments and its effective for the Company's year ending December 31, 1998. The Company has not determined the effect of the adoption of this Statement would have on the Company's financial statements.

NOTE 2. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserve balances with Federal Reserve Banks. The total of those reserve balances was approximately, $0, $210,000 and $425,000 at June 30, 1997 (unaudited), December 31, 1996 and 1995.

NOTE 3. INVESTMENT SECURITIES

Carrying amounts and fair values of held to maturity securities as of June 30, 1997 (unaudited), December 31, 1996 and 1995 are summarized as follows:


                                                     June 30, 1997
                                                      (unaudited)
                             -------------------------------------------------------
                               Amortized        Gross            Gross       Fair
                                  cost        unrealized      unrealized     value
                             -------------------------------------------------------
Obligations of United States
   Government Agencies:


   GNMA Pooled Securities     $  168,965        $15,766          $   -     $  184,731
   FHLMC Pooled Securities       292,195         10,988              -        303,183
   SBA Pooled Securities         246,233          5,850              -        252,083
   US Treasury Securities      1,003,730              -           (605)     1,003,125
Other                             90,150              -              -         90,150
                              -------------------------------------------------------
                              $1,801,273        $32,604          $(605)    $1,833,272
                              -------------------------------------------------------
                              -------------------------------------------------------


                                                         1996
                             -------------------------------------------------------
                               Amortized        Gross            Gross       Fair
                                  cost        unrealized      unrealized     value
                             -------------------------------------------------------
Obligations of United States
 Government Agencies:
 GNMA Pooled Securities       $  189,136        $ 9,660        $(1,692)    $  197,104
 FHLMC Pooled Securities         307,221         13,962              -        321,183
 SBA Pooled Securities           251,710          2,274              -        253,984
 US Treasury Securities        1,102,931          1,027           (201)     1,103,757
Other                             90,150              -              -         90,150
                              -------------------------------------------------------
                              $1,941,148        $26,923        $(1,893)    $1,966,178
                              -------------------------------------------------------
                              -------------------------------------------------------



                                                          1995
                             -------------------------------------------------------
                                                Gross            Gross
                               Amortized      unrealized      unrealized     Fair
                                  cost          gains           losses       value
                             -------------------------------------------------------
Obligations of United States
 Government Agencies:
 GNMA Pooled Securities       $  215,237        $ 8,671        $     -     $  223,908
 FHLMC Pooled Securities         362,750         13,135              -        375,885
 SBA Pooled Securities           261,300          1,912              -        263,212
 US Treasury Securities        1,097,322              -         (1,910)     1,095,412
Other                             88,450              -              -         88,450
                              -------------------------------------------------------
                              $2,025,059        $23,718        $(1,910)    $2,046,867
                              -------------------------------------------------------
                              -------------------------------------------------------


These were no realized gains or losses on the sale of securities during the six months ended June 30, 1997 and 1996 (unaudited), or the years ended December 31, 1996, 1995 and 1994.

Securities with a carrying amount of approximately $1,296,000, $1,404,000 and $1,463,000 at June 30, 1997 (unaudited), December 31, 1996 and 1995 were pledged as collateral on public deposits and for other purposes as required by law.

The amortized cost and fair values of securities at June 30, 1997 (unaudited) and December 31, 1996 by contractual maturities are shown below. Maturities may differ from contractual maturities in SBA, GNMA and FHLMC pooled securities because the notes underlying the securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.


                                                    June 30, 1997              December 31, 1996
                                                      (unaudited)
                                             -------------------------------------------------------
                                              Amortized       Fair         Amortized        Fair
                                                cost          value           cost          value
                                             -------------------------------------------------------
Due in one year or less                      $1,003,730     $1,003,125     $   97,708     $   97,507
Due after one year through five years                 -              -      1,005,223      1,006,250
Due after five years through ten years                -              -              -              -
Due after ten years                              90,150         90,150         90,150         90,150
GNMA and FHLMC pooled securities                461,160        487,914        496,357        518,287
SBA pooled securities                           246,233        252,083        251,710        253,984
                                             -------------------------------------------------------
                                             $1,801,273     $1,833,272     $1,941,148     $1,966,178
                                             -------------------------------------------------------
                                             -------------------------------------------------------


NOTE 4. LOANS

Loans consist of the following:

                                   June 30                   December 31
                                 ----------------------------------------------
                                     1997              1996              1995
                                 (unaudited)
                                 ----------------------------------------------
Commercial                       $ 21,485,916      $ 21,121,830    $ 16,423,594
Installment                        20,142,085        20,068,340      18,369,183
                                 ----------------------------------------------
                                   41,628,001        41,190,170      34,792,777
Add (deduct):
  Deferred loan fees,
   net of costs                        70,867            78,080          76,154
  Allowance for credit losses        (514,104)         (422,579)       (271,464)
                                 ----------------------------------------------
                                 $ 41,184,764      $ 40,845,671    $ 34,597,467
                                 ----------------------------------------------
                                 ----------------------------------------------

At June 30, 1997 (unaudited), December 31, 1996 and 1995, the total of Small Business Administration (SBA) loans serviced for others amounted to approximately, $43,097,000, $20,821,000 and $11,537,000.

At December 31, 1996 and 1995 and for the periods then ended, there were no loans classified as impaired in conformity with FASB Statement No. 114 as amended by FASB Statement No. 118. In addition, loans on nonaccrual status totaled $26,000 and $23,000, at December 31, 1996 and 1995.

Changes in the allowance for credit losses is as follows:


                                                   6 months ended
                                                      June 30                      Years ended December 31
                                                   ---------------------------------------------------------------------
                                                      1997                1996               1995                 1994
                                                   (unaudited)
                                                   ---------------------------------------------------------------------
Balance, beginning                                 $ 422,579           $ 271,464           $ 252,956           $ 269,065
   Provision  charged to operating expense           136,000             182,000              70,500                 -
   Recoveries of amounts charged off                  35,701               8,570              13,599              10,879
                                                   ---------------------------------------------------------------------
                                                     594,280             462,034             337,055             279,944
   Amounts charged off                               (80,176)            (39,455)            (65,591)            (26,988)
                                                   ---------------------------------------------------------------------
Balance, ending                                    $ 514,104           $ 422,579           $ 271,464           $ 252,956
                                                   ---------------------------------------------------------------------
                                                   ---------------------------------------------------------------------

NOTE 5. BANK PREMISES AND EQUIPMENT

The major classes of bank premises and equipment and the total accumulated depreciation are as follows:


                                          June 30            December 31
                                       ----------------------------------------
                                           1997          1996            1995
                                        (unaudited)
                                       ----------------------------------------
Leasehold improvements                  $ 318,744     $ 120,603      $ 120,603
Automobile, furniture and equipment       378,485       504,422        483,265
                                       ----------------------------------------
                                          697,229       625,025        603,868
Less accumulated depreciation             253,386      (465,945)      (453,376)
                                       ----------------------------------------
                                        $ 443,843     $ 159,080      $ 150,492
                                       ----------------------------------------
                                       ----------------------------------------
NOTE 6. OTHER ASSETS

Other assets consist of the following:

                                           June 30            December 31
                                      ----------------------------------------
                                           1997           1996         1995
                                       (unaudited)
                                      ----------------------------------------
Other real estate owned               $        -    $         -    $    71,462
Prepaid dealer reserve                    704,950       720,908        678,718
Deferred taxes (NOTE 8)                    96,166        96,166        171,166
Prepaid expenses and deposits             400,298       332,000        284,325
                                      ----------------------------------------
                                      $ 1,201,414   $ 1,149,074    $ 1,205,671
                                      ----------------------------------------
                                      ----------------------------------------

Changes in other real estate owned are as follows:


                                           June 30            December 31
                                      ----------------------------------------
                                           1997           1996         1995
                                       (unaudited)
                                      ----------------------------------------
Balance, beginning                    $        -    $    71,462     $  232,462
   Other real estate acquired in
    settlement of loan                         -         74,228             -
   Write down of property                      -             -         (15,000)
   Sale of other real estate owned             -       (145,690)      (146,000)
                                      ----------------------------------------
Balance, ending                       $        -    $        -      $   71,462
                                      ----------------------------------------
                                      ----------------------------------------

NOTE 7. TIME CERTIFICATES OF DEPOSIT

Aggregate maturities of time certificates are as follows:


                                                                                         June 30, 1997 (unaudited)
                                                                         -----------------------------------------------------
                                                                         Over $100,000       Under $100,000           Total
                                                                         -----------------------------------------------------
Three months or less                                                     $    910,309        $  1,919,786        $  2,830,095
Three through six months                                                      619,107           3,498,806           4,117,913
Six through twelve months                                                   1,832,449           4,398,886           6,231,335
Over twelve months                                                          2,045,008           7,860,019           9,905,027
                                                                         -----------------------------------------------------
                                                                         $  5,406,873        $ 17,677,497        $ 23,084,370
                                                                         -----------------------------------------------------
                                                                         -----------------------------------------------------

                                                                                          December 31, 1996
                                                                         -----------------------------------------------------
                                                                         Over $100,000       Under $100,000          Total
                                                                         -----------------------------------------------------
Three months or less                                                     $  1,810,559        $  3,261,298        $  5,071,857
Three through six months                                                    2,244,075           6,179,743           8,423,818
Six through twelve months                                                     913,450           3,782,392           4,695,842
Over twelve months                                                          1,529,912           6,020,200           7,550,112
                                                                         -----------------------------------------------------
                                                                         $  6,497,996        $ 19,243,633        $ 25,741,629
                                                                         -----------------------------------------------------
                                                                         -----------------------------------------------------


NOTE 8. INCOME TAX MATTERS

Net deferred tax assets consist of the following components at:


                                      June 30                   December 31
                                    --------------------------------------------
                                       1997                1996           1995
                                    (unaudited)
                                    --------------------------------------------
Deferred tax asset:
   Reserve for credit losses        $ 112,000           $ 112,000      $ 83,000
   Deferred gain of sale
    of SBA loans                       57,000              57,000        66,000
   Cash basis of accounting            98,000              98,000        94,000
                                    --------------------------------------------
                                      267,000             267,000       243,000
                                    --------------------------------------------
Deferred tax liability:
   Cash basis of accounting          (157,834)           (157,834)      (64,834)
Bank Premises and equipment           (13,000)            (13,000)       (7,000)
                                    --------------------------------------------
                                     (170,834)           (170,834)      (71,834)
                                    --------------------------------------------
                                       96,166              96,166       171,166
                                    --------------------------------------------
                                    --------------------------------------------

No valuation allowance is considered necessary in order to reduce the deferred tax asset to its net realizable amount at June 30, 1997, December 31, 1996 and 1995.

Taxable temporary differences giving rise to the deferred tax liabilities are related to bank premises, deferred loan fees and the cash basis of accounting. Deductible differences giving rise to the deferred tax assets are related to the reserve for credit losses and deferred gain on the sale of SBA loans. Realization of deferred tax assets is dependent upon sufficient taxable income during the period that deductible temporary differences are expected to be available to reduce taxable income. The Bank's management projects that its income for the period ended June 30, 1998 will be at least equal to earnings in the period ended June 30, 1997.

There have been no changes in the deferred tax components through June 30, 1997.

The provision for income taxes charged to operations consists of the following:

                                      June 30      June 30                   December 31
                                    -----------------------------------------------------------------
                                       1997         1996            1996        1995         1994
                                    (unaudited)  (unaudited)
                                    -----------------------------------------------------------------
Current income tax expense          $ 492,000    $ 259,000       $ 588,000   $ 205,428    $       -
Deferred income tax
 expense (benefit)                          -                       75,000     163,834     (185,000)
                                    -----------------------------------------------------------------
                                    $ 492,000    $ 259,000       $ 663,000   $ 369,262    $(185,000)
                                    -----------------------------------------------------------------
                                    -----------------------------------------------------------------

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:


                                                      Six months ended                            Years ended December 31
                                                          June 30
                                              ------------------------------------------------------------------------------------
                                                 1997                1996               1996               1995             1994
                                              (unaudited)         (unaudited)
                                              ------------------------------------------------------------------------------------
Computed "expected" federal                   $ 413,000           $ 221,000         $ 568,000           $ 316,000       $ 213,000
  tax expense
Increase in income taxes resulting
  from the following:
    State income taxes                           79,000              38,000            95,000              45,000          31,000
    Benefit of net operating loss
     carryforwards                                    -                   -                 -                   -        (244,000)
    Valuation allowance                               -                   -                 -                   -        (185,000)
    Other                                             -                   -                 -               8,262               -
                                              ------------------------------------------------------------------------------------
                                              $ 492,000           $ 259,000         $ 663,000           $ 369,262      $ (185,000)
                                              ------------------------------------------------------------------------------------
                                              ------------------------------------------------------------------------------------


NOTE 9. COMMITMENTS AND CONTINGENCIES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments to extend credit as they do for on-balance-sheet instruments. The Bank's commitments are as follows:


                                       June 30            December 31
                                   ------------------------------------------
                                         1997          1996          1995
                                     (unaudited)
                                   ------------------------------------------
Commitments to extend credit       $  7,291,000   $ 8,144,000    $ 4,650,000
                                   ------------------------------------------
                                   ------------------------------------------

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In addition, the guaranteed portion of the loan that may result from a commitment to extend credit under the terms of loans subject to government guarantees may be sold on the secondary market. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

CONCENTRATIONS OF CREDIT RISK:

All of the Bank's loans and commitments to extend credit have been granted to customers in the Bank's market area. The distribution of commitments to extend
credit approximates the distribution of loans outstanding.   The Bank, as a
matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of the Bank's legal lending limit. Although the Bank has a diversified loan portfolio, as of June 30, 1997 (unaudited) and December 31, 1996, the Bank has approximately $9,421,000 and $8,295,000 of commercial loans which have real estate as a source of collateral. Loans are expected to be repaid from cash flow from operations or proceeds from the sale of the collateral.

CONCENTRATION BY GEOGRAPHIC LOCATION:

The Bank makes loans to customers primarily in Metropolitan Phoenix, Arizona. A substantial portion of the Bank's customers abilities to honor their contracts is dependent on the business economy in Maricopa, County and the surrounding area.

CONCENTRATION BY INSTITUTION:

The bank has a concentration of funds on deposit at Norwest Banks as follows:


                                                    June 30         December 31
                                                 ------------------------------
                                                      1997               1997
                                                  (unaudited)
                                                 ------------------------------
Noninterest bearing accounts                     $ 2,325,081        $ 3,586,665
Federal funds sold                                 5,300,000          4,000,000
                                                 ------------------------------
                                                 $ 7,625,081        $ 7,586,665
                                                 ------------------------------
                                                 ------------------------------

LEASE COMMITMENTS (unaudited):

On January 28, 1997, the Bank amended its lease as a result of its facility renovation project. The terms of the new noncancellable lease call for monthly payments beginning March 1997 in the amount of $14,982 and increasing to $17,457 in March 2005. This lease expires February 2006.

At December 31, 1996, approximate future minimum lease payments under this agreement are as follows:


     Years
     -----
     1997                                                           $   130,570
     1998                                                               182,878
     1999                                                               186,591
     2000                                                               190,304
     2001                                                               194,017
     Years thereafter                                                   848,114
                                                                    -----------
                                                                    $ 1,732,474
                                                                    -----------
                                                                    -----------

Rent expense totaled approximately $100,000 and $83,000 for the six months ended June 30, 1997 and 1996 (unaudited) $182,000, $155,000 and $128,000 for the years ended December 31, 1996, 1995 and 1994 and is included in occupancy expense.

INTEREST RATE RISK:

The Bank assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are more likely to prepay in a falling rate environment and less likely to repay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Bank's overall interest rate risk.

CONTINGENCIES:

In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Bancorp's financial statements.

UNAUDITED INTERIM INFORMATION:

In September 1997, a lawsuit was filed on behalf of a surety for a borrower of the Bank in the amount of $400,000. The borrower paid off its loan and subsequently filed for bankruptcy protection under Chapter 11. The surety has alleged that the borrower had no authority or right to payoff the loan and has made claim to that payment. Republic's and the Bank's ultimate exposure (exclusive of attorney's fees and court costs) on the amount paid by the borrower with the disputed check would be limited to the portion of this loan (25%) not guaranteed by the SBA.

NOTE 10. TRANSACTIONS WITH RELATED PARTIES

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

Aggregate loan transactions with related parties were as follows:


                             Six months ended
                                June 30       Years ended December 31
                             ------------------------------------------
                                  1997           1996           1995
                               (unaudited)
                             ------------------------------------------
Balance, beginning          $   139,662     $   96,548     $   91,639
  New loans                           -         79,865          5,953
  Repayments                    (23,999)       (36,751)        (1,044)
                             ------------------------------------------
Balance, ending             $   115,663     $  139,662     $   96,548
                             ------------------------------------------
                             ------------------------------------------

NOTE 11. INTEREST ON DEPOSITS

The components of interest on deposits are as follows:


                                              Six months ended
                                                   June 30                     Years ended December 31
                                        ----------------------------------------------------------------------
                                           1997            1996          1996           1995           1994
                                         (unaudited)
                                        ----------------------------------------------------------------------
NOW, savings and money market deposits $  263,137       $165,865     $  398,290     $  341,252     $  278,513
Time certificates of deposit $100,000
  and over
                                          179,886        122,325        278,636        198,436        127,791
Certificates under $100,000               523,412        505,885      1,036,361        863,972        548,165
IRA accounts                               47,366         44,704         92,892         83,010         47,051
                                        ----------------------------------------------------------------------
                                       $1,013,801       $838,779     $1,806,179     $1,486,670     $1,001,520
                                        ----------------------------------------------------------------------
                                        ----------------------------------------------------------------------

NOTE 12. PREFERRED STOCK

In June 1989, Bancorp created a series of serial preferred stock designated as $10 Convertible Preferred Stock, Series A (Series A). The holders of shares of Series A have the right, at their option, to convert all or any part of such shares into shares of common stock of Bancorp after June 30, 1991. Each share of Series A is initially convertible into approximately 4.149 shares of common stock. The initial conversion price of $2.41 per share of common stock shall be subject to adjustment based upon certain prescribed conditions. At December 31, 1994 there were 19,297 shares issued and outstanding. As of December 31, 1995 all shares had been converted to common stock.

NOTE 13. STOCK OPTIONS AND DIVIDEND

The Bancorp has an incentive stock option agreement for key employees and a nonstatutory stock option agreement for the officers and directors. Options are granted at the discretion of the Board of Directors. Options are granted with an exercise price not less than the fair market value of the common stock at the date the options are granted. All options expire ten years form the date of grant and are 100% vested and available for exercise at the date of grant. The Bancorp has reserved 500,000 shares of common stock for exercise of options under these plans. At June 30, 1997 (unaudited), and December 31, 1996 and 1995, there were 274,300, 281,800 and 192,500 options outstanding or committed to be issued under these plans at prices ranging from $1.00 to $1.75 per share with 192,800 options available for future grants. The options granted expire during 2001 through 2006. The following table is presented to summarize stock option activity:

                            June 30, 1997                       1996                          1995
                            (unaudited)
                       ----------------------------------------------------------------------------------
                                    Weighted                      Weighted                      Weighted
                       Shares        average         Shares        average         Shares        average
                       ----------------------------------------------------------------------------------
Balance, beginning    251,800       $   1.24        192,500           1.09        135,200       $   1.49
  Options:
    Granted                 -              -        104,500           1.53         67,500           1.15
    Exercised          (6,900)         (1.27)       (15,200)         (1.25)             -              -
    Canceled             (600)         (1.26)             -                       (10,200)         (6.88)
                      -------                       -------                       -------
Balance, ending       274,300       $   1.24        281,800      $    1.24        192,500       $   1.09
                      -------                       -------                       -------
                      -------                       -------                       -------

As permitted under generally accepted accounting principles, grants to employees under the Plan described above are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost is recognized for grants in which the fair value per share exceeds the exercise price per share. No compensation was charged to expense for any period presented. Had compensation cost for all of the stock-based compensation plans been determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), reported net income for 1996, 1995 and the six months ended June 30, 1997 (unaudited) would have been decreased by approximately $30,000, $15,000 and $ 0, respectively.

In determining the pro forma amount above, the value of each grant was estimated at the grant date using the minimum value method prescribed in Statement No. 123, with the following weighted-average assumptions: risk-free interest rate of 7%, expected lives of 10 years and a 10% dividend rate.

During 1991, the Bancorp granted to the Bank's Chairman 150,000 shares of common stock at $1.00 per share under a nonstatutory stock option plan. During 1995 and 1996, 6,000 and 62,000, respectively, of these options were exercised. An additional 20,000 of these options were exercised during the six months ended June 30, 1997. At June 30, 1997 47,000, options remain available to be exercised.

Dividends:

Subsequent to December 31, 1996, the Board of Directors of the Bancorp authorized a $.05 per share cash dividend for stockholders of record as of January 15, 1997 to be paid February 3, 1997. The total amount of the dividend was $164,950.

NOTE 13. REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve qualitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to total assets (as defined). Management believes, as of June 30, 1997 and December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of the most recent regulatory examination, notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are presented in the following table:

                                                                                        To Be Well Capitalized
                                                                                              Under Prompt
                                                                        For Capital        Corrective Action
                                                       Actual         Adequacy Purposes       Provisions
                                                 -----------------------------------------------------------
As of June 30, 1997 (unaudited):
  Total Capital (to Risk Weighted Assets)             12.7%                8.0%                 10.0%
  Tier I Capital (to Risk Weighted Assets)            11.4%                4.0%                  6.0%
  Tier I Capital (to Total Assets)                     9.5%                4.0%                  5.0%

As of December 31, 1996:
  Total Capital (to Risk Weighted Assets)             11.8%                8.0%                 10.0%
  Tier I Capital (to Risk Weighted Assets)            10.7%                4.0%                  6.0%
  Tier I Capital (to Total Assets)                     7.7%                4.0%                  5.0%

As of December 31, 1995:
  Total Capital (to Risk Weighted Assets)             11.6%                8.0%                 10.0%
  Tier I Capital (to Risk Weighted Assets)            10.8%                4.0%                  6.0%
  Tier I Capital (to Total Assets)                     7.9%                4.0%                  5.0%

NOTE 15.  PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of the Company (parent only) is provided below:


CONDENSED BALANCE SHEETS
                                                   June 30                   December 31
                                                ----------------------------------------------------
                                                    1997               1996                 1995
                                                 (unaudited)
                                                ----------------------------------------------------
ASSETS
  Cash on account
                                                $   106,264       $     66,231        $      4,487

  Investment in bank
                                                  4,680,702           4,132,362           3,437,857
  Other assets
                                                     20,000              20,000              20,000
                                                ----------------------------------------------------
    Total assets                               $  4,806,966       $  4,218,593        $  3,462,344
                                                ----------------------------------------------------
                                                ----------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                                     $          -       $          -        $          -
Stockholders' equity                              4,806,966           4,218,593           3,462,344
                                                ----------------------------------------------------
   Total liabilities and stockholders' equity   $  4,806,966       $  4,218,593        $  3,462,344
                                                ----------------------------------------------------
                                                ----------------------------------------------------


CONDENSED STATEMENTS OF INCOME
                                                   For the six months ended
                                                            June 30                 For the years ended December 31
                                                 -----------------------------------------------------------------------
                                                     1997           1996           1996           1995           1994
                                                 (unaudited)    (unaudited)
                                                 -----------------------------------------------------------------------
Equity in undistributed income                  $   713,289    $   382,589    $   974,352    $   541,811    $   793,913
Interest on lease                                       529            571          1,064          1,223            859
Interest expense                                        -              -              -              489         17,050
Other expense                                        27,089          9,720         15,804          7,555          1,110
                                                 -----------------------------------------------------------------------
  Net income                                    $   686,729    $   373,440    $   959,612    $   534,990    $   776,612
                                                 -----------------------------------------------------------------------
                                                 -----------------------------------------------------------------------

CONDENSED STATEMENTS OF
  CASH FLOWS

                                                   For the six months ended
                                                            June 30                 For the years ended December 31
                                                 -----------------------------------------------------------------------
                                                     1997           1996           1996           1995           1994
                                                 (unaudited)    (unaudited)
                                                 -----------------------------------------------------------------------
Cash flows from operating activities
Reconciliation of net income to net
  cash provided by operating
  activities:
   Net income
                                                $   686,729    $   373,440    $   959,612    $   534,990    $   776,612
   Undistributed income
                                                   (548,341)      (266,596)      (638,504)      (235,662)      (661,654)
                                                 -----------------------------------------------------------------------
    Net cash provided by
     operating activities                           138,388        106,844        321,108        299,328        144,958
                                                 -----------------------------------------------------------------------

Cash flows from financing activities
  Dividends paid/capital distributions

   distribution
                                                   (164,950)      (161,993)      (325,846)      (310,489)      (143,074)
  Capital contribution to subsidiary
                                                        -              -          (56,000)           -              -
  Issuance of common stock
                                                     66,595         76,530        122,482        203,792         73,929
  Principal payments on borrowed funds

   funds
                                                        -              -              -         (193,402)       (43,005)
                                                 -----------------------------------------------------------------------
    Net cash (used in) financing
     activities                                     (98,355)       (85,463)      (259,364)      (300,099)      (112,150)
                                                 -----------------------------------------------------------------------
    Net increase (decrease) in cash                  40,033         21,381         61,744           (771)         2,808
Cash, beginning                                      66,231          4,487          4,487          5,258          2,450
                                                 -----------------------------------------------------------------------
Cash, ending                                    $   106,264     $   25,868     $   66,231      $   4,487      $   5,258
                                                 -----------------------------------------------------------------------
                                                 -----------------------------------------------------------------------


NOTES 17.     UNAUDITED SUBSEQUENT EVENT

On August 28, 1997, the Bancorp entered into an Agreement and Plan of Merger with Community First Bancshares, Inc. Under the terms of the agreement, shareholders of Bancorp will be entitled to receive 368,500 shares of Community First Bancshares, Inc. common stock.

This agreement is subject to the approval of the shareholders of the Bancorp as well as approval of certain regulatory agencies.

                                                                      APPENDIX A











                        RESTATED AGREEMENT AND PLAN OF MERGER


                             dated as of August 28, 1997

                                       between


                          COMMUNITY FIRST BANKSHARES, INC.,


                                         and


                           REPUBLIC NATIONAL BANCORP, INC.

                    INDEX TO RESTATED AGREEMENT AND PLAN OF MERGER



                                                                       Page
RESTATED AGREEMENT AND PLAN OF MERGER. . . . . . . . . . . . . . . . . . 1

ARTICLE 1 THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    1.1   Effective Time of the Merger . . . . . . . . . . . . . . . . . 1
    1.2   Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    1.3   Effects of the Merger. . . . . . . . . . . . . . . . . . . . . 2
    1.4   Calculation of Republic Value. . . . . . . . . . . . . . . . . 2

ARTICLE 2  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
    CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES . . . . . . . . . 3
    2.1   Effect on Capital Stock. . . . . . . . . . . . . . . . . . . . 3
          (a)  Conversion of Common Stock. . . . . . . . . . . . . . . . 3
          (b)  Exchange Rate; Options. . . . . . . . . . . . . . . . . . 3
          (c)  Shareholders' Right of Dissent. . . . . . . . . . . . . . 4

    2.2   Exchange of Certificates . . . . . . . . . . . . . . . . . . . 4
          (a)  Exchange Agent. . . . . . . . . . . . . . . . . . . . . . 4
          (b)  Exchange Procedures . . . . . . . . . . . . . . . . . . . 4
          (c)  Distributions with Respect to Unexchanged Shares; Voting. 5
          (d)  Transfers . . . . . . . . . . . . . . . . . . . . . . . . 5
          (e)  Fractional Shares . . . . . . . . . . . . . . . . . . . . 5
          (f)  Termination of Exchange Fund. . . . . . . . . . . . . . . 5
          (g)  Lost or Destroyed Shares. . . . . . . . . . . . . . . . . 6

ARTICLE 3  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . 6
    3.1   Representations and Warranties of Republic . . . . . . . . . . 6
          (a)  Organization. . . . . . . . . . . . . . . . . . . . . . . 6
          (b)  Capital Structure . . . . . . . . . . . . . . . . . . . . 6
          (c)  Authority . . . . . . . . . . . . . . . . . . . . . . . . 7
          (d)  Shareholder Approval. . . . . . . . . . . . . . . . . . . 7
          (e)  No Violations . . . . . . . . . . . . . . . . . . . . . . 7
          (f)  Consents. . . . . . . . . . . . . . . . . . . . . . . . . 8
          (g)  Financial Statements and Reports. . . . . . . . . . . . . 8
          (h)  Absence of Certain Changes or Events. . . . . . . . . . . 9
          (i)  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 9
          (j)  Absence of Claims . . . . . . . . . . . . . . . . . . . .10
          (k)  Absence of Regulatory Actions . . . . . . . . . . . . . .10


                                         A-2-

          (1)  Agreements. . . . . . . . . . . . . . . . . . . . . . . .10
          (m)  Labor Matters . . . . . . . . . . . . . . . . . . . . . .11
          (n)  Employee Benefit Plans. . . . . . . . . . . . . . . . . .11
          (o)  Title to Assets . . . . . . . . . . . . . . . . . . . . .13
          (p)  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . .13
          (q)  Compliance with Laws. . . . . . . . . . . . . . . . . . .13
          (r)  Environmental Matters . . . . . . . . . . . . . . . . . .14
          (s)  Loans and Investments . . . . . . . . . . . . . . . . . .15
          (t)  Allowance for Loan Losses . . . . . . . . . . . . . . . .15
          (u)  Material Interests of Certain Persons . . . . . . . . . .16
          (v)  Insurance . . . . . . . . . . . . . . . . . . . . . . . .16
          (w)  Investment Securities . . . . . . . . . . . . . . . . . .17
          (x)  Registration Obligations. . . . . . . . . . . . . . . . .17
          (y)  Books . . . . . . . . . . . . . . . . . . . . . . . . . .17
          (z)  Corporate Documents . . . . . . . . . . . . . . . . . . .17
          (aa) Absence of Knowledge. . . . . . . . . . . . . . . . . . .17
          (bb) Accounting and Tax Treatment. . . . . . . . . . . . . . .17
          (cc) SEC and Regulatory Filings. . . . . . . . . . . . . . . .17
          (dd) Derivative Contracts. . . . . . . . . . . . . . . . . . .18
          (ee) Deposits. . . . . . . . . . . . . . . . . . . . . . . . .18

    3.2   Representations and Warranties of CFB. . . . . . . . . . . . .18
          (a)  CFB Organization  . . . . . . . . . . . . . . . . . . . .18
          (b)  Reports . . . . . . . . . . . . . . . . . . . . . . . . .18
          (c)  Enforceability. . . . . . . . . . . . . . . . . . . . . .19
          (d)  No Default; Creation of Liens . . . . . . . . . . . . . .19
          (e)  Absence of Certain Changes or Events. . . . . . . . . . .19
          (f)  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .19
          (g)  Absence of Claims . . . . . . . . . . . . . . . . . . . .19
          (h)  Absence of Regulatory Actions . . . . . . . . . . . . . .20
          (i)  Compliance with Laws. . . . . . . . . . . . . . . . . . .20
          (j)  Absence of Knowledge. . . . . . . . . . . . . . . . . . .20
          (k)  Accounting and Tax Treatment. . . . . . . . . . . . . . .20
          (l)  Information Supplied. . . . . . . . . . . . . . . . . . .20
          (m)  No Plan to Transfer Assets. . . . . . . . . . . . . . . .21

ARTICLE 4  COVENANTS OF REPUBLIC AND CFB . . . . . . . . . . . . . . . .21
    4.1   Covenants of Republic. . . . . . . . . . . . . . . . . . . . .21
          (a)  Ordinary Course . . . . . . . . . . . . . . . . . . . . .21
          (b)  Republic Preferred Stock. . . . . . . . . . . . . . . . .21
          (c)  Shareholder Meeting . . . . . . . . . . . . . . . . . . .21
          (d)  Registration Statement. . . . . . . . . . . . . . . . . .22
          (e)  Confidential Information  . . . . . . . . . . . . . . . .22
          (f)  Benefit Plans . . . . . . . . . . . . . . . . . . . . . .22


                                         A-3-

          (g)  No Solicitations. . . . . . . . . . . . . . . . . . . . .23
          (h)  No Acquisitions . . . . . . . . . . . . . . . . . . . . .24
          (i)  Insurance . . . . . . . . . . . . . . . . . . . . . . . .24
          (j)  Pooling Restrictions. . . . . . . . . . . . . . . . . . .24
          (k)  Financial Statements. . . . . . . . . . . . . . . . . . .24
          (l)  Additional Covenants of Republic. . . . . . . . . . . . .24

    4.2   Covenants of CFB . . . . . . . . . . . . . . . . . . . . . . .27
          (a)  Ordinary Course . . . . . . . . . . . . . . . . . . . . .27
          (b)  Application . . . . . . . . . . . . . . . . . . . . . . .27
          (c)  Cooperation . . . . . . . . . . . . . . . . . . . . . . .28
          (d)  Registration Statement. . . . . . . . . . . . . . . . . .28
          (e)  Listing . . . . . . . . . . . . . . . . . . . . . . . . .28
          (f)  Shares to be Issued . . . . . . . . . . . . . . . . . . .28
          (g)  Blue Sky. . . . . . . . . . . . . . . . . . . . . . . . .29
          (h)  Confidential Information  . . . . . . . . . . . . . . . .29
          (i)  Registration Statement. . . . . . . . . . . . . . . . . .29
          (j)  Indemnification . . . . . . . . . . . . . . . . . . . . .29
          (k)  Tax Treatment of Merger . . . . . . . . . . . . . . . . .30

    4.3   Covenants of Republic and CFB. . . . . . . . . . . . . . . . .30
          (a)  Governing Documents . . . . . . . . . . . . . . . . . . .30
          (b)  Other Actions . . . . . . . . . . . . . . . . . . . . . .30
          (c)  Advice of Changes; Government Filings . . . . . . . . . .30
          (d)  Title to Property . . . . . . . . . . . . . . . . . . . .30
          (e)  Environmental Assessment. . . . . . . . . . . . . . . . .31

ARTICLE 5  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . .31
    5.1   Loan Loss Reserve. . . . . . . . . . . . . . . . . . . . . . .31
    5.2   Regulatory Matters . . . . . . . . . . . . . . . . . . . . . .31
    5.3   Letters of Republic Officers . . . . . . . . . . . . . . . . .32
    5.4   Access to Information. . . . . . . . . . . . . . . . . . . . .32
    5.5   Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . .32
    5.6   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . .33
    5.7   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .33
    5.8   Additional Agreements; Reasonable Efforts. . . . . . . . . . .33

ARTICLE 6  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . .33
    6.1   Conditions to Each Party's Obligation to Effect the Merger . .33
          (a)  Stockholder Approval. . . . . . . . . . . . . . . . . . .33
          (b)  NASDAQ Listing  . . . . . . . . . . . . . . . . . . . . .34
          (c)  Other Approvals . . . . . . . . . . . . . . . . . . . . .34
          (d)  Registration Statement. . . . . . . . . . . . . . . . . .34
          (e)  No Injunctions or Restraints; Illegality. . . . . . . . .34


                                         A-4-

          (f)  No Unduly Burdensome Condition. . . . . . . . . . . . . .34

    6.2   Conditions to Obligations of CFB . . . . . . . . . . . . . . .34
          (a)  Representations and Warranties. . . . . . . . . . . . . .34
          (b)  Performance of Obligations of Republic. . . . . . . . . .35
          (c)  Minimum Republic Value. . . . . . . . . . . . . . . . . .35
          (e)  Legal Opinion . . . . . . . . . . . . . . . . . . . . . .35
          (f)  Employment Agreements . . . . . . . . . . . . . . . . . .35
          (g)  Change of Control Agreements. . . . . . . . . . . . . . .35

    6.3   Conditions to Obligations of Republic. . . . . . . . . . . . .35
          (a)  Representations and Warranties. . . . . . . . . . . . . .35
          (b)  Performance of Obligations of CFB . . . . . . . . . . . .36
          (c)  Consents Under Agreements . . . . . . . . . . . . . . . .36
          (d)  Tax Opinion . . . . . . . . . . . . . . . . . . . . . . .36
          (e)  Legal Opinion . . . . . . . . . . . . . . . . . . . . . .36

ARTICLE 7  TERMINATION AND AMENDMENT . . . . . . . . . . . . . . . . . .36
    7.1   Termination. . . . . . . . . . . . . . . . . . . . . . . . . .36
    7.2   Effect of Termination. . . . . . . . . . . . . . . . . . . . .37
    7.3   Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . .37
    7.4   Extension; Waiver. . . . . . . . . . . . . . . . . . . . . . .37

ARTICLE 8  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . .38
    8.1   Non-Survival of Representations and Warranties.. . . . . . . .38
    8.2   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .38
    8.3   Interpretation . . . . . . . . . . . . . . . . . . . . . . . .38
    8.4   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .38
    8.5   Entire Agreement: Third Party Beneficiaries; Rights of . . . .39
            Ownership
    8.6   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .39
    8.7   Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . .39
    8.8   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . .39
    8.9   Enforcement of Agreement . . . . . . . . . . . . . . . . . . .39


                                         A-5-

                        RESTATED AGREEMENT AND PLAN OF MERGER


    RESTATED AGREEMENT AND PLAN OF MERGER, dated as of August 28, 1997 (the "Agreement"), by and between Community First Bankshares, Inc., a Delaware corporation ("CFB"), and Republic National Bancorp, Inc., an Arizona corporation ("Republic").

    WHEREAS, the Boards of Directors of CFB and Republic have approved, and deem it advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which Republic will be merged with and into CFB (the "Merger");

    WHEREAS, CFB and Republic desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                      ARTICLE 1

                                      THE MERGER

    1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 1.2), articles of merger (the "Articles of Merger") in substantially the form as attached hereto as EXHIBIT A1 shall be duly prepared, executed and acknowledged by CFB and Republic and thereafter delivered for filing to the Corporation Commission of the State of Arizona, as provided in the Arizona Business Corporation Act (the "Arizona Act") and a certificate of merger (the "Certificate of Merger") in substantially the form as attached hereto as EXHIBIT A2 shall be duly prepared, executed and acknowledged by CFB and Republic and thereafter delivered for filing to the Secretary of State of the State of Delaware, as provided in the Delaware General Corporation Law (the "Delaware Law"). The Merger shall become effective at the effective time and date of the Articles of Merger and the Certificate of Merger (the "Effective Time"). Notwithstanding the immediately preceding sentence, however, the parties intend that the effective date and time of the Closing, as defined in Section 1.2 below, for both financial and tax reporting purposes, shall be as of the close of business on the Closing Date.

    1.2 CLOSING. Subject to the terms and conditions hereof, the closing of the Merger (the "Closing") will take place after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 6 hereof (the "Closing Date"), at the offices of

Lindquist & Vennum, in Minneapolis, Minnesota, unless another time, date or place is agreed to in writing by the parties hereto.

    1.3  EFFECTS OF THE MERGER.

         (a) At the Effective Time: (i) the separate existence of Republic shall cease and Republic shall be merged with and into CFB: (ii) the Certificate of Incorporation of CFB, as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law; (iii) the By-laws of CFB, as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until amended in accordance with applicable law; (iv) holders of certificates representing shares of capital stock of CFB shall continue as shareholders of the Surviving Corporation; and (v) the holders of certificates representing shares of Republic Common Stock (as defined in Section 2.1(b) below) shall cease to have any rights as shareholders of Republic, except such rights, if any, as they may have pursuant to Chapter 13 of the Arizona Act, and their sole right shall be the right to receive (A) the number of whole shares of CFB Common Stock (as defined in Section 2.1(b) below) into which their shares of Republic Common Stock have been converted in the Merger as provided herein (together with any dividend payments with respect thereto, to the extent provided in Section 2.2(c) below), and (B) the cash value of any fraction of a share of CFB Common Stock into which their shares of Republic Common Stock have been converted as provided herein.

         (b) As used in this Agreement, the term "Constituent Corporations" shall mean Republic and CFB. The term "Surviving Corporation" shall mean CFB, after giving effect to the Merger.

    1.4 CALCULATION OF REPUBLIC VALUE. As of the last day of the month immediately preceding the Effective Time (the "Determination Date"), Republic shall prepare a consolidated balance sheet of Republic in accordance with generally accepted accounting principles ("GAAP"), but excluding the effects of any adjustments otherwise required by FASB 115 and excluding any footnotes that might be required to be included with such financial statements (the "Determination Date Balance Sheet"), together with a consolidated statement of income (the "Interim Income") for the period from March 31, 1997 to the Determination Date (the "Interim Income Statement"), such consolidated statement of income being prepared in accordance with GAAP, but excluding the effects of any adjustments otherwise required by FASB 115 and excluding any footnotes that might be required to be included with such statements (the "Determination Date Balance Sheet and Interim Income Statement are herein referred to as the "Determination Date Financial Statements"). The Determination Date Financial Statements shall be delivered to CFB as soon as they are prepared so that CFB
and its accountants may review and confirm their accuracy.   For purposes of
this Agreement, the "Republic Value" shall be equal to the total consolidated assets of Republic minus the total consolidated liabilities of Republic, all as reflected on the Determination Date Balance Sheet, prepared in accordance with this Section 1.4.


                                         A-7-

                                      ARTICLE 2

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                  CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

    2.1  EFFECT ON CAPITAL STOCK.

         (a) CONVERSION OF COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of common stock, no par value per share, of Republic ("Republic Common Stock"), but subject to Section 2.2(e) hereof, each issued and outstanding share of Republic Common Stock, other than shares of Republic Common Stock held by persons who have taken all steps required to perfect their right to be paid the fair value of such shares under Chapter 13 of the Arizona Act, shall be converted into shares of validly issued, fully paid and nonassessable shares of common stock of CFB, $.01 par value ("CFB Common Stock"). All such shares of Republic Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each Republic shareholder's certificate or certificates previously representing shares of Republic Common Stock (each a "Republic Certificate") shall be aggregated (if a single stockholder holds more than one Republic Certificate) and exchanged for a certificate representing whole shares of CFB Common Stock and cash in lieu of any fractional share issued in consideration therefor upon the surrender of such Republic Certificates in accordance with Section 2.2, without any interest thereon. In accordance with the terms and conditions of the CFB Shareholder Rights Agreement dated January 19, 1995 (the "Rights Plan") there shall be included with each share of CFB Common Stock exchanged in the Merger one CFB Right. Prior to the Effective Time all references in this Agreement to the CFB Common Stock to be received pursuant to the Merger shall be deemed to include the CFB Rights. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of CFB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in CFB's capitalization, then an appropriate and proportionate adjustment shall be made to the "Exchange Rate," as hereinafter defined, so that the number of shares of CFB Common Stock into which a share of Republic Common Stock shall be converted will equal the number of shares of CFB Common Stock that the holders of shares of Republic Common Stock would have received pursuant to such reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change had the record date therefor been immediately following the Closing Date.

         (b)  EXCHANGE RATE; OPTIONS.  Subject to the adjustments provided in
Section 2.1(a) above, all of the issued and outstanding shares of Republic Common Stock and any outstanding options, warrants or other rights to Republic Common Stock shall be exchanged for Three Hundred Sixty-Eight Thousand Five Hundred (368,500) shares of CFB Common Stock (the aforementioned exchange rate is hereinafter referred to the "Exchange Rate"). On or before the Effective Time, all stock options and other rights with respect to Republic Common Stock shall be (i) accelerated and exercised by the holder thereof, in accordance with the terms of the stock


                                         A-8-
option plan or agreement, or (ii) released and terminated by written acknowledgment and agreement by the holder thereof, obtained by Republic not less than ten (10) business days prior to the Closing Date.

         (c) SHAREHOLDERS' RIGHT OF DISSENT. Any holder of shares of Republic Common Stock who does not vote in favor of the Merger at the meeting of shareholders of Republic and has given notice in writing to the presiding officer prior to the Merger vote that he or she intends to demand payment for his or her shares of Republic Common Stock if the Merger is effectuated, shall be entitled to receive the value of the Republic Common Stock so held by him or her in accordance with Chapter 13 of the Arizona Act.

    2.2  EXCHANGE OF CERTIFICATES.

         (a) EXCHANGE AGENT. At the Closing, CFB shall deposit with Norwest Bank Minnesota, N.A. or such other bank or trust company acceptable to the parties (the "Exchange Agent"), for the benefit of the holders of shares of Republic Common Stock, certificates dated the Closing Date representing the shares of CFB Common Stock and the cash to be paid in lieu of fractional shares to be issued and paid pursuant to Section 2.1(a) in exchange for the outstanding shares of Republic Common Stock. (Such cash and certificates for shares of CFB Common Stock together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund.")

         (b) EXCHANGE PROCEDURES. Within five (5) business days after the Closing Date, CFB shall cause the Exchange Agent to mail to each holder of record of a Republic Certificate or Republic Certificates (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Republic Certificate(s) shall pass, only upon delivery of the Republic Certificate(s) to the Exchange Agent and which shall be in such form and have such other provisions as CFB and Republic may reasonably specify not later than five business days before the Closing Date and (ii) instructions for use in effecting the surrender of the Republic Certificate(s) in exchange for a certificate representing shares of CFB Common Stock and the cash to be paid in lieu of any fractional share. Upon surrender of a shareholder's Republic Certificate or Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Republic Certificate(s) shall be entitled to receive in exchange therefor (1) a certificate representing the number of whole shares of CFB Common Stock and (2) a check representing the amount of the cash to be paid in lieu of a fractional share, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Republic Certificate(s) surrendered, as provided in Section 2.2(c) below, and the Republic Certificate(s) so surrendered shall forthwith be canceled. No interest will be paid on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Republic Certificates. In the event of a transfer of ownership of Republic Stock which is not registered in the transfer records of Republic, a CFB Certificate representing the proper number of shares of CFB Common Stock, and/or a check for the cash to be paid, may be issued to such a transferee if the Republic Certificate representing such Republic Common Stock is


                                         A-9-
presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. Any applicable stock transfer taxes shall be paid by CFB.

         (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES; VOTING. The Exchange Agent shall receive and hold, for distribution without interest to the first record holder of the certificate or certificates representing shares of Republic Common Stock, all dividends and other distributions paid on shares of CFB Common Stock held in the Exchange Agent's name as agent. Holders of unsurrendered Republic Certificates shall not be entitled to vote after the Closing Date at any meeting of CFB shareholders until they have exchanged their Republic Certificates.

         (d) TRANSFERS. After the Effective Time, there shall be no transfers on the stock transfer books of Republic of the shares of Republic Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Republic Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the shares of CFB Common Stock and cash, in amounts as determined in accordance with the provisions of Sections 2.1(a), and this Section 2.2, deliverable in respect thereof pursuant to this Agreement. Republic Certificates surrendered for exchange by any person constituting an "affiliate" of Republic for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until CFB has received a written agreement from such person as provided in Section 5.5.

         (e) FRACTIONAL SHARES. No fractional shares of CFB Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share, cash adjustments will be paid to holders in respect of any fractional share of CFB Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Trading Value of a share of CFB Common Stock. For purposes of calculating fractional shares, a holder of Republic Common Stock with more than one Republic Certificate shall receive cash only for the fractional share remaining after aggregating all of its, his or her Republic Common Stock to be exchanged.

    For purposes of this Agreement, the "Trading Value" of the CFB Common Stock shall be the average of the per share closing price for the CFB Common Stock as reported by the NASDAQ National Market System for the 20 trading days ending at the end of the fourth trading day immediately preceding the Closing Date (as appropriately and proportionately adjusted in the event that, between the date hereof and the termination of such twenty trading day period, shares of CFB Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or stock dividend). Calculations will be rounded to three decimal places.

         (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any CFB Common Stock) that remains unclaimed by the shareholders of Republic for twelve months after the Closing Date shall be paid to CFB. Any shareholders of Republic who have not theretofore complied with this Article 2 shall thereafter look only to CFB for payment of their shares, and cash in an amount as determined in


                                        A-10-
accordance with the provisions of Section 2.1(a) and this Section 2.2, without any interest thereon. Notwithstanding the foregoing, none of CFB, the Exchange Agent nor any other person shall be liable to any former holder of shares of Republic Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (g) LOST OR DESTROYED SHARES. In the event any Republic Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Republic Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as CFB may direct as indemnity against any claim that may be made against it with respect to such Republic Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Republic Certificate the shares of CFB Common Stock, and/or cash in an amount as determined in accordance with the provisions of Sections 2.1(a), and this Section 2.2, deliverable in respect thereof pursuant to this Agreement.

                                      ARTICLE 3

                            REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF REPUBLIC. In order to induce CFB to enter into this Agreement, Republic represents and warrants to CFB, in all material respects, as of the date of this Agreement (except as otherwise expressly provided), as follows, except as disclosed on the attached EXHIBIT B (the "Republic Disclosure Schedule") and the schedules thereunder which are numbered to correspond to the representations set forth below:

    (a) ORGANIZATION. Republic is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Republic National Bank of Arizona, National Association ("Bank"), is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Republic and the Bank each have the corporate power and authority to carry on its business as it is now conducted and to own, lease and operate its properties, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the absence thereof, would not, individually or in the aggregate, have a Material Adverse Effect as herein as defined in 3.1(h), below. The Bank's deposits are insured by the Bank Insurance Fund ("BIF") of the FDIC to the maximum extent permitted by law.
Other than the Bank, Republic has no direct or indirect subsidiaries.

    (b)  CAPITAL STRUCTURE.

         (i) The authorized capital stock of the Republic consists of 5,000,000 shares of Republic Common Stock, no par value per share (the "Republic Common Stock") and 306 shares of Republic Preferred Stock, par value $1.00 per share (the "Republic


                                        A-11-

    Preferred Stock" and, with the Republic Common Stock, the "Republic Stock"). As of August 22, 1997: (A) 3,356,658 shares of Republic Common Stock were issued and outstanding, (B) 312,134 shares of Republic Common Stock were subject to outstanding stock option awards, and (C) 306 shares of Republic Preferred Stock were issued and outstanding. All outstanding shares of Republic Stock are validly, issued, fully paid and nonassessable and not subject to any preemptive rights. Section 3.1(b) of the Republic Disclosure Schedule sets forth a complete and accurate list of all options to purchase Republic Stock outstanding, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to option for each grant.

         (ii) Except as provided in Section 4.1(b) as of the date of this Agreement, except for this Agreement and as set forth in Section 3.1(b) of the Republic Disclosure Schedule, Republic is not a party to or bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Republic to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Republic or obligating Republic to grant, extend or enter into any such option, warrant, call, right, convertible securities, commitments or agreements. As of the date hereof, there are no outstanding contractual obligations of Republic or the Bank to repurchase, redeem or otherwise acquire any shares of capital stock of Republic or the Bank, respectively.

    (c) AUTHORITY. Each of Republic and the Bank has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of the shareholders of Republic and approval of Regulatory Agencies (as defined in Section 3.1(g)(ii)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by the requisite vote of the shareholders of the Republic and approval of Regulatory Agencies, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Republic and the Bank. This Agreement has been duly executed and delivered by Republic and the Bank, assuming due execution and delivery by CFB, constitutes a valid and binding obligation of Republic and the Bank, enforceable in accordance with its terms subject to applicable conservatorship, receivership, bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

    (d) SHAREHOLDER APPROVAL. The affirmative vote of two-thirds of the outstanding shares of Republic Common Stock is required for approval of this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Republic has received the opinion of Hovde Financial, Inc. to the effect that the Exchange Rate is fair, from a financial point of view, to Republic shareholders.

    (e) NO VIOLATIONS. Subject to approval of this Agreement by Republic's shareholders and the Regulatory Agencies, the execution, delivery and performance of this Agreement by Republic and the Bank does not, and the consummation of the transactions contemplated hereby


                                        A-12-
by Republic and the Bank will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Republic or the Bank or to which Republic or the Bank (or any of their respective properties) is subject, which breach, violation or default would, individually or in the aggregate, have a Material Adverse Effect on Republic or the Bank either individually or considered as a whole, (ii) a breach or violation of, or a default under, the articles of incorporation/association or bylaws of Republic or the Bank or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Republic or the Bank under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Republic or the Bank is a party, or to which any of their respective properties or assets may be bound or affected, except for, in the case of (iii) any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on Republic considered as a whole.

    (f) CONSENTS. Except as referred to herein or in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the BHCA, the rules and regulations of the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the Comptroller of the Currency (the "OCC") and the Federal Deposit Insurance Corporation (the "FDIC"), as applicable, and the environmental, corporation, securities or "blue sky" laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Republic of the Merger or the other transactions contemplated by this Agreement.

    (g)  FINANCIAL STATEMENTS AND REPORTS.

         (i) As of their respective dates, neither Republic's Financial Statements (as defined below), nor any subsequent Republic Financial Statements (including the Determination Date Financial Statements) prepared subsequent to March 31, 1997 (collectively the "Financial Statements"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made herein with respect to any exhibits to the Financial Statements that are not specifically incorporated by reference therein. Each of the balance sheets of Republic contained or specifically incorporated by reference in the Financial Statements (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in shareholders equity and of cash flows of Republic, contained or specifically incorporated by reference in the Financial Statements (including in each case any related notes and schedules) fairly presented the results of operations, shareholders' equity and


                                        A-13-
    cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements. to normal year-end audit adjustments), in each case in all material respects in accordance with generally accepted accounting principles ("GAAP") consistently applied during the period involved, except as may be noted therein.

         (ii) Republic has filed all material reports, registrations and statements together with any amendments required to be made with respect thereto, that it was required to file since March 31, 1997 with the Securities and Exchange Commission ("SEC"), the FDIC, the Federal Reserve Board ("FRB") or the Office of the Comptroller of the Currency ("OCC") (collectively, the "Regulatory Agencies") and has paid all fees and assessments due and payable in connection therewith, except for those reports, registrations and statements and those fees and assessments that would not have a Material Adverse Effect on Republic.

    (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in Section 3.1(h) of the Republic Disclosure Schedule, (i) from March 31, 1997 to the date hereof, Republic and the Bank have not incurred any liability, other than in the ordinary course of its business consistent with past practice, and (ii) since March 31, 1997, there has not been any condition. event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Republic taken as a whole. "Material Adverse Effect," with respect to a party to this Agreement, means a material adverse effect upon (A) the business, properties, assets, financial condition or results of operations of such party, and (B) the ability of such party to consummate the transactions contemplated by this Agreement; it being understood that a Material Adverse Effect shall not include: (i) a change with respect to, or effect on, a party resulting from a change in law, rule, regulation, generally accepted accounting principles or regulatory accounting principles; (ii) subject to the minimum Republic Value condition of Section 6.2(c) hereof, a change with respect to, or effect on, a party resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated hereby; or (iii) a material change with respect to, or effect on, a party resulting from any other matter affecting depository institutions generally.

    (i) TAXES. All federal, state, and local tax returns required to be filed by or on behalf of Republic and the Bank have been timely filed or requests for extensions have been timely filed (and any such extension shall have been granted and not have expired). All taxes, shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and any penalties, interest or other governmental charges related thereto have been paid in full or adequate provision has been made for any such taxes on Republic's balance sheet as of March 31, 1997 (in all material respects in accordance with GAAP). Neither Republic nor the Bank has ever been audited by the Internal Revenue Service or the applicable taxing authority of the State of Arizona. As of the date of this Agreement, there is no audit examination, deficiency, claim, or refund litigation with respect to any taxes of Republic or the Bank that could reasonably be expected to result in a Material Adverse Effect on Republic


                                        A-14-
or the Bank, and no claim or assessment that could reasonably be expected to result in a Material Adverse Effect on Republic or the Bank has been made by any authority in a jurisdiction where Republic or the Bank does not file tax returns and Republic or the Bank is subject to taxation. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to Republic or the Bank have been paid in full or adequate provision has been made for any such taxes on Republic's balance sheet as of March 31, 1997 (in all material respects in accordance with GAAP). Except as set forth in Section 3.1(i) of the Republic Disclosure Schedule, neither Republic nor the Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Except as set forth in Section 3.1(i) of the Republic Disclosure Schedule, Republic and the Bank have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Republic and the Bank have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements, except in each case for such failure to withhold, pay or comply that would not, individually or in the aggregate result in a Material Adverse Effect on Republic taken as whole. Neither Republic nor the Bank is responsible for the taxes of any person other than Republic or the Bank under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

    (j) ABSENCE OF CLAIMS. Except as set forth in Section 3.1(j) of the Republic Disclosure Schedule, neither Republic, the Bank or any of its respective directors and officers, in their respective capacities as directors and officers, is a party to any pending litigation, legal, administrative, arbitration or other proceeding, before any court or governmental agency ("Claim"), and to the knowledge of the executive officers of Republic and the Bank, there is no threatened Claim against Republic or the Bank, in either case which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Republic when taken as a whole.

    (k) ABSENCE OF REGULATORY ACTIONS. Except as set forth in Section 3.1(k) of the Republic Disclosure Schedule, neither Republic nor the Bank is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits ("Regulatory Authority") nor has either been advised by any Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking.

    (l) AGREEMENTS. Except for this Agreement and as contemplated thereby and except as disclosed in Section 3.1(l) of the Republic Disclosure Schedule, neither Republic nor the Bank is a party to a written or, to Republic's or to the Bank's knowledge, oral (A) agreement not terminable on thirty (30) days' or less notice, and providing for payments in excess of $25,000,


                                        A-15-

(B) agreement with any executive officer or other key employee of Republic or the Bank the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Republic of the nature contemplated by this Agreement, (C) agreement with respect to any executive officer or key employee of Republic or the Bank providing for other than at-will employment, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan, stock purchase plan, or any other non-qualified compensation plan, any of the benefits of which will be increased. or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (E) agreement containing covenants that limit the ability of Republic or the Bank to compete in any line of business or with any person, or that involve any restriction on the geographic area in which or method by which, Republic or the Bank (including any successor thereof) may carry on its business (other than as may be required by law or any regulatory agency). The Bank and Republic have performed in all material respects all obligations required to be performed by them to date, and are not in material default under, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under any of the aforedescribed agreements to which the Bank or Republic is a party or by which the Bank or Republic is bound. Each of the aforedescribed agreements is a valid and legally binding obligation of the Bank and the other party or parties thereto, subject to (i) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) the application of equitable principles.

    (m) LABOR MATTERS. Neither Republic nor the Bank is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees. Neither Republic nor the Bank is the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is the management of Republic or the Bank aware of any strike, other labor dispute or organizational effort involving Republic or the Bank that is pending or threatened that individually or in the aggregate would result in a Material Adverse Effect on Republic or the Bank.

    (n)  EMPLOYEE BENEFIT PLANS.

         (i) Section 3.1(n) of the Republic Disclosure Schedule contains a complete list of all employee, retiree or director pension, retirement, stock option, stock purchase, restricted stock, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, supplemental income, supplemental retirement, consulting, bonus, group insurance, key executive officer insurance, severance and any other benefit plans, employment contracts (providing termination, change in control, or severance payments), agreements, arrangements, or policies including, but not limited to, employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and


                                        A-16-
    arrangements and all trust agreements related thereto, maintained at the date hereof or at any time within three (3) years prior to the date hereof with respect to any present or former directors, officers, or other employees of Republic and the Bank (hereinafter referred to collectively as the "Employee Plans"), except for any agreements contemplated by this Agreement. All of the Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and have been operated in material compliance with their terms. Neither Republic nor the Bank has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which is likely to result in any material penalties or taxes to Republic or the Bank under Section 502(i) of ERISA or Section 4975 of the Code. Neither Republic nor any entity which is considered one employer with Republic under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has ever maintained, or contributed to any plan subject to either Title IV of ERISA or Section 412 of the Code. Each Employee Plan of Republic and the Bank which is an employee "pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service (the "IRS") that the pension benefit plan complies with all applicable legislative and regulatory requirements for tax qualification that were in effect at the time that the determination letter was issued and Republic is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Employee Plan is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code).

         (ii) There is no pending or, to Republic's or the Bank's knowledge, threatened litigation, administrative action or proceeding relating to any Employee Plan. There has been no announcement or commitment by Republic to create an additional Employee Plan or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan and neither Republic nor the Bank have any obligations for post-retirement or post-employment benefits under any Employee Plan (exclusive of any coverage mandated by the Consolidated Omnibus Reconciliation Act of 1986 ("COBRA"), as amended.

         (iii) With respect to each Employee Plan to the extent applicable, Republic has supplied to Buyer a true and complete copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS with all the attachments filed for 1994, 1995 and 1996 plan years, (B) such Employee Plan, including amendments thereto (or a copy of the substantive provisions of each Employee Plan for which no plan document exists), (C) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, (E) any material written communication to employees relating to Employee Plans and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Pension Plan and Qualified Plan.


                                        A-17-

    (o)  TITLE TO ASSETS.  Except as set forth in Section 3.1(o) of the
Republic Disclosure Schedule, Bank has title to all material assets and properties, whether real or personal, that it purports to own, including without limitation all real and personal assets and properties reflected in its Consolidated Reports of Condition and Income as of March 31, 1997 or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1997) subject to no liens, mortgages, security interests, encumbrances or charges of any kind, except (i) as noted in said Consolidated Reports or the Schedules thereto; (ii) statutory liens for taxes not yet delinquent;
(iii) security interests granted to secure deposits of funds by federal, state or other governmental agencies; (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held by the Bank as of the date hereof; and (v) such liens, mortgages, security interests, encumbrances and charges that are not in the aggregate material to the assets and properties of such Bank. Liens shall mean any claim, encumbrance, or charge on property for payment of a debt, obligation or duty.

    (p)  FEES.  Except as set forth in Section 3.1(p) of the Republic
Disclosure Schedule and other than financial advisory services performed for Republic by Hovde Financial, Inc., the terms of which are set forth in
Section 3.1(p) of the Republic Disclosure Schedule, neither Republic nor the Bank, nor to Republic's or the Bank's knowledge any of its respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Republic or the Bank, in connection with this Agreement or the transactions contemplated hereby. CFB shall not be liable for any financial services fees incurred by Republic or the Bank, all of which shall be paid or fully accrued as of the Determination Date Financial Statements. Neither Republic nor the Bank shall be liable for any financial services advisory fees incurred by CFB.

    (q) COMPLIANCE WITH LAWS. Republic and the Bank hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their business as it is presently conducted except where the absence thereof would not, individually or in the aggregate, have a Material Adverse Effect on (a) Republic and the Bank in their individual corporate capacities, (b) Republic, taken as a whole, or (c) delay the Merger. Each of Republic and the Bank has conducted its business so as to comply in all respects with all applicable federal, state and local statutes, ordinances, regulations or rules, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on Republic taken as a whole; and neither Republic nor the Bank is presently charged with, or, to Republic's or the Bank's knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule, and neither Republic nor the Bank is the subject of any pending or, to Republic's or the Bank's knowledge, threatened material proceeding by any regulatory authority having jurisdiction over its business, properties or operations.


                                        A-18-

    (r)  ENVIRONMENTAL MATTERS.

         (i) For purposes of this Agreement, the following terms shall have the following respective meanings:

              (a) "Environmental Law(s)" means any law, regulation, rule, ordinance or similar requirement which governs or protects the environment enacted by the United States, any state, or any county, city or agency or subdivision of the United States or any state.

              (b) "Hazardous Material(s)" means any material or substance: (1) which is a "hazardous substance," "pollutant," or "contaminant," pursuant to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") (42 U.S.C. 9601 et seq.) as amended and regulations promulgated thereunder; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is "hazardous waste" pursuant to the Federal Resource Conservation and Recovery Act ("RCRA") (42 U.S.C. Section 6901 et seq.) as amended and regulations promulgated thereunder; (4) containing polychlorinated biphenyls
         (PCBs); (5) containing asbestos; (6) which is radioactive; (7) the presence of which requires investigation or remediation under any Environmental Law (defined above); or (8) which is defined or identified as a "hazardous waste," "hazardous substance," "pollutant," "contaminant," or "biologically Hazardous Material" under any Environmental Law.

              (c) "Properties" means (1) the real estate owned or leased by Republic or the Bank and used as a banking related facility; (2) other real estate owned ("OREO") by Republic or the Bank as defined by any other federal or state financial institution regulatory agency with regulatory authority for Republic or the Bank; (3) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by Republic or the Bank; (4) real estate that is held in trust for others by Republic or the Bank; and (5) real estate owned or leased by a partnership or joint venture in which Republic or the Bank has an ownership interest.

         (ii) Except as disclosed in Schedule 3.1(r) of the Republic Disclosure Schedule, there are no present conditions on the Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping, release or migration of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials, that may reasonably be expected to result in a Material Adverse Effect on Republic, taken as a whole.

         (iii) Republic and the Bank are in substantial compliance with all applicable Environmental Laws. Neither Republic nor the Bank has received notice of, nor are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the


                                        A-19-
    environmental condition of the Properties or Republic or Bank's compliance with Environmental Laws, which have or may have a Material Adverse Effect on Republic, taken as a whole.

         (iv) No Properties are currently undergoing or are scheduled to undergo remediation or clean-up of Hazardous Materials or other environmental conditions, the actual or estimated cost of which may have a Material Adverse Effect on Republic, taken as a whole.

         (v) Republic and the Bank have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business, and are and at all times have been in material compliance therewith.

    (s)  LOANS AND INVESTMENTS.

              (i) (A) Except as set forth in Section 3.1(s) of the Republic Disclosure Schedule, and (B) except for matters outside the reasonable knowledge of senior officers of Republic and the Bank, as of the date hereof, which would not have a Material Adverse Effect on Republic or the Bank, each outstanding loan of the Bank as of the date hereof is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting the rights of creditors generally. Except as set forth in
         Section 3.1(s) of the Republic Disclosure Schedule, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles and no loan is subject to any defense, offset or counterclaim. The documentation relating to loans made by the Bank and relating to all security interests, mortgages and other liens with respect to all collateral for such loans, taken as a whole, is adequate for the enforcement of the material terms of such loans and of the related security interests, mortgages and other liens.

              (ii) In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and other contractual obligations, either for their own account or for the account of others, the Bank has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including laws, rules and regulations relating to the extension of credit).

    (t) ALLOWANCE FOR LOAN LOSSES. Republic's consolidated allowance for losses on loans included in the Financial Statements as of March 31, 1997 was $457,156.05, representing 1.07%



                                        A-20-
of its total consolidated loans held in portfolio. In Republic's reasonable judgment, the amount of such allowance for losses on loans was adequate to absorb reasonably expectable losses in the loan portfolio of the Bank. To the knowledge of Republic, there are no facts which would cause it to increase the level of such allowance for losses on loans. Except as disclosed in
Section 3.1(t) of the Republic Disclosure Schedule, the loan portfolio of the Bank as of March 31, 1997 in excess of such reserves is, to the best knowledge and belief of the executive officers of the Bank after due inquiry as to potential losses, and based on past loan loss experience, fully collectible in accordance with the terms of the documentation relating to the loans in such portfolio. There are no loans, leases, other extensions of credit or commitments to extend credit of the Bank that have been or should in accordance with generally acceptable accounting principles, have been classified by the Bank as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. Republic and the Bank have disclosed to Buyer in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Bank that have been classified as of March 31, 1996 as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified, "Criticized," "Delinquent Loans," "Credit Risk Assets," "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import. Republic has provided to CFB such written information concerning the loan portfolios of the Bank as CFB has requested, which information is true, correct and complete in all material respects. From and after the date hereof, Republic and the Bank promptly will provide Buyer with a copy of each quarterly classified asset report and a delinquency trend report it provides to its Board of Directors. The REO included in any non-performing assets of Republic is carried net of reserves at the lower of cost or fair value.

    (u)  MATERIAL INTERESTS OF CERTAIN PERSONS.  Except as set forth in
Section 3.1(u) of the Republic Disclosure Schedule, no director or executive officer of Republic or the Bank, nor any holder of ten percent or more of the outstanding capital stock of Republic, nor any affiliate of such person as that term is defined under 12 USC 371(c) ("Bank Principal") (i) is or has during the period subsequent to December 31, 1995, been a party (other than as a depositor) to any transaction with the Bank, whether as a borrower or otherwise, which
(a) was made other than in the ordinary course of business; (b) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions for other persons; or (c) involves more than the normal risk of collectibility or presents other unfavorable features; or (ii) is a party to any loan or loan commitment, whether written or oral, from the Bank involving an amount in excess of $10,000. Except as set forth in Section 3.1(u) of the Republic Disclosure Schedule, no Bank Principal holds any position with any depository organization other than the Bank or Republic. For the purposes of this provision, the term "depository organization" means a commercial bank (including a private bank), a savings bank, a trust company, a savings and loan association, a homestead association, a cooperative bank, an industrial bank, a credit union, or a depository organization holding company.

    (v) INSURANCE. Republic and the Bank are presently insured, and since March 31, 1997 each has been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business located in the State of


                                        A-21-

Arizona would, in accordance with good business practice, customarily be insured. Republic has delivered to CFB true, accurate and complete copies of all insurance policies of Republic and the Bank as of the date of this Agreement. Each such policy is in full force and effect, with all premiums due thereon on or prior to the date of this Agreement having been paid as and when due. The Bank has not filed any claim under its bankers blanket bond during the past five years. There are no unresolved claims.

    (w) INVESTMENT SECURITIES. Except for investments in the Federal Reserve Bank of San Francisco, none of the investments reflected in the balance sheet of Republic as of March 31, 1997, and none of such investments with face value of in excess of $100,000 made by it since March 31, 1997 is subject to any restriction (contractual or statutory), other than applicable securities laws, that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time, except to the extent any such investments are pledged in the ordinary course of business (including in connection with hedging arrangements or programs or reverse repurchase arrangements) consistent with prudent banking practice to secure obligations of Republic and the Bank, as applicable.

    (x) REGISTRATION OBLIGATIONS. Republic is not under any obligation, contingent or otherwise, to register any of its securities under the Securities Act or any state securities laws.

    (y) BOOKS. The books and records of Republic and the Bank are complete and accurate in all material respects and have been, and are being, maintained in accordance with applicable legal and accounting requirements.

    (z) CORPORATE DOCUMENTS. Republic and the Bank have delivered to Buyer true and complete copies of their respective certificate of incorporation, charter and bylaws, as amended to date, which are currently in full force and effect.

    (aa) ABSENCE OF KNOWLEDGE. As of the date hereof, Republic is not aware of any, reason why it would be unable to obtain all the necessary approvals required in order to consummate the transactions contemplated by this Agreement.

    (bb) ACCOUNTING AND TAX TREATMENT. To the knowledge of Republic, Republic has not engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368 of the Code or from using the pooling of interests method of accounting for this transaction.

    (cc) SEC AND REGULATORY FILINGS.  None of the information regarding
Republic or the Bank which is prepared by or reviewed by Republic or the Bank for inclusion or included in (i) the proxy or information statement to be mailed to shareholders of Republic (the "Proxy Statement"), (ii) the registration statement on Form S-4 to be filed with the SEC by CFB for the purpose of registering the shares of CFB Common Stock to be exchanged for shares of Republic Common Stock pursuant to the provisions of this Agreement, if applicable (the "Registration Statement") or (iii) any other documents to be filed with the SEC or any Regulatory Agencies in


                                        A-22-
connection with the transactions contemplated hereby will, at the respective times such documents are filed with the SEC or any Regulatory Agencies and, in the case of the Registration Statement, if applicable, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of Republic stockholders referred to in Section 4.1(b), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting.

    (dd) DERIVATIVE CONTRACTS. Neither Republic nor the Bank is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in Financial Statements of Republic which is a financial derivative contract (including various combinations thereof) ("Derivative Contracts"), except for those Derivatives Contracts set forth in Section 3.1(dd) of the Republic Disclosure Schedule.

    (ee) DEPOSITS. None of the deposits of the Bank is subject to any encumbrances, legal restraint or other legal process. and no portion of any such deposits of the Bank represents a deposit of any affiliate of the Bank, except as set forth in Section 3.1(ee) of the Republic Disclosure Schedule.

    3.2 REPRESENTATIONS AND WARRANTIES OF CFB. CFB represents and warrants to Republic, in all material respects, as of the date of this Agreement (except as otherwise expressly provided) as follows, except as disclosed on the attached EXHIBIT C (the "CFB Disclosure Schedule") and the schedules thereunder which are numbered to correspond to the representations set forth below:

         (a) CFB ORGANIZATION. CFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with authorized capital stock consisting of 30,000,000 shares of common stock, par value of $.01 per share, of which 18,658,951 shares were issued and outstanding as of March 31, 1997 and 2,000,000 shares of preferred stock, none of which were issued and outstanding as of March 31, 1997. CFB has all requisite power, authority, charters, licenses and franchises necessary or required by law to carry on the business activity in which it is presently engaged. CFB is registered as a corporation under the BHCA.

         (b) REPORTS. CFB and the CFB Subsidiaries have filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the FRB, (iii) the FDIC,
(iv) the OCC and (v) any applicable state securities or banking authorities.
All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "CFB Reports." As of their respective dates, the CFB Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the FRB, the FDIC, the OCC and any applicable state securities or banking authorities, as the case may be,


                                        A-23-
and did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CFB has timely filed with the SEC all reports, statements and forms required to be filed pursuant to the Exchange Act.

         (c) ENFORCEABILITY. The execution, delivery and performance of this Agreement by CFB and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of CFB. Subject to approval by the government agencies and other governing bodies having regulatory authority over CFB as may be required by statute or regulation, this Agreement constitutes a valid and binding obligation of CFB, enforceable against it in accordance with its terms. This Agreement does not require the approval of CFB shareholders.

         (d) NO DEFAULT; CREATION OF LIENS. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any judgment, order or decree of any court or other governmental agency to which CFB may be subject, or any contract, agreement or instrument to which CFB is a party or by which CFB is bound or committed, or the Articles of Incorporation or Bylaws of CFB, or constitute an event that, with the lapse of time or action by a third party, could result in a default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon the CFB Common Stock.

         (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. From March 31, 1997 to the date hereof, CFB has not incurred any liability, other than in the ordinary course of its business consistent with past practice, and since March 31, 1997, there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on CFB taken as a whole.

         (f) TAXES. All federal, state, and local tax returns required to be filed by or on behalf of CFB have been timely filed or requests for extensions have been timely filed (and any such extension shall have been granted and not have expired). All taxes, shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and any penalties, interest or other governmental charges related thereto have been paid in full or adequate provision has been made for any such taxes on CFB's balance sheet as of March 31, 1997 (in all material respects in accordance with GAAP).

         (g) ABSENCE OF CLAIMS. Neither CFB nor any of its directors and officers, in their capacities as directors and officers, is a party to any pending litigation, legal, administrative, arbitration or other proceeding, before any court or governmental agency ("Claim"), and to the knowledge of the executive officers of CFB, there is no threatened Claim against CFB which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on CFB when taken as a whole.


                                        A-24-

         (h) ABSENCE OF REGULATORY ACTIONS. CFB is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from any Regulatory Authority, nor has it been advised by any Regulatory Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking.

         (i) COMPLIANCE WITH LAWS. CFB and its subsidiaries hold all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their business as it is presently conducted except where the absence thereof would not, individually or in the aggregate, have a Material Adverse Effect on CFB, taken as a whole, or delay the Merger. CFB has conducted its business so as to comply in all respects with all applicable federal, state and local statutes, ordinances, regulations or rules, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on CFB taken as a whole; and CFB is not presently charged with, or, to CFB's knowledge, under governmental investigation with respect to, any actual or alleged material violations of any statute, ordinance, regulation or rule, and CFB is not the subject of any pending or, to CFB's knowledge, threatened material proceeding by any Regulatory Authority having jurisdiction over its business, properties or operations.

         (j) ABSENCE OF KNOWLEDGE. As of the date hereof, CFB is not aware of any reason why it would be unable to obtain all the necessary approvals required in order to consummate the transactions contemplated by this Agreement.

         (k) ACCOUNTING AND TAX TREATMENT. To the knowledge of CFB, CFB has not engaged in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368 of the Code or from using the pooling of interests method of accounting for this transaction.

         (l) INFORMATION SUPPLIED. None of the information supplied or to be supplied by CFB for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Republic stockholders and at the times of the meeting of stockholders of Republic to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Registration Statement will comply as to form in all material respects with applicable law.


                                        A-25-

         (m) NO PLAN TO TRANSFER ASSETS. CFB has no plan or intention to sell or otherwise dispose of any of the assets of Republic to be acquired in the Merger, except for dispositions in the ordinary course of business or transfers to controlled subsidiaries as described in Section 368(a)(2)(C) of the Code.

                                      ARTICLE 4

                            COVENANTS OF REPUBLIC AND CFB

    4.1 COVENANTS OF REPUBLIC. During the period from the date of this Agreement and continuing until the Effective Time, Republic agrees as follows:

         (a) ORDINARY COURSE. Except as otherwise required under this Agreement or by CFB, Republic and the Bank shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect. Republic shall not, nor shall it permit the Bank to (i) enter into any new material line of business, (ii) increase or decrease the current number of the directors of Republic and the Bank, (iii) change its or the Bank's lending, investment, liability management or other material banking policies in any respect that is material to such party; or (iv) incur or commit to any capital expenditures (or any obligations or liabilities in connection therewith) other than capital expenditures (and obligations or liabilities in connection therewith) provided for in the budget attached hereto as Section 4.1(a) of the Republic Disclosure Schedule.

         (b) REPUBLIC PREFERRED STOCK. On or before the Effective Time, Republic shall (i) redeem all outstanding shares of Republic Preferred stock, in cancellation thereof, or (ii) exchange all outstanding shares of Republic Preferred Stock for Republic Common Stock, which shall be subject to conversion as set forth in Section 2.1, above. In order to accomplish the foregoing redemption or exchange, Republic shall be entitled to issue additional shares of Republic Preferred stock as shall be necessary to secure a majority class approval to the Merger and all transactions contemplated hereby.

         (c) SHAREHOLDER MEETING. Republic will cause to be duly called, and will cause to be held not later than forty-five (45) days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement be submitted to a vote at such meeting. Republic will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Arizona Act and other applicable laws and regulations; (ii) recommend by the affirmative vote of a majority of the Board of Directors a vote in favor of approval of this Agreement; and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.


                                        A-26-

         (d) REGISTRATION STATEMENT. Republic will promptly furnish or cause to be furnished to CFB all of the information concerning Republic and the Bank required for inclusion in, and will cooperate with CFB in the preparation of, the Registration Statement and Proxy Statement (including audited financial statements, prepared in accordance with generally accepted accounting principles, in form suitable for inclusion in the Registration Statement and Proxy Statement), or any statement or application made by CFB to any governmental body in connection with the Merger. Republic agrees promptly to advise CFB if at any time prior to the Effective Date of the Merger, any information provided by or on behalf of Republic becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. At the time the Registration Statement becomes effective, the Registration Statement and the Proxy Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. At the time of mailing thereof to Republic shareholders, at the time of Republic shareholders' meeting referred to in Section 4.1(c) hereof and at the Effective Time of the Merger, the Proxy Statement included as part of the Registration Statement or any amendment thereof or supplement thereto, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Republic shareholders' meeting; PROVIDED, HOWEVER, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Proxy Statement made in reliance upon and in conformity with information furnished by CFB for use in the Registration Statement or the Proxy Statement.

         (e) CONFIDENTIAL INFORMATION. Republic will hold in confidence all documents and nonpublic information concerning CFB and its subsidiaries furnished to Republic and its representatives in connection with the Merger and will not release or disclose such information to any other person, except as required by law and except to Republic's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the Merger contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with CFB (except to the extent that such information can be shown to be previously known to Republic, in the public domain, or later acquired by Republic from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to CFB.

         (f) BENEFIT PLANS. Republic and the Bank will, to the extent legally permissible, take all action necessary or required (i) to terminate or amend, if requested by CFB and at CFB's cost, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Time; (ii) to amend the Plans to comply with the provisions of the Tax Reform Act of 1986, as amended, and regulations thereunder and other applicable law as of the Effective Time; and (iii) to submit application to the Internal Revenue


                                        A-27-

Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Time.

         Except as set forth in Section 3.1(k) of Republic Disclosure Schedule, and except as otherwise required pursuant to this Section 4.1(e), Republic agrees as to itself and the Bank that it will not, without the prior written consent of CFB, (i) enter into, adopt, amend (except as may be required by law) or terminate any Plan, as the case may be, or any other employee benefit plan or any agreement, arrangement, plan or policy between Republic or any of the Bank and one or more of its directors or officers; provided, however, that Republic or the Bank may amend any of the Plans to reduce or eliminate a requirement of mandatory periodic contributions provided that if any of the Plans do not have assets with an aggregate value that exceeds the present value of its liability for accrued benefits, all as determined on a termination basis, then Republic shall accrue on its Determination Date Financial Statements the amount by which any of the Plans are underfunded; (ii) except for the incentive compensation for all Bank employees for calendar year 1997 and bonus program for the President of the Bank for calendar years 1997 (all as set forth in Section 3.1(k) of the Republic Disclosure Schedule), which amounts have already been accrued and expensed as of the date hereof, except for normal increases in the ordinary course of business consistent with past practice that in the aggregate do not result in aggregate annual base compensation expense to Republic in excess of 105% of that in effect as of December 31, 1996, increase in any manner the compensation of any director, officer, or employee, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of Republic or the Bank of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of the Merger. Notwithstanding the foregoing, CFB acknowledges and accepts the contemplated transfer of motor vehicle sedan to the President of the Bank.

         (g) NO SOLICITATIONS. Republic shall not permit the Bank to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or the Bank to solicit, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below), or agree or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Republic shall promptly advise CFB orally and in writing of any such inquiries or proposals, including all of the material terms thereof. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Republic or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of Republic other than the transactions contemplated or permitted by this Agreement.


                                        A-28-

         (h)  NO ACQUISITIONS.  Other than (i) acquisitions described in
Section 4.1(h) of Republic Disclosure Schedule, or (ii) acquisitions which may be mutually agreed to by the parties, Republic shall not, nor shall permit the Bank to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or division thereof or otherwise acquire or agree to acquire any substantial amount of assets in each case; PROVIDED, however, that the foregoing shall not prohibit (i) internal reorganizations, consolidations or dissolutions involving only the Bank as permitted or directed by this Agreement, (ii) foreclosures and other acquisitions related to previously contracted debt, in each case in the ordinary course of business, or (iii) acquisitions of Republic assets in each case in the ordinary course of business.

         (i) INSURANCE. Republic and the Bank shall maintain the insurance coverage (or coverage of a like kind and amount) referenced in Section 3.1(v) through the Effective Time.

         (j) POOLING RESTRICTIONS. From and after the date of this Agreement, neither Republic nor the Bank shall take any action which, with respect to Republic, would disqualify the Merger as a "pooling of interests" for accounting purposes.

         (k) FINANCIAL STATEMENTS. Republic shall prepare, file and submit to CFB all quarterly and management prepared financial statements for any periods ending at least 30 days before the Closing Date.

         (l) ADDITIONAL COVENANTS OF REPUBLIC. From the date of this Agreement to the Closing Date or the earlier termination of this Agreement, Republic, EXCEPT WITH THE PRIOR WRITTEN CONSENT OF CFB (except as otherwise specifically provided in clauses (xiv) and (x) of this Section 4.1(k)), or as specifically required under the Agreement, shall not, nor shall it allow the Bank to:

              (i) Except as may be required by Section 4.1(b) or Section 6.2(c) hereof, issue, sell or commit to issue or sell any shares of capital stock of Republic or the Bank, securities convertible into or exchangeable for capital stock of Republic or the Bank, warrants, options or other rights to acquire such stock, or enter into any agreement with respect to the foregoing other than issuance by the Bank of capital stock to Republic;

              (ii) Redeem, purchase or otherwise acquire (except for trust account shares) directly or indirectly, any shares of capital stock of Republic or the Bank or any securities convertible or exercisable for any shares of capital stock of Republic or the Bank;

              (iii) Split, combine or reclassify any of capital stock of Republic or the Bank or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock of Republic or the Bank;


                                        A-29-

              (iv) Borrow, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, any material amount;

              (v) Other than in the ordinary course of business, discharge or satisfy any material lien or encumbrance on the properties or assets of the Bank or pay any material liability;

              (vi) Mortgage, pledge or subject to any lien or other encumbrance any of its assets, except (A) in the ordinary course of business, (B) liens and encumbrances for current property taxes not yet due and payable, and (C) liens and encumbrances which do not materially affect the value or interfere with the current use or ability to convey the property subject thereto or affected thereby;

              (vii) Sell, assign or transfer any tangible or intangible assets with a book value greater than $10,000, except in the ordinary course of business (which includes the sale of the guaranteed portions of government guaranteed loans);

              (viii) Enter into any individual employment, agency or other contract or arrangement for the performance of personal services for an amount in excess of $10,000 (except for service agreements in the ordinary course of business);

              (ix) Amend the Bank' or Republic's Articles of Association, Articles of Incorporation, Bylaws or other governing documents;

              (x) Cancel any material debt or claim or waive any right of material value, except in the ordinary course of business;

              (xi) Repurchase or enter into any agreement to repurchase all or any portion of any loan previously participated to any other financial institution other than loans repurchased in compliance with all applicable laws and regulations;

              (xii) Originate any loan which is thereafter participated to another financial institution providing for payment upon default on any basis other than pro rata;

              (xiii) Make or commit to make any further advances on any loan which is either in default or classified, whether such classification is a result of a federal or state bank regulatory examination or internal classification of substandard or lower by Bank's officers or directors, unless the Bank is under a legal obligation to do so;

              (xiv) (A) make, or agree to make, any fully secured loan or increase any existing fully secured loan for an amount in excess of $250,000, to any one borrower, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this


                                        A-30-

         Agreement; (B) make, or agree to make, any unsecured loan or increase any unsecured loan by $50,000 or more, unless said loan is made pursuant to a properly documented and legally enforceable commitment of the Bank to the borrower made prior to the date of this Agreement;
         (C) make, or agree to make any new loan or advance on any existing loan, except in conformity with the Bank's current loan policies; or
         (D) make any change with respect to the terms of any existing loan, except in the ordinary course of business (the provisions of parts A and B of this section shall not apply to renewals of existing loans, advances under existing loans or increases to existing loans for an amount below the applicable limit set forth in parts A and B); PROVIDED, HOWEVER, for any loan requiring CFB's approval, CFB will agree to be commercially reasonable in approving or disapproving such loan and will provide its decision within five (5) business days of submittal and, in the event of a disapproval, CFB shall furnish its reason for such response (if CFB fails to approve or disapprove any loan within said five business day period, the loan shall be deemed approved); and, PROVIDED FURTHER, HOWEVER, if the Effective Date has not occurred within ninety (90) days of the date of this Agreement, the loan approval amount would double; i.e., five hundred thousand ($500,000) in the event more than ten percent (10%) of loans submitted to CFB for approval have been denied during said 90-day period;

              (xv) Make or agree to make any loan to any Bank Principal or any person, corporation or entity in violation of any state or federal law or regulation;

              (xvi) Incur any obligation or liability with respect to capital expenditures which exceeds $10,000 for any single matter or $50,000 in the aggregate, except for capital expenditures described in Section 4.1(l)(xvi) of Republic Disclosure Schedule;

              (xvii) Fail to timely pay and discharge all federal and state taxes and other accounts payable for which it is liable, provided, that the Bank may deposit an amount equal to any such taxes, in lieu of the payment thereof, into a reserve account, determined consistently with prior practices, from which such taxes will be paid when and to the extent they are found to be properly due and payable;

              (xviii) Except as provided in the Employee Plans set forth in
         Section 3.1(n) of the Republic Disclosure Schedule, pay or commit to pay any additional salary or other compensation to any of the Bank's officers, directors or employees;

              (xix) Except as otherwise required pursuant to Section 4.1(e), enter into, adopt, amend (except as may be required by law), terminate or make or grant any increase above current funding levels in any of the Plans (other than normal premium increases on current health care insurance) or arrangement;


                                        A-31-

              (xx) Purchase or sell any bonds or other investment securities without prior written consent of CFB or make or agree to make any investment in violation of any federal law or regulation except that the Bank may purchase U.S. Treasury or Agencies securities with maturity dates of twenty-four (24) months or less;

              (xxi) Fail to charge and pay interest rates on loans and deposits, respectively, not materially consistent with practices in the Bank's marketplace;

              (xxii) Fail to use its reasonable efforts to comply with any law, rule, regulation or order applicable to the Bank and/or Republic if such failure would have a Material Adverse Effect upon Republic;

              (xxiii) Fail to make all appropriate and required transfers to the Bank's loan loss reserves based upon existing policies of the Bank or at the request of any regulatory agency;

              (xxiv) Change any accounting methods, practices or procedures with respect to the accumulation and presentation of financial information, except as directed by applicable law or regulation or to conform with accounting standards;

              (xxv) Declare or pay any dividends or distributions with respect to its Common Stock (i) in excess of $400,000 in the aggregate or (ii) after the Determination Date; or

              (xxvi) Fail to use its reasonable efforts to obtain the consent or approval of each person (other than the government authorities referred to in Section 6.1(c)) whose consent or approval is required in order to permit a succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Republic or the Bank under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument.

    4.2 COVENANTS OF CFB. During the period from the date of this Agreement and continuing until the Effective Time, CFB agrees as follows:

         (a) ORDINARY COURSE. Except as set forth in Section 4.2(a) of the CFB Disclosure Schedule, CFB shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

         (b) APPLICATION. Subject to the required cooperation of Republic and its affiliates, CFB shall use its reasonable efforts to prepare and submit within thirty (30) days of the date hereof an application to the Federal Reserve Bank of Minneapolis for prior approval pursuant to Section 3(a)(5) of the Bank Holding Company Act of 1956, as amended, of the proposed transaction, and to prosecute all required federal and state applications. CFB shall provide


                                        A-32-

Republic, through its counsel, copies of all applications as filed and any non-confidential correspondence exchanged with appropriate federal and state regulatory agencies.

         (c) COOPERATION. CFB will furnish to Republic all the information concerning CFB required for inclusion in, and will cooperate in the preparation of, the Proxy Statement to be sent to the shareholders of Republic. CFB agrees promptly to advise Republic if at any time prior to the Effective Date of the Merger, any information provided by CFB in the Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

         (d) REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, CFB will file with the SEC a registration statement on Form S-4 under the Securities Act (the "Registration Statement") and any other applicable documents, which will include a prospectus and joint proxy statement (the "Proxy Statement"), and will use its best efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws as soon as practicable. CFB shall advise Republic promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and CFB shall furnish Republic with copies of all such documents. At the time the Registration Statement becomes effective, the Registration Statement and the Proxy Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. At the time of mailing thereof to Republic shareholders, at the time of Republic shareholders' meeting referred to in Section 4.1(b) hereof and at the Effective Time of the Merger, the Proxy Statement included as part of the Registration Statement or any amendment thereof or supplement thereto, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading or omit to state a material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for Republic shareholders' meeting; PROVIDED, HOWEVER, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Proxy Statement made in reliance upon and in conformity with information furnished by Republic or the Bank for use in the Registration Statement or the Proxy Statement. CFB shall bear the costs of all SEC filing fees with respect to the Registration Statement, the costs of printing the Proxy Statement, and the costs of qualifying the shares of CFB Common Stock under state blue sky laws as necessary.

         (e) LISTING. CFB will file all documents required to be filed to obtain approval for listing the CFB Common Stock to be issued pursuant to the Merger on the NASDAQ National Market System and use its best efforts to effect said listing.

         (f) SHARES TO BE ISSUED. The shares of CFB Common Stock to be issued by CFB to the shareholders of Republic pursuant to this Agreement will, upon such issuance and delivery to said shareholders pursuant to the Agreement, be duly authorized, validly issued, fully paid and


                                        A-33-
nonassessable. The shares of CFB Common Stock to be delivered to the shareholders of Republic pursuant to this Agreement are and will be free of any preemptive rights of the stockholders of CFB.

         (g) BLUE SKY. CFB will file all documents required to obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

         (h) CONFIDENTIAL INFORMATION. CFB will hold in confidence all documents and information concerning Republic and the Bank furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Republic (except to the extent that such information can be shown to be previously known to CFB, in the public domain, or later acquired by CFB from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Republic.

         (i) REGISTRATION STATEMENT. CFB will furnish or cause to be furnished all of the information concerning CFB and the CFB Subsidiaries required for inclusion in, and will cooperate with Republic in the preparation of the Registration Statement, or any statement or application made by Republic to any governmental body in connection with the transactions contemplated by this Agreement. CFB agrees to advise Republic if at any time prior to the Effective Time, any information provided by or on behalf of CFB becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission.

         (j) INDEMNIFICATION. From and after the Effective Time through the sixth anniversary of the Effective Time, CFB shall indemnify and hold harmless each present and former director, officer and employee of Republic and the Bank and each officer or employee of Republic and the Bank that is serving or has served as a director or trustee of another entity expressly at Republic's or the Bank's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgment, fines, losses, claims, damages or liabilities (collectively, the "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether or not the Indemnified Party is a party thereto, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extend then permitted under applicable law and regulation. Subject to any prohibition or restriction under applicable law or regulation, CFB further agrees to advance any such costs to each Indemnified Party as they are from time to time incurred (subject to receipt of an


                                        A-34-
undertaking to repay such advances if it is ultimately judicially determined that such Indemnified Party is not entitled to indemnification).

         (k) TAX TREATMENT OF MERGER. CFB shall not engage in any act that would preclude or adversely affect the Merger from qualifying as a tax-free reorganization under Section 368(a) of the Code.

    4.3 COVENANTS OF REPUBLIC AND CFB. During the period from the date of this Agreement and continuing until the Effective Time, Republic and CFB agree as to themselves and their subsidiaries that, except as expressly contemplated or permitted by this Agreement, or to the extent that the parties shall otherwise consent in writing:

         (a) GOVERNING DOCUMENTS. No party shall amend its Certificate or Articles of Incorporation or Bylaws.

         (b) OTHER ACTIONS. Unless such action is required by law or sound banking practice, no party knowingly and intentionally shall, or shall permit any of its Subsidiaries to, take any action that (i) is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (ii) would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals (as defined in Section 6.1(c)) without imposition of a condition or restriction of the type referred to in Section 6.1(f) hereof except, in every case, as may be required by applicable law or this Agreement.

         (c) ADVICE OF CHANGES; GOVERNMENT FILINGS. Each party shall promptly advise the other orally and in writing of any change or event constituting a material breach of any of the representations, warranties or covenants of such party contained herein. CFB shall file all reports required to be filed by it with the SEC between the date of this Agreement and the Effective Time and shall deliver to Republic copies of all such reports promptly after the same are filed. CFB, Republic and each subsidiary of CFB or Republic that is a bank shall file all reports with the appropriate Regulatory Agencies and all other reports, applications and other documents required to be filed with the appropriate Regulatory Agencies between the date hereof and the Closing Date and shall make available to the other party copies of all such reports promptly after the same are filed.

         (d) TITLE TO PROPERTY. Republic agrees to deliver to CFB (at Republic's expense) within thirty (30) days of the date hereof, a title insurance commitment for all real property owned by Republic or the Bank in the State of Arizona (including property held as OREO) (the "Title Commitment") CFB shall have thirty (30) days after receipt by CFB's counsel of said Title Commitment within which to notify Republic, in writing, of CFB's objection to any exceptions (other than any exception of the type described in Section 3.1(o)) to the title shown in said Title Commitment. In the event of any such objection, then Republic shall have thirty (30) days from the date of such objection within which to attempt to eliminate such objected to exceptions to


                                        A-35-
title from the Title Commitment. In the event such objected to exceptions are not eliminated or satisfied to the reasonable satisfaction of CFB, CFB may terminate this Agreement pursuant to Section 7.1 hereof and such termination shall be the sole and exclusive remedy for the failure to eliminate or satisfy such exceptions.

         (e) ENVIRONMENTAL ASSESSMENT. Republic shall engage at its expense an independent, qualified environmental engineering firm, acceptable to CFB for the purpose of conducting a Phase I Hazardous Waste Assessment (the "Assessment") of all real properties owned or controlled by the Bank. The Assessment shall satisfy ASTM's E-1527 Standard Practice and shall include a record review of publicly available federal, state and local sources of environmental records. The Assessment shall be completed within thirty (30) days after the date hereof. CFB shall have a period of thirty (30) days from the date of receipt of such Assessment to review such Assessment and give written notice to Republic stating either that (i) such Assessment is approved by CFB or (ii) such Assessment is not approved by CFB and the reasons therefor.

    If CFB gives a notice pursuant to (ii) above which sets forth specific objections to the Assessment, then CFB may, at its option, terminate this Agreement as of the date which is sixty (60) days after the date of such notice unless during such sixty (60) day period Republic corrects or satisfies such objections, or indemnifies CFB against loss, liability or expense, to the reasonable satisfaction of CFB.

                                      ARTICLE 5

                                ADDITIONAL AGREEMENTS

    5.1 LOAN LOSS RESERVE. On or before the Determination Date, Republic shall cause the Bank to supplement its reserve for losses on loans by a transfer in the amount of $400,000.

    5.2  REGULATORY MATTERS.

         (a) CFB shall use its reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and, following the record date for the stockholder meeting of Republic, thereafter mail the Proxy Statement to the stockholders of Republic.

         (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, and authorizations of all governmental entities necessary to consummate the Merger ("Requisite Regulatory Approvals"). Republic and CFB shall have the right to review in advance, and to the extent practicable each will consult the other on, subject to applicable laws relating to the exchange of information, all the information relating to Republic or CFB, as the case may be, and any of their respective subsidiaries, which appear in


                                        A-36-
any filing made with, or written materials submitted to any governmental entity in connection with the Merger. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

         (c) Republic and CFB shall promptly furnish each other with copies of written communications received by Republic or CFB, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such items are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any governmental entity in respect of the Merger.

    5.3 LETTERS OF REPUBLIC OFFICERS. Republic shall cause to be delivered to CFB a letter of Republic's chief financial officer in substantially the form shown on EXHIBIT 5.3A dated (i) the date on which the Registration Statement shall become effective and (ii) the business day prior to the Closing Date, and addressed to CFB.

    CFB shall cause to be delivered to Republic a letter of CFB's chief financial officer in substantially the form shown on EXHIBIT 5.3B dated (i) the date on which the Registration Statement shall become effective and (ii) the business day prior to the Closing Date, and addressed to Republic.

    5.4 ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable laws relating to the exchange of information, Republic and CFB shall each (and cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of CFB, access during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records for the purpose of updating any review of such items performed prior to the date of this Agreement and, during such period, Republic and CFB shall (and shall cause each of its subsidiaries to) make available to the other: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than reports or documents which either party is not permitted to disclose under applicable law); and (b) all other information concerning its business, properties and personnel as either party may reasonably request. It is the intention of the parties that CFB shall conduct an examination of Republic and the Bank prior to the Closing Date in order to confirm compliance with the representations, warranties and covenants set forth in this Agreement. No investigation by either party shall affect the representations and warranties set forth herein or waive any right or remedy hereunder.

    5.5 AFFILIATES. Each of Republic and CFB shall use its reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Republic or CFB to deliver to the other party hereto, as soon as practicable after the date hereof, and at least 32 days prior to the Closing Date, a written agreement substantially in the form of EXHIBIT 5.5.


                                        A-37-

    5.6 EMPLOYEE BENEFIT PLANS. Each person who is an employee of the Bank as of the Effective Time ("Bank Employees") shall be participants in the employee welfare plans, and shall be eligible for participation in the pension plans of CFB, as in effect from time to time, subject to any eligibility requirements (with full credit for years of past service to any of the Bank, or to any predecessor-in-interest of the Bank to the extent such service is presently given credit under the Plans of the Bank described in Section 3.1(n) hereof, for the purpose of satisfying any eligibility and vesting periods) applicable to such plans (but not subject to any pre-existing condition exclusions) and shall enter each welfare plan immediately after the Effective Time and shall enter each pension plan not later than the first day of the calendar year which begins at least 32 days after the Effective Time. For the purpose of determining each Bank Employee's benefit for the year in which the Merger occurs under the CFB vacation program, vacation taken by a Bank Employee in the year in which the Merger occurs will be deducted from the total CFB benefit. Each Bank Employee shall be eligible for participation, as a new employee with the credit for past service described above, in the CFB Plans under the terms thereof.

    5.7 EXPENSES. Except as otherwise stated herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expense. All of the expenses (including but not limited to professional fees) incurred or to be incurred by Republic in connection with the Merger shall be accrued as expenses on the Determination Date Balance Sheet.

    5.8 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take all action and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, cooperating fully with the other party hereto, providing the other party hereto with any appropriate information and making all necessary filings in connection with the Requisite Regulatory Approvals.

                                      ARTICLE 6

                                 CONDITIONS PRECEDENT

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

         (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of two-thirds of the outstanding shares of Republic Common Stock entitled to vote thereon.


                                        A-38-

         (b) NASDAQ LISTING. The shares of CFB Common Stock issuable to Republic stockholders pursuant to this Agreement shall have been approved for listing on the NASDAQ National Market System, upon notice of issuance.

         (c) OTHER APPROVALS. Other than the filing provided for by Section 1.1, all consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity (collectively, the "Consents") which are prescribed by law as necessary for the consummation of the Merger and the other transactions contemplated hereby (other than immaterial Consents) shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

         (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any governmental entity seeking any such Injunction be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger.

         (f) NO UNDULY BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any of the transactions contemplated hereby, by any federal or state governmental entity which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon CFB, Republic, or any of their Subsidiaries which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable, in the reasonable business judgment of the Board of Directors of either CFB or Republic, the consummation of the Merger.

    6.2 CONDITIONS TO OBLIGATIONS OF CFB. The obligation of CFB to effect the Merger are also subject to the satisfaction or waiver by CFB prior to the Effective Time of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Republic set forth in this Agreement shall be true and correct in all material respects as of the date of the Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except where the failure to be true and accurate in all material respects would not have or would not be reasonably expected to have a material adverse effect on Republic, and CFB shall have received a certificate


                                        A-39-
signed on behalf of Republic by the Chief Executive Officer and Chief Financial Officer of Republic to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF REPUBLIC. Republic shall have performed in all materials respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CFB shall have received a certificate signed on behalf of Republic by the Chief Executive Officer and Chief Financial Officer of Republic to such effect.

         (c) MINIMUM REPUBLIC VALUE. The Republic Value as of the Determination Date shall not be less than Four Million Two Hundred Fifty-Three Thousand and no/100 Dollars ($4,253,000.00). The confirmation of the minimum Republic Value shall be made pursuant to the procedures set forth in
Section 1.4. Republic shall use its best efforts to assure such minimum Republic Value, including, but not limited to, obtaining shareholder capital contributions or issuing additional shares of Republic Common Stock as necessary to increase Republic Value.

         (d) POOLING LETTER. CFB shall have received a letter from Ernst & Young, in form and substance reasonably satisfactory to CFB, approving the accounting treatment of the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, as of a date no more than five business days prior to the Closing Date; in support of the Ernst & Young pooling letter, Ernst & Young and CFB shall have received a letter from Republic's accountants, in form and substance reasonably satisfying to Ernst & Young, confirming certain facts on behalf of Republic.

         (e) LEGAL OPINION. CFB shall have received the opinion of Streich Lang P.A., counsel to Republic, dated the Closing Date, in substantially the form attached as EXHIBIT 6.2(e), and such opinion shall not have been withdrawn prior to the Effective Time.

         (f) EMPLOYMENT AGREEMENTS. CFB and each of (i) Thomas Euen, (ii) Peter Homenick, (iii) Patrick Havey, (iv) Donna Rau, (v) Mike Wanegar, (vi) Vanessa Buonagurio, (vii) Beverly Rankin and (viii) Gene Chandler (collectively, the "Republic Employees") shall have executed and delivered Employee Agreements in substantially the forms attached as EXHIBIT 6.2(F).

         (g) CHANGE OF CONTROL AGREEMENTS. The Republic Employees shall have canceled and terminated their respective Change of Control Agreements, as of the Effective Time.

    6.3 CONDITIONS TO OBLIGATIONS OF REPUBLIC. The obligation of Republic to effect the Merger is also subject to the satisfaction or waiver by Republic prior to the Effective Time of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CFB set forth in this Agreement shall be true and correct in all material respects as of the date of this


                                        A-40-

Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date, except as otherwise contemplated by this Agreement, and Republic shall have received a certificate signed on behalf of CFB by the Chairman and Chief Executive Officer and by the Chief Financial Officer to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF CFB. CFB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Republic shall have received a certificate signed on behalf of CFB by the Chairman and Chief Executive Officer and by the Chief Financial Officer to such effect.

         (c) CONSENTS UNDER AGREEMENTS. CFB shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 6.1(c)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which CFB or any of its subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Republic, individually or in the aggregate, have a material adverse effect on CFB or upon the consummation of the transactions contemplated hereby.

         (d) TAX OPINION. CFB and Republic shall have received the opinion of Streich Lang P.A., counsel to Republic, dated the Closing Date, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) CFB and Republic will each be a party to that reorganization within the meaning of
Section 368(b) of the Code, (iii) shareholders of Republic who exchange their shares of Republic Common Stock for shares of CFB Common Stock will not recognize gain or loss, for purposes of federal income tax, except to the extent of the cash received in lieu of fractional shares, and (iv) Republic will not recognize gain or loss, for purposes of federal income tax, as a result of consummation of the Merger.

         (e) LEGAL OPINION. Republic shall have received the opinion of Lindquist and Vennum, P.L.L.P., counsel to CFB, dated the Closing Date, in substantially the form shown on EXHIBIT 6.3, and such opinion shall not have been withdrawn prior to the Effective Time.

                                      ARTICLE 7

                              TERMINATION AND AMENDMENT

    7.1 TERMINATION. This Agreement may be terminated in writing at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of Republic or CFB, only in the following circumstances:

         (a) by mutual consent of CFB and Republic in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

         (b) by either CFB or Republic if (i) any Requisite Regulatory Approval shall have been denied; or (ii) any governmental entity of competent jurisdiction shall have issued a final


                                        A-41-
nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

         (c) by either CFB or Republic if the Merger shall not have been consummated on or before January 30, 1998; provided, however, that all parties shall use their respective reasonable efforts to consummate the transaction as soon as practicable, it being the desire of Republic that the transaction be completed by December 31, 1997. This right of termination shall be unavailable to a part if the failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereunder to be performed or observed by such party;

         (d) by either CFB or Republic if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured before closing or within twenty (20) business days following receipt by the breaching party of written notice of such breach from the other party, whichever occurs first; or

         (e) by CFB pursuant to the terms of Section 4.3(d) or 4.3(e), as applicable.

    7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either CFB or Republic as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that the obligations under Sections 4.1(d), 4.2(h), 5.7, and 7.2 shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of the willful breach by such party of any provision of this Agreement. As used herein, with respect to Republic, a failure of any of the representations and warranties set forth in Section 3.1 shall not constitute a "willful breach" of the Agreement, unless within the actual knowledge of Thomas J. Euen as of the date hereof.

    7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Republic and CFB, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any of the Schedules; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                        A-42-

                                      ARTICLE 8

                                  GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in this Agreement shall survive the Merger or the termination of this Agreement.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when received by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a)  if to CFB, to:           Community First Bankshares, Inc.
                                  Attn:  Donald R. Mengedoth, President
                                  520 Main Avenue
                                  Fargo, ND 58124

         with copies to:          Steven J. Johnson, Esq.
                                  Lindquist & Vennum P.L.L.P.
                                  4200 IDS Center
                                  80 South 8th Street
                                  Minneapolis, MN 55402-2205
    and

    (b)  if to Republic, to:      Republic National Bancorp, Inc.
                                  Attn:     Thomas J. Euen, President
                                            Harry T. Goss, Chairman
                                  2020 North Central Avenue
                                  Phoenix, AZ 85004

         with copies to:          R. Neil Irwin, Esq.
                                  Streich Lang P.A.
                                  Renaissance One
                                  2 North Central Avenue
                                  Phoenix, AZ 85004-2391

    8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.


                                        A-43-

    8.5 ENTIRE AGREEMENT: THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Sections 3.2, 4.2(i) and 4.2(k) are intended for the benefit of Republic shareholders; and Section 5.6 is intended for the benefit of employees of the Bank. CFB shall be liable to such third-party beneficiaries for damages caused by the breach of such Sections. No party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

    8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona.

    8.7 PUBLICITY. Except as otherwise required by law or the rules of the NASDAQ or the National Association of Securities Dealers, so long as this Agreement is in effect, neither CFB nor Republic shall, nor shall either of them permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

    8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    8.9 ENFORCEMENT OF AGREEMENT. Each of the parties hereto agrees that it will not object if the other party seeks to obtain an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provision hereof in any court in the United States or any state have jurisdiction. The enforcing party shall be entitled to recover its attorneys fees incurred in the successful enforcement of the terms and provisions of this Agreement.


                                        A-44-

    IN WITNESS WHEREOF, CFB and Republic have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.

                                  COMMUNITY FIRST BANKSHARES, INC.


Attest:                           By:  /s/ Donald R. Mengedoth
                                       ---------------------------------
                                       Name:  Donald R. Mengedoth
                                       Title:  Chairman and President
 /s/ Mark A. Anderson
---------------------------------
Name:  Mark A. Anderson
Title: Executive Vice President
                                  REPUBLIC NATIONAL BANCORP, INC.


                                  By:  /s/ Thomas J. Euen
                                       ---------------------------------
Attest:                                Name: Thomas J. Euen
                                            ----------------------------
                                       Title:  President

/s/ Gene W. Chandler
---------------------------------
Name: Gene W. Chandler
Title:  Secretary


                                        A-45-

                                  TABLE OF EXHIBITS


EXHIBIT A          --        Articles of Merger

EXHIBIT B          --        Republic Disclosure Schedule

EXHIBIT C          --        CFB Disclosure Schedule

EXHIBIT 5.3        --        Letters of Chief Financial Officers

EXHIBIT 5.5        --        Affiliate Agreement

EXHIBIT 6.2(c)     --        Streich Lang Opinion

EXHIBIT 6.2(f)     --        Employment Agreements

EXHIBIT 6.3        --        Lindquist & Vennum Opinion


                                     A-46-

                                                                     APPENDIX B


                               CHAPTER 13

                            DISSENTERS' RIGHTS

                ARTICLE 1. DISSENT AND PAYMENT FOR SHARES

    10-1301 DEFINITIONS.--In this article, unless the context otherwise requires:
    1. "Beneficial shareholders" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
    2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.
    3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 10-1302 and who exercises that right when and in the manner required by article 2 of this chapter.
    4. "Fair value" with respect to a dissenter's shares means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion is inequitable.
    5. "Interest" means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under the circumstances.
    6. "Record shareholder" means the person in whose names shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
    7. "Shareholder" means the record shareholder or the beneficial shareholder.

    10-1302 RIGHT TO DISSENT.--A. A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:
     1. Consummation of a plan of merger to which the corporation is a party either:
    (a) Shareholder approval is required for the merger by Section 10-1103 or the articles of incorporation and if the shareholder is entitled to vote on the merger.
    (b) The corporation is a subsidiary that is merged with its parent under
Section 10-1104.
    2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.
    3. Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.
    4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it either:
    (a) Alters or abolishes a preferential right of the shares.
    (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

                        ARIZONA BUSINESS CORPORATION ACT

    (c) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.
    (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes other than a limitation by dilution through issuance of shares or other securities with similar voting rights.
    (e) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-604.
    5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, the bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
    B. A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
    C. This section does not apply to the holders of shares of any class or series if the shares of the class or series are redeemable securities issued by a registered investment company as defined pursuant to the investment company act of 1940 (15 United States Code Section 80a-1 through 80a-64).
    D. Unless the articles of incorporation of the corporation provide otherwise, this section does not apply to the holders of shares of a class or series if the shares of a class or series were registered on a national securities exchange, were listed on the national market systems of the national association of securities dealers automated quotation system or were held of record by at least two thousand shareholders on the date fixed to determine the shareholders entitled to vote on the proposed corporation action.

     10-1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.--A. A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder assets dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the record shareholder dissents and the record shareholder's other share were registered in the names of different shareholders.
    B. A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if both:
    1. The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.
    2. The beneficial shareholder does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

          ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS
    10-1320 NOTICE OF DISSENTERS' RIGHTS.--A. If proposed corporation action creating dissenter's rights under Section 10-1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article.
    B. If corporate action creating dissenters' rights under Section 10-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' right that the action was taken and shall send them the dissenters' notice described in Section 10-1322.

    10-1321 NOTICE OF INTENT TO DEMAND PAYMENT.--A. If proposed corporate action creating dissenters' rights under Section 10-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall both:
    1. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

                        ARIZONA BUSINESS CORPORATION ACT

    2. Not vote the shares in favor of the proposed action.
    B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for the shares under this article.

    10-1322 DISSENTERS' NOTICE.--A. If proposed corporate action creating dissenters' rights under Section 10-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 10-1321.
    B. The dissenters' notice shall be sent no later than ten days after the corporate action is taken and shall:
    1. State where the payment demand must be sent and where and when certificates for certificated shares shall be deposited.
    2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.
    3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.
    4. Set a date by which the corporation must receive the payment demand, which date shall be at least thirty but not more than sixty days after the date the notice provided by subsection A of this section is delivered.
    5. Be accompanied by a copy of this article.

    10-1323 DUTY TO DEMAND PAYMENT.--A. A shareholder sent a dissenters' notice described in Section 10-1322 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to Section 10-1322, subsection B, paragraph 3 and deposit the shareholder's certificates in accordance with the terms of the notice.
    B. A shareholder who demands payment and deposits the shareholder's certificates under subsection A of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
    C. A shareholder who does not demand payment or does not deposit the shareholder's certificates if required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this article.

    10-1324 SHARE RESTRICTIONS.--A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under Section 10-1326.
    B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporation action.

    10-1325 PAYMENT.--A. Except as provided in Section 10-1327, as soon as the proposed corporate action is taken, or if such action is taken without a shareholder vote, on receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 10-1323 the amount the corporation estimates to be the fair value of the dissenter's shares plus accrued interest.
    B. The payment shall be accompanied by all of the following:
    1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.
    2. A statement of the corporation's estimate of the fair value of the shares.
    3. An explanation of how the interest was calculated.
    4. A statement of the dissenter's right to demand payment under Section 10-1328.
    5. A copy of this article.

                        ARIZONA BUSINESS CORPORATION ACT

    10-1326 FAILURE TO TAKE ACTION.--A. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
    B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under Section 10-1322 and shall repeat the payment demand procedure.

    10-1327 AFTER-ACQUIRED SHARES.--A. A corporation may elect to withhold payment required by Section 10-1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
    B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenters' right to demand payment under Section 10-1328.

    10-1328  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER.--A. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due and either demand payment of the dissenter's estimate, less any payment under Section 10-1325, or reject the corporation's offer under Section 10-1327 and demand payment of the fair value of the dissenter's shares and interest due, if either:
    1. The dissenter believes that the amount paid under Section 10-1325 or offered under Section 10-1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.
    2. The corporation fails to make payment under Section 10-1325 within sixty days after the date set for demanding payment.
    3. The corporation, having failed to take the proposed action, does not return the deposited certificates or does not release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
    B. A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

               ARTICLE 3.  JUDICIAL APPRAISAL OF SHARES

    10-1330 COURT ACTION.--A. If a demand for payment under Section 10-1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
    B. The corporation shall commence the proceeding in the court in the county where a corporation's principal office or, if none in this state, its known place of business is located. If the corporation is a foreign corporation without a known place of business in this state, it shall commence the proceeding in the county in this state where the known place of business of the domestic corporation was located.
    C. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law or by the Arizona rules of civil procedure.

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

                         ARIZONA BUSINESS CORPORATION ACT

    D. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. There is no right to trial by jury in any proceeding brought under this section. The court may appoint a master to have the powers and authorities as are conferred on masters by law, by the Arizona rules of civil procedure or by the order of appointment. The master's report is subject to exceptions to be heard before the court, both on the law and the facts. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
    E. Each dissenter made a party to the proceeding is entitled to judgment either:
    1. For the amount, if any, by which the court finds the fair value of his shares plus interest exceeds the amount paid by the corporation.
    2. For the fair value plus accrued interest of the dissenter's after-acquired shares for which the corporation elected to withhold payment under Section 10-1327.

    10-1331 COURT COSTS AND ATTORNEY FEES.--A. The court in an appraisal proceeding commenced under Section 10-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of any master appointed by the court. The court shall assess the costs against the corporation, except that the court shall assess costs against all or some of the dissenters to the extent the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to Sections 10-1325 and 10-1327 or that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 10-1328.
    B. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable either:
    1. Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of article 2 of this chapter.
    2. Against the dissenter and in favor of the corporation if the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to Sections 10-1325 and 10-1327.
    3. Against either the corporation or a dissenter in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
    C. If the court finds that the services of an attorney for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

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

                                                                      APPENDIX C
                                  [HOVDE LETTERHEAD]



                                   August 28, 1997

Board of Directors
Republic National Bancorp, Inc.
2020 North Central Avenue
Phoenix, AZ 85004

Members of the Board:

    We have reviewed the Restated Agreement and Plan of Merger dated as of the date hereof between Community First Bankshares, Inc. ("CFB") and Republic National Bancorp, Inc. ("Republic") pursuant to which, among other things, Republic shall be merged with and into CFB and Republic will become a wholly-owned subsidiary of CFB. As is set forth [IN] the Merger Agreement, all of the issued and outstanding shares, including options, warrants or other rights with respect thereto, shall be exchanged for 368,500 shares of CFB, subject to adjustment as provided for in the Agreement.

    Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. Pursuant to a Consulting Agreement dated February 6, 1997 between Republic and Hovde, Hovde was engaged to assist Republic in exploring various strategic options, including a potential affiliation of Republic with a larger financial institution. Therefore, we are familiar with Republic, having acted as its financial advisor in connection with the proposed transaction, and having participated in the negotiations leading to the Agreement.

    During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of Republic and CFB and material prepared in connection with the proposed transaction, including the following: the Agreement; certain publicly available information concerning Republic and CFB, including consolidated financial statements for each of the three years ended December 31, 1996, respectively, as well as subsequent quarterly statements for the periods ended June 30, 1997 for Republic and CFB, respectively; the nature and terms of recent sale and merger transactions involving banks and bank holding companies that we consider relevant; historical

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

and current market data for the common stock of Republic and CFB; and financial and other information provided to us by the managements of Republic and CFB.

    In addition, we have conducted meetings with members of the senior management of Republic and CFB for the purpose of reviewing the future prospects of both companies. In this regard, we considered the net present value of future cash flows attributable to each share of Republic and compared this to the per share value of the Merger Consideration. We also took into account our assessment of general economic, market and financial conditions and our experience in other similar transactions, as well as our overall knowledge of the banking industry and our general experience in securities valuations.

    In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Republic and CFB, and in the discussions with Republic's management.

    Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger consideration to be received by the shareholders of Republic as described in the agreement is fair from a financial point of view.

                                  Sincerely,


                                  HOVDE FINANCIAL, INC.



                                         C-2